UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to 240.14a-12

PLATO LEARNING, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies:
Common Stock, par value $0.01 per share, of PLATO Learning, Inc. (�Common Stock�)
2) Aggregate number of securities to which transaction applies:
24,421,716 shares of Common Stock (including restricted Common Stock)
1,354,888 options to purchase shares of Common Stock, 283,987 stock appreciation rights relating to Common
Stock and 236,900 restricted stock units relating to Common Stock
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): As of April 1, 2010, there were (i)
24,421,716 shares of Common Stock outstanding (including restricted shares of Common Stock); (ii) options to purchase 1,354,888 shares of Common Stock that were vested or vest upon a change in control of the registrant and that have an exercise price less than $5.60 per share outstanding; (iii) 283,987 stock appreciation rights relating to
Common Stock that were vested or vest upon a change in control of the registrant and that have a grant price less than $5.60 per share; and (iv) 236,900 restricted stock units relating to Common Stock that were vested or vest upon a change in control of the registrant. The filing fee was determined by adding (w) the product of (I) the number of shares of Common Stock (including restricted shares of Common Stock) that are proposed to be cancelled in the merger and (II) the merger consideration of $5.60 in cash per share of Common Stock; plus (x)
$4,564,055 expected to be paid to holders of options to purchase Common Stock with an exercise price less than
$5.60 per share in exchange for the cancellation of such options; plus (y) $500,992 expected to be paid to holders of stock appreciation rights relating to Common Stock with a grant price less than $5.60 per share in exchange for the cancellation of such rights; plus (z) $1,326,640 expected to be paid to holders of restricted stock units relating to
Common Stock in exchange for the cancellation of such units, (the sum of (w) through (z) together, the �Total
Consideration�). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by .00007130.
4) Proposed maximum aggregate value of transaction:
$143,153,290
5) Total fee paid:
$10,206.80
☐ Fee paid previously with preliminary materials.
☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount previously paid:

2) Form, Schedule or Registration No.:

3) Filing Party:

4) Date Filed:

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN 55437

[________], 2010

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders of PLATO Learning, Inc. (�PLATO Learning,� �we,� �us� or �our�), to be held at [_______________], on [_______________], 2010, at [_________]. At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 25, 2010 (the �merger agreement�), among PLATO Learning, Project Porsche Holdings Corporation (�Parent�) and Project Porsche Merger Corp. (�Merger Sub�), pursuant to which, upon completion of the merger, each outstanding share of our common stock, par value $0.01 per share (other than shares held in our treasury, shares owned by our subsidiaries, Parent, Merger Sub or any subsidiary of Parent and shares held by stockholders who perfect appraisal rights in accordance with Delaware law), will be converted into the right to receive $5.60 in cash, without interest, and Merger Sub will merge with and into PLATO Learning and PLATO Learning will become a wholly owned subsidiary of Parent. Parent is owned by an affiliate of Thoma Bravo, LLC, a private equity firm that invests across multiple industries, with a particular focus on enterprise and infrastructure software, education, distribution, financial services and consumer goods and services.

On March 25, 2010, our board of directors, based in part upon the unanimous recommendation of the special committee of our board of directors comprised of four of our disinterested directors, unanimously (i) determined that it was advisable, in the best interests of and fair to us and our stockholders to enter into the merger agreement and (ii) approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement. Therefore, our board of directors unanimously recommends that you vote �FOR� the approval and adoption of the merger agreement.

The proxy statement attached to this letter provides you with information about the merger, the merger agreement and the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes carefully. You may also obtain more information about us from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of our common stock you own. Under Delaware law, the merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the approval and adoption of the merger agreement. If you do not vote, it will have the same effect as a vote against the approval and adoption of the merger agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card or vote by proxy over the Internet or by telephone by following the instructions on the proxy card.  If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. Voting via the Internet, telephone or proxy card in advance will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you in advance for your cooperation and continued support.

Sincerely,
David W. Smith Chair of the Special Committee and the Board of Directors

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS PROXY STATEMENT IS DATED [_________], 2010, AND IS FIRST BEING

MAILED TO STOCKHOLDERS ON OR ABOUT [_________], 2010.

PLATO Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN 55437

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [_________], 2010

TO THE STOCKHOLDERS OF PLATO LEARNING, INC.:

A special meeting of stockholders of PLATO Learning, Inc., a Delaware corporation (�PLATO Learning,� �we,� �us� or �our�), will be held at [_________], on [_________], 2010, beginning at [_________], for the following purposes:

1. Approval and Adoption of the Merger Agreement.  To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 25, 2010 (the �merger agreement�), among PLATO Learning, Project Porsche Holdings Corporation and Project Porsche Merger Corp. and the merger contemplated thereby.

2. Adjournment or Postponement of the Special Meeting.  To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes properly cast at the time of the meeting to approve and adopt the merger agreement.

3. Other Matters.  To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock as of the close of business on [_________], 2010, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of our common stock you own. Under Delaware law, the merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the approval and adoption of the merger agreement. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy card in the envelope provided or vote by proxy over the Internet or by telephone by following the instructions on the proxy card and thereby ensure that your shares will be represented at the meeting if you are unable to attend.  If you sign, date and mail your proxy card or submit your proxy over the Internet or by telephone without indicating how you wish to vote, your vote will be counted as a vote �FOR� the approval and adoption of the merger agreement and �FOR� the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the approval and adoption of the merger agreement. If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

Stockholders of PLATO Learning who do not vote in favor of the approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they exercise their appraisal rights prior to the vote on the merger agreement and comply with all procedural requirements of Delaware law, which are summarized in the accompanying proxy statement under the caption �The Merger�Appraisal Rights� beginning on page 30.

The merger agreement and the merger are described in the accompanying proxy statement and a copy of the merger agreement is included as Annex A to the proxy statement.

By Order Of The Board Of Directors,

Robert J. Rueckl Chief Financial Officer and Corporate Secretary

[_________], 2010

TABLE OF CONTENTS
Page
SUMMARY TERM SHEET	1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	9
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	14
THE SPECIAL MEETING	15
Date, Time, Place and Purpose of the Special Meeting	15
Record Date and Quorum	15
Required Vote	15
Proxies; Revocation	15
Adjournments and Postponements	16
Solicitation of Proxies	16
PARTIES TO THE MERGER	17
PLATO Learning, Inc.	17
Project Porsche Holdings Corporation	17
Project Porsche Merger Corp	17
THE MERGER	18
General	18
Background of the Merger	18
Recommendations of the Special Committee and Our Board of Directors; Reasons for the Merger	22
Opinion of Craig-Hallum Capital Group LLC	23
Interests of Our Directors and Executive Officers in the Merger	28
Appraisal Rights	30
Fees and Expenses	33
Certain Material United States Federal Income Tax Consequences of the Merger	33
Litigation	35
Accounting Treatment of The Merger	35
Approvals and Consents	35
THE MERGER AGREEMENT	36
Effective Time	36
Structure of the Merger	36
Treatment of Stock, Stock Options and Other Stock-Based Awards	36
Exchange and Payment Procedures	37
Representations and Warranties	38
Conduct of Our Business Pending the Merger	40
Acquisition Proposals by Third Parties	41
Stockholders� Meeting	43
Indemnification of Directors and Officers; Insurance	43
Financing Commitments; Cooperation of PLATO Learning	44
Sponsor Guarantees	45
Additional Agreements	45
Conditions to the Merger	46
Termination	47
Termination Fee and Expenses	48
Amendment and Waiver	49
Voting Agreement	49
MARKET PRICE OF OUR COMMON STOCK	51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	52
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS	55
SUBMISSION OF STOCKHOLDER PROPOSALS	55
WHERE YOU CAN FIND MORE INFORMATION	56
ANNEXES
Annex A Agreement and Plan of Merger, dated as of March 25, 2010, among PLATO Learning, Inc., Project Porsche Holdings Corporation, and Project Porsche Merger Corp.
Annex B Opinion of Craig-Hallum Capital Group LLC
Annex C Dissenters� Rights of Appraisal � Section 262 of the Delaware General Corporation Law

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the terms of the merger, you should carefully read this entire proxy statement and the annexes attached to this proxy statement. We have included page references to direct you to a more complete description of the topics presented in this summary term sheet. In this proxy statement, the terms �PLATO Learning,� �we,� �us� and �our� refer to PLATO Learning, Inc., a Delaware corporation. In addition, we refer to Project Porsche Holdings Corporation as �Parent� and to Project Porsche Merger Corp. as �Merger Sub.�

The Parties to the Merger Agreement (page 17)

PLATO Learning, a Delaware corporation, is a leading provider of computer and web-based instruction, curriculum planning and management, assessment, and related professional development and support services to K-12 schools. PLATO Learning�s courseware and web-based accountability and assessment software are designed to help educators meet the demands of the No Child Left Behind and Reading First federal legislation, as well as U.S. Department of Education initiatives on mathematics and science, special education, and ensuring teacher quality.

Parent is a Delaware corporation that was formed in anticipation of the merger by an investment fund affiliated with Thoma Bravo, LLC, or Thoma Bravo.  Thoma Bravo is a private equity firm that invests across multiple industries, with a particular focus on enterprise and infrastructure software, education, distribution, financial services and consumer goods and services. Upon completion of the merger, we will be a wholly owned subsidiary of Parent. Parent currently has de minimis assets and no operations.

Merger Sub is a Delaware corporation formed by Parent in anticipation of the merger.  Merger Sub is a wholly owned subsidiary of Parent.  Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into PLATO Learning and PLATO Learning will continue as the surviving corporation. Merger Sub currently has de minimis assets and no operations.

The Proposal (page 36)

You are being asked to vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 25, 2010, among PLATO Learning, Parent, and Merger Sub. Pursuant to the merger agreement, upon completion of the merger, each outstanding share of our common stock, par value $0.01 per share (other than shares held in our treasury, shares owned by our subsidiaries, Parent, Merger Sub or any subsidiary of Parent and shares held by stockholders who perfect appraisal rights in accordance with Delaware law), will be converted into the right to receive $5.60 in cash, without interest, and Merger Sub will merge with and into PLATO Learning and PLATO Learning will become a wholly owned subsidiary of Parent. In the event that there are not sufficient votes properly cast at the time of the special meeting to approve and adopt the merger agreement, stockholders may also be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies.

Special Committee and Board Recommendation (page 22)

Our board of directors formed a special committee consisting entirely of disinterested directors. The members of the special committee are David W. Smith (Chair), Steven R. Becker, Matthew A. Drapkin, and Susan E. Knight.  The special committee unanimously determined that the merger is advisable, in the best interests of and fair to our stockholders, unanimously approved the merger and the merger agreement, and unanimously recommended that our board of directors approve the merger and the merger agreement. Our board of directors unanimously determined that the merger is advisable, in the best interests of and fair to our stockholders and unanimously approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement.  ACCORDINGLY, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE �FOR� THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Opinion of Craig-Hallum Capital Group LLC (page 23)

In connection with the merger, the board of directors and special committee of our board of directors received an opinion, subsequently confirmed in writing to the special committee, from Craig-Hallum Capital Group LLC, as to the fairness, from a financial point of view and as of the date of such opinion to the holders of our common stock, of the $5.60 per share cash merger consideration to be received by holders of our common stock.  The full text of Craig-Hallum�s written opinion, dated March 25, 2010, is attached to this proxy statement as Annex B. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken. Craig-Hallum�s opinion addressed only the fairness of the merger consideration to our stockholders from a financial point of view as of the date of the opinion and did not address any other aspect of the merger, including the merits of the underlying decision by us to enter into the merger agreement. The opinion was addressed to the special committee and was provided to the board of directors for its information and use, but does not constitute a recommendation as to how any stockholder should vote or act on any matter relating to the proposed merger.

Special Meeting (page 15)

The special meeting will be held on [________], 2010 , beginning at [________], at [________].

Record Date and Quorum (page 15)

You are entitled to vote at the special meeting if you were the record owner of shares of our common stock at the close of business on [________], 2010, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were [________] shares of our common stock entitled to vote at the special meeting. The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting.

Required Vote (page 15)

Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement. A failure to vote your shares of our common stock or an abstention will have the same effect as voting against the approval and adoption of the merger agreement.  Our directors, executive officers and stockholders affiliated with Greenway Capital have entered into a voting agreement obligating them to vote their shares of our common stock, which represents approximately 18% of our outstanding common stock, for approval and adoption of the merger agreement.

Approvals and Consents Required (page 15)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. PLATO Learning and Parent filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on [________], 2010.

Interests of Our Directors and Executive Officers in the Merger (page 28)

In considering the recommendations of the board of directors and the special committee, you should be aware that certain of our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of our stockholders generally.  These interests may present them with actual or potential conflicts of interest, and these interests are described below.  The board of directors and the special committee were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the merger agreement and the merger and the recommendation that our stockholders vote in favor of approving and adopting the merger agreement.

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Our employment agreement with Vincent Riera, our chief executive officer, provides that in the event of a change of control of PLATO Learning (such as the merger), Mr. Riera�s employment agreement would automatically be extended until the second anniversary of the closing of the change of control.  Mr. Riera�s employment agreement also provides that during the term of the agreement (i) he will serve as our president and chief executive officer and a member of our board of directors, (ii) his salary, which is $390,000 per year as of the date of this proxy statement, will not be reduced, and (iii) subject to certain conditions, he will receive certain payments upon termination or change of control of PLATO Learning, including the payments described below.  Further, pursuant to the terms of Mr. Riera�s employment agreement, if his employment (i) continues for two years after the consummation of the merger, then he will be entitled to a lump sum cash bonus equal to two times his annual salary then in effect or (ii) is terminated less than two years after the consummation of the merger by us without cause or by him for good reason, then he will be entitled to (a) a lump sum severance payment equal to two times his annual salary in effect on the termination date and (b) for 18 months following the date of his termination, continuation of health and other welfare benefits to him and his spouse and dependents under our benefit plans in which they participated on the date of his termination, on substantially the same terms and conditions as in effect immediately prior to termination.

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Our employment agreement with Robert J. Rueckl, our chief financial officer, provides that in the event of a change of control of PLATO Learning (such as the merger), Mr. Rueckl�s employment agreement would automatically be extended until the second anniversary of the change of control.  Mr. Rueckl�s employment agreement also provides that during the term of the agreement (i) he will serve as our chief financial officer, (ii) his salary, which is $262,100 per year as of the date of this proxy statement, will not be reduced, and (iii) subject to certain conditions, he will receive certain payments upon termination or change of control of PLATO Learning, including the payments described below.  Further, pursuant to the terms of Mr. Rueckl�s employment agreement, if his employment (i) continues for two years after the consummation of the merger, then he will be entitled to a lump sum cash bonus equal to his annual salary then in effect or (ii) is terminated less than two years after the consummation of the merger by us without cause or by him for good reason, then he will be entitled to (a) a lump sum severance payment equal to his annual salary in effect on the termination date, and (b) for 12 months following the date of his termination, continuation of health and other welfare benefits to him and his spouse and dependents under our benefit plans in which they participated on the date of his termination, on substantially the same terms and conditions as in effect immediately prior to termination.

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Pursuant to our 2010 Leadership Incentive Plan, in connection with the consummation of the merger, Mr. Riera, as chief executive officer, would be entitled to receive a lump sum cash payment equal to $200,000, Mr. Rueckl, as chief financial officer, would be entitled to receive a lump sum cash payment equal to $100,000 and Messrs. Riera and Rueckl both would be entitled to receive a pro rated cash incentive payment based on the achievement of performance measures through the effective date of the merger relative to the targets established by our operating plan.

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Mr. Riera would receive approximately $1,666,000 in connection with accelerated vesting of, or the lapse of restrictions on, equity awards in connection with the merger based on unvested or restricted equity awards as of the date of this proxy statement with a per share exercise price or grant price less than $5.60, and total payments of approximately $2,183,000 for all outstanding equity awards.

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Mr. Rueckl would receive approximately $723,000 in connection with accelerated vesting of, or the lapse of restrictions on, equity awards in connection with the merger based on unvested or restricted equity awards as of the date of this proxy statement with a per share exercise price or grant price less than $5.60, and total payments of approximately $955,000 for all outstanding equity awards.

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Our directors other than Mr. Riera collectively would receive approximately $162,000 in connection with the lapse of restrictions on restricted equity awards outstanding as of the date of this proxy statement and restricted stock we plan to grant at our 2010 annual meeting of stockholders, and total payments of approximately $922,000 for all outstanding equity awards.

�	Pursuant to the merger agreement, all rights to indemnification, expense advancement and exculpation existing in favor of each of our and our subsidiaries� current directors, officers and employees as provided in the charter or organizational documents of PLATO Learning or our subsidiaries with respect to matters occurring at or before the effective time of the merger will continue for a period of six years after the effective time of the merger.  Further, under the merger agreement and subject to certain terms and conditions therein, we have agreed to purchase tail insurance coverage for our directors and officers for a period of six years following the consummation of the merger and to abide by our contractual obligations to provide indemnification to Messrs. Pelton, Peterkin, Rueckl, Sanders and Smith and to Ms. Knight.

Appraisal Rights (page 30)

If the merger is completed, stockholders of PLATO Learning who do not vote in favor of the approval and adoption of the merger agreement will have the right under the Delaware General Corporation Law, or DGCL, to seek appraisal of the fair value of their shares by the Delaware Court of Chancery in accordance with the DGCL. The fair value of the shares of our common stock will be determined exclusive of any element of value arising from the accomplishment or expectation of the merger, and as determined in accordance with the DGCL may be less or more than the merger consideration to be paid to holders of our common stock pursuant to the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must precisely follow specific procedures set forth in the DGCL. Failure to strictly comply with the specific procedures required by the DGCL will result in the loss of appraisal rights.

Merely voting against the approval and adoption of the merger agreement will not preserve your right to appraisal under the DGCL.  Also, because a submitted proxy not marked �against� or �abstain� will be voted �for� the proposal to approve and adopt the merger agreement, the submission of a proxy not marked �against� or �abstain� will result in the waiver of appraisal rights. If you hold shares in the name of a broker or other nominee, you must instruct your nominee to take the steps necessary to enable you to demand appraisal for your shares.

Annex C to this proxy statement contains the full text of Section 262 of the DGCL, which relates to appraisal rights.  We encourage you to read these provisions carefully and in their entirety.

Financing and Guarantees (page 44)

Parent and Merger Sub estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $145 million, which Parent and Merger Sub expect will be funded by equity and debt financings, and to the extent available, cash of PLATO Learning. Notwithstanding the debt financing arrangements that Parent has in place, Parent�s and Merger Sub�s obligations to consummate the merger are not subject to any financing conditions (although funding of the equity and debt financings is subject to the satisfaction of the conditions set forth in the commitment letters under which the financings will be provided; the conditions in the equity commitment letters are limited to satisfaction of the closing conditions set forth in the merger agreement). The following arrangements are in place for the financing of the merger, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing.  Parent and Merger Sub have received equity commitment letters from Thoma Bravo Fund IX, L.P., HarbourVest Partners 2007 Direct Fund L.P. and HarbourVest Partners VIII-Buyout Fund L.P., which we collectively refer to as the Sponsors, to provide equity financing in an aggregate amount sufficient to fully finance the merger and other transactions contemplated by the Merger Agreement.  In addition, the Sponsors have agreed to guarantee Parent�s and Merger Sub�s obligations under the Merger Agreement on a several basis, including the obligation to pay the merger consideration, subject to an aggregate maximum liability of $145 million.  Thoma Bravo Fund IX, L.P. has agreed to guarantee up to $125 million of Parent�s and Merger Sub�s obligations and HarbourVest Partners 2007 Direct Fund L.P. and HarbourVest Partners VIII-Buyout Fund L.P. have each agreed, on a several basis, to guarantee up to $10 million of such obligations.

Debt Financing.  Thoma Bravo, LLC has received (i) a debt commitment letter from Wells Fargo Capital Finance, LLC pursuant to which, and subject to the conditions of that letter, Wells Fargo Capital Finance, LLC has agreed to provide to Parent a $45 million senior secured credit facility, and (ii) a debt commitment letter from HarbourVest Partners VIII-Buyout Fund L.P. and HarbourVest Partners 2007 Direct Fund L.P., pursuant to which, and subject to the conditions of that letter, each of HarbourVest Partners VIII-Buyout Fund L.P. and HarbourVest Partners 2007 Direct Fund L.P., on a several basis, has agreed to provide the Company $10 million of a $20 million senior subordinated facility.

Treatment of Stock Options and Other Stock-Based Awards (page 36)

If the merger is consummated, each outstanding stock option or stock appreciation right, or SAR, that is vested at the effective time of the merger, including options or SARs that vest upon the occurrence of certain other specific events after a change of control of PLATO Learning, will be cancelled in exchange for an amount of cash, without interest and less applicable withholding taxes, equal to the number of vested shares subject to the option or SAR multiplied by the difference between (i) $5.60 and (ii) the exercise or grant price of the option or SAR, as applicable.  All other stock options and SARs will be cancelled at the effective time of the merger.

If the merger is consummated, the restrictions on each outstanding share of restricted stock will lapse immediately prior to the effective time of the merger and will be converted into the right to receive $5.60, without interest and less applicable withholding taxes.

Each other outstanding award based on the value of our common stock, including performance shares and restricted stock units, that is vested at the effective time of the merger, including awards that vest upon the occurrence of certain specified events after a change of control, will be cancelled in exchange for an amount of cash, without interest and less applicable withholding taxes, equal to either (i) the number of vested shares subject to the award multiplied by $5.60 or (ii) any other amount provided for in the award, in each case less applicable withholding taxes.

 All other outstanding equity awards that are unvested at the effective time and that do not provide for vesting upon the occurrence of certain specified events after a change of control of PLATO Learning will be cancelled at the effective time of the merger.

Treatment of Employee Stock Purchase Plan (page 37)

As a result of entry into the merger agreement, no individual participating in our employee stock purchase plan may (i) increase the amount of the individual�s rate of payroll contributions under the plan from the rate in effect when the purchase period under the plan that began on January 1, 2010 commenced or (ii) make separate non-payroll contributions to the plan on or following March 25, 2010.  In addition, no individual who was not participating in the plan as of March 25, 2010 may commence participation in the plan and the final purchase period under the plan ended on March 31, 2010.  Pursuant to the merger agreement, all shares of our common stock purchased in the final purchase period under the plan will be cancelled at the effective time of the merger and converted into the right to receive $5.60 per share, without interest.

Anticipated Closing of the Merger (page 46)

We expect the merger to be completed in our fiscal quarter ending July 31, 2010.  However, the timing of the completion of the merger depends upon the approval and adoption of the merger agreement by our stockholders, among other conditions.

Acquisition Proposals by Third Parties (page 41)

Subject to certain legal and fiduciary exceptions, the merger agreement provides that neither we nor any of our subsidiaries, officers, directors, financial advisors, representatives or agents will, directly or indirectly:

�
solicit, seek or initiate any inquiries, proposals or offers other than from Parent or an affiliate of Parent that constitute, or would be reasonably likely to lead to, a proposal or offer for a merger, consolidation, or business combination to acquire 10% or more of our assets or capital stock;

�
engage in discussions or negotiations with any third party concerning any transaction to acquire 10% or more of our assets or capital stock, or provide any non-public information, or afford access to the properties, books, records, or personnel of PLATO Learning to any third party that PLATO Learning has reason to believe will make an acquisition proposal;

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grant any waiver, amendment or release under any standstill agreement, any confidentiality agreement with a party having stated an interest in making an acquisition proposal or any applicable state takeover laws;

�
approve, endorse, recommend, or execute or enter into any agreement or letter of intent relating to an acquisition proposal or any proposal or offer that could reasonably be expected to lead to an acquisition proposal, or that contradicts the merger agreement; or

�	resolve or agree to do any of the foregoing.

Conditions to Closing (page 46)

The completion of the merger depends on a number of conditions being met, including:

�	adoption of the merger agreement by our stockholders;

�	expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Act;

�	absence of any statute, rule, order, decree or regulation or any action taken by any governmental entity that restrains or prohibits the consummation of the merger or makes the merger illegal;

�
receipt of all authorizations, consents and approvals of governmental entities required to be obtained prior to consummation of the merger, except for authorizations, consents and approvals that would not have a material adverse effect on any party if not obtained;

�
accuracy of the representations and warranties of each party as of the date of the merger agreement and immediately before the effective time of the merger, except to the extent that any inaccuracy in any representation or warranty does not, individually or in the aggregate, have a material adverse effect on the party making the representation;

�	performance by each party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger;

�	the absence of any condition, circumstance, event, change, occurrence, state of facts or effect that has a material adverse effect on us;

�
delivery of a tax matters certificate executed by us to the effect that we are not a United States real property holding company within the meaning of section 897(c)(2) of the Internal Revenue Code of 1986, as amended; and

�	our filing of all forms and documents required to be filed by us since January 1, 2007, under the Securities Exchange Act of 1934, as amended.

Either PLATO Learning or Parent may elect to waive a condition to its obligation to close the merger that has not been satisfied and complete the merger regardless of the failure of that condition.  We cannot be certain whether or when any of these conditions will be satisfied or waived, or that we will complete the merger.

Termination of the Merger Agreement (page 47)

We and Parent can agree by mutual written consent at any time prior to the effective time of the merger to terminate the merger agreement and abandon the merger, whether before or after approval and adoption by our stockholders. Also, we or Parent can decide without the consent of the other not to complete the merger in a number of other situations, including if:

�	the merger is not consummated on or before the earlier of (a) June 23, 2010, if the Securities and Exchange Commission, or SEC, does not review this proxy statement, or August 23, 2010, if the SEC reviews this proxy statement, and (b) ten days after the date on which the special meeting of stockholders is initially scheduled to be held;

�
any governmental entity has issued a statute, rule, order, decree, or regulation or taken any other action permanently restraining or prohibiting consummation of the merger or making the merger illegal and the statute, rule, order, decree, regulation or other action has become final and non-appealable;

�	our stockholders fail to adopt the merger agreement; or

�	a condition to the terminating party�s obligation to consummate the merger becomes impossible to fulfill and the condition has not been waived.

In addition, Parent can terminate the merger agreement without our consent if:

�
our board of directors or any committee of our board (i) withholds, withdraws, does not continue to make, qualifies or modifies�or publicly proposes or resolves to do any of the foregoing�in a manner adverse to Parent, the recommendation of our board of directors and the special committee of our board in favor of the merger and the merger agreement; (ii) adopts, approves or recommends�or proposes to adopt, approve or recommend�a transaction with another party that would result in an acquisition of us by the third party; (iii) fails to recommend against (within ten business days after the commencement of the proposed transaction) any transaction that would result in an acquisition of us by the third party and that is subject to a proxy solicitation; (iv) fails to publicly reaffirm its recommendation in favor of the merger and the merger agreement within five business days after being requested to do so by Parent; or (v) designates any proposed acquisition of us by a third party as more favorable to our stockholders from a financial perspective than the merger;

�	if any member of our board of directors publicly indicates his or her opposition to the merger; or

�
we materially breach our non-solicitation covenants with respect to alternative acquisition proposals or covenants related to the stockholders� meeting to consider approval and adoption of the merger and the merger agreement.

We can terminate the merger agreement without Parent�s consent if we designate any proposed acquisition of PLATO Learning by a third party as more favorable to our stockholders from a financial perspective than the merger.

Termination Fee and Expenses (page 48)

If the merger agreement is terminated under certain specified circumstances, including if we enter into an agreement for an acquisition transaction with a third party or our board recommends against the merger or the merger agreement or for an acquisition transaction with a third party, we may be required to pay to Parent a termination fee in the amount of $5.8 million (less any amount previously paid to Parent in reimbursement of Parent�s transaction expenses). In addition, we may be required to pay to Parent a termination fee in the amount of $5.8 million if a third party makes a proposal for an acquisition transaction with us prior to the stockholders� meeting to approve and adopt the merger agreement, the merger agreement is terminated for certain specific reasons, and within one year after termination of the merger agreement we consummate a third party acquisition or enter into an agreement with respect to an acquisition by a third party that is subsequently consummated.  If the merger agreement is terminated under certain other specified circumstances, including if:

�
the merger is not consummated on or before the earlier of (a) June 23, 2010, if the SEC does not review this proxy statement, or August 23, 2010, if the SEC reviews this proxy statement, and (b) ten days after the date on which the special meeting of stockholders is initially scheduled to be held;

�	our stockholders fail to approve and adopt the merger agreement; or

�	a member of our board of directors publicly indicates his or her opposition to the merger,

then we may be required to reimburse Parent for its out-of-pocket expenses incurred in connection with the transactions contemplated by the merger agreement, up to a maximum of $1.5 million.  The amount of Parent�s expenses paid by us will be credited against any termination fee that becomes payable in the future.

Certain Material United States Federal Income Tax Consequences of the Merger (page 33)

For U.S. federal income tax purposes, the disposition of our common stock pursuant to the merger generally will be treated as a sale of the shares of our common stock for cash by each of our stockholders. As a result, in general, each stockholder will recognize gain or loss equal to the difference, if any, between the amount of cash received in the merger and such stockholder�s adjusted tax basis in the shares surrendered. Such gain or loss will be capital gain or loss if the shares of common stock surrendered are held as capital assets in the hands of the stockholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the effective time of the merger. We recommend that our stockholders consult their own tax advisors as to the particular tax consequences to them of the merger.

Accounting Treatment of the Merger (page 35)

The merger will be accounted for as a �purchase� under generally accepted accounting principles. The purchase price will be assigned to the fair value of the net tangible and intangible assets acquired, with any amounts in excess thereof being assigned to �goodwill.� Goodwill will be capitalized unless and until it is deemed to be impaired, in which case the impairment will be measured and any such amount will be charged against current earnings.

Litigation (page 35)

On March 30, 2010, a putative class action was filed by a stockholder against PLATO Learning, each of our directors and Thoma Bravo in the Fourth Judicial District of Minnesota, Hennepin County.  In her complaint, the stockholder alleges that PLATO Learning and our directors breached their fiduciary duties to our public stockholders by, among other things, failing to maximize stockholder value in the transaction, and that Thoma Bravo aided and abetted the breaches of fiduciary duty.  Among other things, the complaint seeks an order certifying a plaintiff class consisting of all of our public stockholders, an order enjoining the merger with Thoma Bravo, damages in an unspecified amount, and an award of attorneys� fees and costs of litigation.  We do not believe that the claims alleged in the complaint have any merit, and intend to vigorously defend the action.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting of our stockholders, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the proposed transaction?

A:
The proposed transaction is the merger of Merger Sub, a wholly owned subsidiary of Parent, with and into PLATO Learning pursuant to the merger agreement.  PLATO Learning would be the surviving corporation in the merger and would become a wholly owned subsidiary of Parent. Parent is controlled by Thoma Bravo.  As a result of the proposed merger, PLATO Learning would cease to be a publicly held company.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on proposals to do the following:

�	to approve and adopt the merger agreement and the merger contemplated thereby;

�
to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement; and

�	to transact such other business that may properly come before the special meeting or any adjournment or postponement thereof.

Q:	What will I receive in the merger?

A:
Upon completion of the merger, you will receive $5.60 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $560.00 in cash in exchange for your shares of our common stock, without interest and less any required withholding taxes. You will not own shares in the surviving corporation.

Q:	What will happen to my stock options, SARs and other equity awards as a result of the merger?

A:
All options to acquire our common stock and SARs (whether or not vested) will be cancelled at the effective time of the merger.  Holders of vested options and SARs, including options and SARs that vest in connection with the consummation of the merger, will be entitled to receive a cash payment equal to the amount (if any) in excess of the $5.60 per share cash merger consideration over the per share exercise price of the option or per share grant price of the SAR, multiplied by the number of shares subject to the option or SAR, without interest and less any applicable withholding taxes.  All options to purchase shares of our common stock or SARs for which the per share exercise price or per share grant price equals or exceeds $5.60 will be cancelled as of the effective time without the payment of any consideration.  All options to purchase shares of our common stock or SARs that are unvested at the effective time and that do not vest in connection with the merger will be cancelled without the payment of any consideration.  Each other outstanding award to our employees, directors or other equity plan participants, including performance shares and restricted stock units, that is vested at the effective time of the merger, including awards that vest upon the occurrence of certain specified events after a change of control, will be cancelled in exchange for an amount of cash, without interest and less applicable withholding taxes, equal to either (i) the number of shares subject to the award multiplied by $5.60 or (ii) any other amount provided for in the award, in each case less applicable withholding taxes.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at [______________], on [______________], 2010, at [______________].

Q:	May I attend the special meeting?

A:
All stockholders of record as of the close of business on [______________], 2010, the record date for the special meeting, may attend the special meeting. In order to be admitted to the special meeting, a form of personal identification will be required, as will proof of ownership of our common stock.

If your shares are held in the name of a bank, broker or other holder of record, and you plan to attend the special meeting, you must present proof of your ownership of our common stock, such as a bank or brokerage account statement, to be admitted to the meeting.

Please note that if you hold your shares in the name of a bank, broker or other holder of record and plan to vote at the meeting, you must also present at the meeting a proxy issued to you by the holder of record of your shares.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Q:	Who can vote at the special meeting?

A:
You can vote at the special meeting if you owned shares of our common stock at the close of business on [______________], 2010, the record date for the special meeting. As of the close of business on that day, [______________] shares of our common stock were outstanding. See �The Special Meeting� beginning on page 15.

Q:	How are votes counted?

A:
Votes will be counted by the inspector of election appointed for the special meeting, who will separately count �For� and �Against� votes, abstentions and broker non-votes. A �broker non-vote� occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the proposal from the beneficial owner. Because the approval and adoption of the merger agreement under Delaware law requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, the failure to vote, broker non-votes and abstentions will have the same effect as voting �Against� the approval and adoption of the merger agreement.With respect to the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, because the approval of such proposal requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting, abstentions will have the same effect as voting �Against� that proposal.  However, a failure to vote or a broker non-vote will have no effect with respect to the adjournment proposal. We strongly urge all beneficial owners to direct their brokers or nominees to vote their shares by following the instructions provided in the voting instructions that they receive from their broker or other nominee.

Q:	How many votes are required to approve and adopt the merger agreement?

A:
Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is required to approve and adopt the merger agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote against the approval and adoption of the merger agreement. Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes properly cast at the time of the meeting to approve and adopt the merger agreement requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting.

Q:	How many votes do we already know will be voted in favor of the merger agreement?

A:
Our directors, executive officers and stockholders affiliated with Greenway Capital, who collectively beneficially own approximately 18% of our common stock, have each entered into a voting agreement to vote their shares for approval and adoption of the merger agreement.

Q:	How does our board of directors recommend that I vote on the proposals?

A:
Our board of directors unanimously recommends that our stockholders vote �FOR� the approval and adoption of the merger agreement. You should read �The Merger � Recommendations of the Special Committee and Our Board of Directors; Reasons for the Merger� beginning on page 22 for a discussion of the factors that the special committee and our board of directors considered in deciding to recommend approval and adoption of the merger agreement to our stockholders. Our board of directors unanimously recommends that our stockholders vote �FOR� the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	Can I change my vote?

A:
Yes. You can change your vote before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying our Corporate Secretary in writing, by submitting by mail a new proxy dated after the date of the proxy being revoked or by submitting a later dated proxy by Internet or telephone before 11:59 p.m. Eastern Daylight Time on [________], 2010. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in �street name� and you have instructed your broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker to change your vote.

Q:	If my shares are held in �street name� by my broker, will my broker vote my shares for me?

A:
Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.  Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast and will have the same effect as voting against approval and adoption of the merger agreement.

Q:	When is the merger expected to be completed?

A:
We expect the merger to be completed in our fiscal quarter ending July 31, 2010. However, the timing of the completion of the merger is dependent on the approval and adoption of the merger agreement by our stockholders, among other conditions.

Q:	What function did the special committee serve with respect to the merger and who are its members?

A:
The principal function of the special committee with respect to the merger was to consider, evaluate, assess, negotiate and reject or approve and recommend to the full board of directors any potential transaction or strategic alternative, including the merger proposal submitted by Thoma Bravo. The special committee is composed of four disinterested directors, David W. Smith (Chair), Steven R. Becker, Matthew A. Drapkin, and Susan E. Knight.

Q:	What do I need to do now?

A:
We urge you to read this proxy statement carefully in its entirety, including its annexes, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it in the envelope provided or you may vote by proxy over the Internet or by telephone by following the instructions on the proxy card. If you hold your shares in �street name,� you can ensure that your shares are voted at the special meeting by instructing your broker on how to vote, as discussed above.  Unless you give other instructions on your proxy, the persons named as proxy holders on the proxy card will vote for the approval and adoption of the merger agreement and for adjournment or postponement, if necessary, to solicit additional proxies in favor of the merger in accordance with the recommendation of our board of directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

Q:	Who will bear the cost of this solicitation?

A:
The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. Additional solicitation may be made by telephone, facsimile or other contact by certain of our directors, officers, employees or agents, none of whom will receive additional compensation for their solicitation efforts. Thoma Bravo, directly or through one or more affiliates or representatives, may, at its own cost, also make additional solicitation by mail, telephone, facsimile or other contact in connection with the merger.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:
If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in �street name,� more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:
No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent or what to do if you hold shares in book-entry form in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates or shares held in book-entry form for the merger consideration to which you are entitled as a result of the merger. If your shares are held in �street name� by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your �street name� shares in exchange for the merger consideration. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	When can I expect to receive the merger consideration for my shares?

A:
Once the merger is completed, you will be sent a letter of transmittal with instructions informing you how to send in your stock certificates or what to do if you hold shares in book-entry form, in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, PLATO Learning stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration payable with respect to your shares.  If your shares are held in �street name� by your broker, bank or other nominee, your broker or other nominee will handle the exchange for the merger consideration.

Q:	I do not know where my stock certificate is � how will I get my cash?

A:
The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. You will also be required to provide a bond to us in order to cover any potential loss.

Q:	What happens if I sell my shares before the special meeting?

A:
The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $5.60 per share in cash, without interest, to be received by our stockholders in the merger. In order to receive $5.60 per share, without interest, you must hold your shares through completion of the merger.

Q:	Am I entitled to assert appraisal rights instead of receiving the merger consideration for my shares?

A:
Yes. As a holder of our common stock, you are entitled to assert appraisal rights under Delaware law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption �The Merger�Appraisal Rights� beginning on page 30.

Q:	Who can help answer my other questions?

A:
If you have more questions about the merger, you should contact PLATO Learning�s Investor Relations Department by (i) writing to PLATO Learning, Inc., 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437, Attention: Investor Relations, (ii) calling 1-800-869-2000 extension 1462, or (iii) visiting our website at plato.com. If your broker holds your shares, you may call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent our expectations or beliefs concerning future events, including the timing of the merger and other information relating to the merger. Without limiting the foregoing, the words �believes,� �anticipates,� �plans,� �expects,� �intends,� �forecasts,� �should,� �estimates� and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

�	the satisfaction of the conditions to consummation of the merger, including the approval and adoption of the merger agreement by our stockholders and the receipt of certain governmental approvals;

�
the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee of up to $5.8 million to Parent or to reimburse Parent�s transaction expenses in an amount of up to $1.5 million if the merger agreement is terminated under certain circumstances;

�	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

�	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

�	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

�	the outcome of the legal proceedings instituted against us and others in connection with the merger;

�	risks related to diverting management�s attention from our ongoing business operations; and

�
other risks detailed in our filings with the SEC, including �Item 1A. Risk Factors� in our Annual Report on Form 10-K for the year ended October 31, 2009. See �Where You Can Find More Information� on page 56.

We believe that the assumptions on which the forward-looking statements in this proxy statement are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on such statements.  We undertake no obligation, and expressly disclaim any obligation to, update forward-looking statements in this proxy statement to reflect events or circumstances after the date of this proxy statement or to update reasons why actual results could differ from those anticipated in forward-looking statements in this proxy statement.  All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to update these forward-looking statements to reflect future events or circumstances.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of our stockholders to be held on [___________], 2010, beginning at [___________], at [___________], or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the approval and adoption of the merger agreement, to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and to transact such other business that may properly come before the special meeting or any adjournment or postponement thereof. Our stockholders must approve and adopt the merger agreement for the merger to occur. If our stockholders do not approve and adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [___________], 2010.

Record Date and Quorum

The holders of record of our common stock as of the close of business on [___________], 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [___________] shares of our common stock outstanding.  Each share of our common stock is entitled to one vote on each matter to be voted on at the special meeting.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining whether a quorum is present at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum must be established.

Required Vote

Under Delaware law, the merger cannot be completed unless the holders of a majority of the outstanding shares of our common stock entitled to vote at the close of business on the record date for the special meeting vote for the approval and adoption of the merger agreement. Each outstanding share of our common stock is entitled to one vote.

Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting.

Our directors, executive officers and stockholders affiliated with Greenway Capital, who collectively beneficially own approximately 18% of our outstanding common stock, have each entered into a voting agreement obligating them to vote all of their shares of our common stock �FOR� the approval and adoption of the merger agreement and �FOR� any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or you may vote by proxy over the Internet or by telephone by following the instructions on the proxy card.  If no instructions are indicated on your proxy card or when you vote over the Internet or by telephone, your shares of our common stock will be voted �FOR� the approval and adoption of the merger agreement and �FOR� any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting to solicit additional proxies.

If your shares are held in �street name� by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the NYSE applicable to NYSE-member brokers, brokers who hold shares in �street name� for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the approval and adoption of the merger agreement. Therefore, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the approval and adoption of the merger agreement (i.e., �broker non-votes�). Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote �Against� the approval and adoption of the merger agreement.  Abstentions also will have the same effect as a vote �Against� any adjournment or postponement of the special meeting, but broker non-votes will have no effect with respect to the adjournment or postponement proposal.

You may revoke your proxy before the vote is taken at the special meeting. To revoke your proxy, you must (i) advise our Corporate Secretary of the revocation in writing, which must be received by our Corporate Secretary before the time of the special meeting; (ii) submit by mail a new proxy card dated after the date of the proxy you wish to revoke, which we must receive before the time of the special meeting; (iii) submit a later dated proxy by Internet or telephone before 11:59 p.m. Eastern Daylight Time on [_________], 2010; or (iv) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in �street name� and you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote.

We do not expect that any matter other than the approval and adoption of the merger agreement (and approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. The persons appointed as proxies will have discretionary authority to vote upon other business unknown by us a reasonable time prior to the solicitation of proxies, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Adjournments and Postponements

Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days or, if there are multiple adjournments, 120 total days from the date fixed for the original meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote at the meeting may adjourn the special meeting. If no instructions are indicated on your proxy card or your proxy submitted by Internet or telephone, your shares of our common stock will be voted �FOR� any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services.  Thoma Bravo, directly or through one or more affiliates or representatives, may, at its own cost, also make additional solicitation by mail, telephone, facsimile or other contact in connection with the merger.

We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

PARTIES TO THE MERGER

PLATO Learning, Inc.

PLATO Learning, Inc., a Delaware corporation, is a leading provider of computer and web-based instruction, curriculum planning and management, assessment, and related professional development and support services to K-12 schools. Our courseware and web-based accountability and assessment software are designed to help educators meet the demands of the No Child Left Behind and Reading First federal legislation, as well as U.S. Department of Education initiatives on mathematics and science, special education, and ensuring teacher quality. We also offer online and onsite staff professional development, alignment, and correlation services.

Our principal executive offices are located at 10801 Nesbitt Avenue South, Bloomington, Minnesota, 55437, and our telephone number is (952) 832-1000.

Project Porsche Holdings Corporation

Project Porsche Holdings Corporation, which we refer to as Parent, is a Delaware corporation that was formed in anticipation of the merger by an investment fund affiliated with Thoma Bravo.  Thoma Bravo is a private equity firm that invests across multiple industries, with a particular focus on enterprise and infrastructure software, education, distribution, financial services and consumer goods and services. Upon completion of the merger, we will be a wholly owned subsidiary of Parent. Parent currently has de minimis assets and no operations.

Parent's principal executive offices are located at 600 Montgomery Street, 32nd floor, San Francisco, CA 94111, and its telephone number is (415) 263-3660.

Project Porsche Merger Corp.

Project Porsche Merger Corp., which we refer to as Merger Sub, is a Delaware corporation formed by Parent in anticipation of the merger.  Merger Sub is a wholly owned subsidiary of Parent.  Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into PLATO Learning and PLATO Learning will continue as the surviving corporation. Merger Sub currently has de minimis assets and no operations.

Merger Sub's principal executive offices are located at 600 Montgomery Street, 32nd floor, San Francisco, CA 94111, and its telephone number is (415) 263-3660.

THE MERGER

General

If the merger is completed, all of the equity interests in PLATO Learning will be owned by Parent, which immediately following the effective time of the merger will be owned directly or indirectly by Thoma Bravo.

Background of the Merger

In light of uncertainties surrounding our transition in business models from a perpetual license model to a software-as-a-service model and our failure to obtain significant benefits from being an SEC reporting company, in late spring 2007, our board of directors retained a financial advisor to assist us in pursuing strategic alternatives.  During the summer and fall of 2007, the financial advisor contacted approximately 60 financial buyers and 20 strategic buyers that the financial advisor and a special committee of our board of directors determined might have an interest in pursuing an acquisition of PLATO Learning.  Of those contacts, approximately 25 financial buyers and 10 strategic buyers signed a non-disclosure agreement and received an information memorandum regarding PLATO Learning.  By late summer 2007, only seven financial buyers and zero strategic buyers had indicated an interest in making a bid to acquire us.  During the course of fall 2007, all but one participant in the strategic alternative process withdrew from the process.  In November 2007, that one remaining financial buyer, which we will refer to as Party A, sent a letter of intent proposing to acquire us at a price of $4.62 per share.  In December 2007, Party A revised its price upwards to $4.70 per share and we signed an exclusivity agreement with Party A.  After spending significant time and effort providing additional information regarding PLATO Learning and negotiating a definitive agreement and various ancillary documents relating to the proposed transaction, Party A withdrew from the process in February 2008.  At that time, we abandoned our pursuit of strategic alternatives because we had conducted an exhaustive search for potential acquirers and it did not appear that continuing the process would produce an acquirer.  PLATO Learning decided to remain a stand-alone public company.

Between February 2008 and July 2009, from time to time certain of the financial buyers who participated in the strategic alternatives process in 2007 contacted our management to inform us that they were continuing to monitor PLATO Learning.  Our management did not receive similar contact from any of the strategic buyers that participated in the 2007 process.

In mid-July 2009, representatives of Thoma Bravo contacted Vin Riera, Rob Rueckl and David Smith, our chief executive officer, chief financial officer, and chairman of the board of directors, respectively, regarding Thoma Bravo�s interest in acquiring PLATO Learning.  Thoma Bravo was informed that PLATO Learning intended to continue operating as a public company, but that it could submit a written indication of interest.  On July 30, 2009 Thoma Bravo submitted a non-binding indication of interest in which it proposed a purchase price of $5.00 per share, which represented a premium of approximately 23.5% to our most recent closing share price of $4.05, and stated that the definitive agreement would not contain a financing contingency.  Our board of directors considered the Thoma Bravo proposal at its next board meeting, on August 12, 2009, and concluded that they had confidence in our management�s ability to increase stockholder value other than through a sale and declined to pursue Thoma Bravo�s offer, which they considered to be inadequate.

On September 17, 2009, the board of directors formed a special committee consisting of Mr. Smith, Steven Becker, Matthew Drapkin and Susan Knight, each of whom is a disinterested director, to consider strategic alternatives available to us, including the possibility of conducting acquisitions, and to provide recommendations regarding those strategic alternatives to the board of directors.

In mid-November 2009, Thoma Bravo again contacted Mr. Smith regarding Thoma Bravo�s continued interest in acquiring PLATO Learning.  On November 17, 2009, Thoma Bravo sent a letter to us offering to acquire PLATO Learning at an increased price of $5.35 per share, which represented a premium of approximately 25.9% to our most recent closing share price of $4.25.  On November 19, 2009, members of our management met with Mr. Smith to consider Thoma Bravo�s letter.  At that meeting, they agreed that the matter should be referred to the special committee.  At a special committee meeting on December 1, 2009, the special committee agreed to reconvene to consider alternatives after the market had responded to our earnings release for the fourth quarter of 2009, which was scheduled to occur prior to the opening of the U.S. equity markets on December 3, 2009.  On December 3,

2009, our stock price declined from the prior day�s closing price of $4.25 to $4.06 per share.  On December 4, 2009, the special committee reconvened and considered materials relating to our strategic alternatives provided to our management by a financial advisor, Thomas Weisel Partners, LLC, which we refer to as TWP.  During the meeting, the special committee determined that Mr. Smith should contact Thoma Bravo and ask Thoma Bravo to increase their offer to a price that would be sufficiently compelling to warrant additional consideration by the special committee and our board of directors.  After the meeting, Mr. Smith contacted Thoma Bravo regarding its offered price.

On December 9, 2009, Thoma Bravo sent another letter to Mr. Smith confirming its interest in acquiring PLATO Learning, at an increased price of $5.50 per share, which represented a premium of approximately 35.8% to our most recent closing share price of $4.01.  At a special committee meeting on December 16, 2009 and a board of directors meeting on December 17, 2009, representatives of TWP gave presentations regarding our strategic options and reviewed certain financial metrics.  Faegre & Benson LLP, our legal advisor, advised the directors on their fiduciary duties with regards to a potential sale transaction.  The board of directors, at the recommendation of the special committee, determined that the price of $5.50 per share provided an attractive premium for our shareholders to the most recent closing price of $4.00 and that PLATO Learning should conduct a market check of that price to determine whether other parties would be willing to pay a higher price.  The special committee and the board of directors considered possible acquirers of PLATO Learning, and determined that, based on our prior experience and a review with TWP of potential acquirers, the most likely acquirers would be financial buyers as the strategic buyers in our industry did not express interest in acquiring PLATO Learning either during the 2007 strategic alternatives process or after the conclusion of that process and did not have characteristics that would make stock consideration appealing to PLATO Learning�s stockholders.  In addition, the special committee and the board of directors believed that allowing competitors to review our confidential and competitively sensitive information would damage us and our prospects.  The special committee and the board of directors also desired to limit the overall numbers of participants in the process and the amount of time consumed by the process to reduce the disruption Plato Learning�s business would suffer, especially given its experience as a result of the extensive scope of the 2007 strategic alternative process.  Based on these considerations, the special committee and the board of directors identified five financial buyers, including Thoma Bravo, as likely acquirers of PLATO Learning.  After considering the experience and reputation of TWP and other investment banks that could provide similar services, the board of directors agreed to retain TWP as our exclusive financial advisor at its December 17, 2009 meeting and approved the engagement of Craig-Hallum Capital Group, LLC, which we refer to as Craig-Hallum, to deliver a fairness opinion in connection with any proposed transaction.  We subsequently signed an engagement letter with TWP on December 31, 2009 and with Craig-Hallum on February 4, 2010.

Beginning on December 18, 2009, TWP contacted likely acquirers, including Party A and two other entities that had participated in the strategic alternatives process in 2007, in the first phase of the sales process to solicit interest in a possible acquisition of us.  TWP also contacted Thoma Bravo regarding the sale process.  All of the parties contacted by TWP expressed interest in PLATO Learning and, after signing non-disclosure agreements, were provided due diligence information.

On December 22, 2009 and again on December 28, 2009, one of the potential acquirers, Party B, indicated that it could acquire PLATO Learning for a maximum price of $5.50 per share but would not be willing to increase its offer above that price.  Because of the unwillingness of Party B to consider increasing its price above $5.50 per share after higher price indications had been received from other bidders, the special committee subsequently decided to exclude Party B from the sale process.

On January 8, 2010, the special committee received an update on the strategic alternatives process from management, which indicated that TWP was still considering whether additional parties should be solicited.  Our closing stock price on the day before this meeting was $4.24.

On January 11, 2010, Party A provided an oral indication that a range of $5.00-5.75 per share would be an appropriate price to pay for PLATO Learning, and expressed confidence that it would submit a price around $5.75 per share.  In a conversation with TWP on January 12, 2010, another bidder, Party C, expressed confidence that it would arrive at a price of $6.00 per share, with the possibility of submitting a bid at a higher price.  On January 13, 2010, yet another bidder, Party D, indicated orally that it would probably arrive at a price that was more than $6.00 per share.  On January 14, 2010, Party D submitted a written indication of interest at a price of $6.50-7.00 per share.

This indication of interest did not contain any information regarding conditions to closing, including whether there would be a financing contingency.

Beginning on January 11, 2010 and continuing through the end of February, our management and TWP had meetings with the various bidders regarding due diligence and to discuss financial information relating to PLATO Learning.

On January 25 and 26, 2010, TWP circulated instructions for completing final bids and a draft merger agreement to Thoma Bravo and Parties A, C and D, inviting each of them to submit final proposals by February 8, 2010.  Our closing stock price on January 25, 2010 was $4.03.

On January 28, 2010, Party E, a financial acquirer with a portfolio company that is a competitor to us, submitted a written indication of interest to acquire PLATO Learning at a price of $6.50 per share.  The written indication also stated that there would be no financing contingency in the definitive agreement.  TWP contacted Party E to explain the expedited timeline of the ongoing process, and sent it a non-disclosure agreement

On February 8, 2010, we received bids from Party C at a price of $5.00 per share and no indication as to whether there would be a financing contingency, Thoma Bravo at a price of $5.50 per share with no financing contingency, and Party D at a price of $6.00 per share with no financing contingency.  Thoma Bravo indicated that it was only interested in moving forward with the negotiation of a definitive agreement if granted exclusivity.  Thoma Bravo also was the only interested party to provide specified comments to the entire draft merger agreement prepared by Faegre & Benson and provided by TWP in connection with submitting its bid.  On February 9, 2010, we received a bid from Party A at a price of $5.45 per share with no financing contingency.  Our closing stock price on February 8, 2010 was $4.14.

On February 9, 2010, the special committee held a meeting to review the most recent proposals submitted by the four prospective purchasers.  TWP presented information regarding the financial aspects of the bids, and Faegre & Benson presented information regarding the legal issues presented in the bid documents, including conditions to closing and deal protection.  The special committee discussed and considered the financing capacity, degree of effort expended by each bidder, the strategic rationale for each bidder and each bidder�s track record for closing transactions.  The special committee unanimously resolved that TWP should continue the sale process with the bidders.

On February 10, 2010, Party A indicated that it would increase its offer to $5.75 per share.  Also on February 10, 2010, Thoma Bravo reaffirmed its offer price of $5.50 per share.  Party C confirmed in a conversation with TWP that it was unwilling to increase its price above $5.00 per share.

On February 11, 2010, the special committee held another meeting to discuss the bids.  TWP provided an overview of the status of each bid, and Faegre & Benson discussed the fiduciary duties of the directors.  The special committee unanimously agreed to continue engaging Thoma Bravo, Party A and Party D in the sale process and to exclude Party C from the process based on the inadequacy of its offered price.  The special committee also agreed to engage Party E if Party E signed an appropriate confidentiality and non-solicitation agreement, given that Party E owned a competitive business.

On February 11, 2010, Party E sent another indication of interest to us, indicating that Party E would pay a price of $6.50 per share.  TWP discussed the timing of the sale process with Party E, and indicated that Party E would need to sign a confidentiality and non-solicitation agreement that was acceptable to us to engage in the sale process.  On February 12, 2010, Party E signed an acceptable confidentiality and non-solicitation agreement and was provided access to diligence materials regarding PLATO Learning.

Between February 11, 2010 and February 26, 2010, the parties continued their due diligence investigations of PLATO Learning.

Following their continued due diligence investigations of PLATO Learning, on February 26, 2010, Party E submitted a revised indication of interest at a significantly reduced price of $5.00 per share, Party A reduced its offer price to $5.50 per share, Party D reaffirmed its $6.00 per share price but provided a significant list of open due diligence items to be completed before it would enter into a definitive agreement, and Thoma Bravo indicated that it would increase their offer to $5.60 per share.  Our closing stock price on February 26, 2010 was $4.00.

Also on February 26, 2010, the special committee met to discuss the bids with TWP.  The members of the special committee unanimously agreed to cease communications with Party E with respect to the sale process because of its reduction in price.  The special committee also discussed the proposals offered by the other bidders and the likelihood that each bidder would ultimately close a transaction on the terms offered.

On February 27, 2010, the board of directors held a meeting at which the status of the strategic alternative process was discussed.  The board discussed the process and the likelihood of closing the transactions proposed by the bidders.  The board and the special committee members discussed the prices offered by the remaining bidders and the certainty of closing afforded by the Thoma Bravo bid, including the equity commitment and guarantee of the entire purchase price by a Thoma Bravo fund and the availability of specific performance to enforce a definitive agreement.  Members of the special committee expressed their lack of faith that Party D would be willing to close the proposed transaction because Party D had initially offered a higher price that it subsequently reduced, had provided a significant list of additional due diligence items that it would need to review before entering into a definitive agreement and because Party D did not appear to understand PLATO Learning�s business as well as Thoma Bravo.  Therefore, the special committee recommended that we enter into an exclusivity agreement with Thoma Bravo, which Thoma Bravo required to continue its involvement in the process.  TWP reviewed the anticipated process for signing and closing the transaction, and Faegre & Benson discussed various matters the directors should consider when evaluating bids to fulfill their fiduciary duties.  Following a discussion by the directors, the board of directors unanimously authorized management to sign an exclusivity agreement with Thoma Bravo and authorized the special committee to continue pursuing a potential strategic transaction with Thoma Bravo.

On February 28, 2010, we signed an exclusivity agreement with Thoma Bravo that provided for an initial exclusivity period of 20 days with a subsequent seven-day extension.

Between February 28, 2010 and March 25, 2010, Thoma Bravo completed its due diligence review and the parties exchanged multiple drafts of the proposed merger agreement and related documents and negotiated and finalized their terms.  During this process the special committee received updates and provided guidance on the issues under discussion, including the amount of the break-up fee and other deal protection provisions, the proposed equity and debt financing commitments and sponsor guarantees and the conditions to closing.  The parties also negotiated the terms of a voting agreement to be signed by PLATO Learning�s directors and executive officers, which Thoma Bravo required before it would sign the definitive merger agreement.

On March 22, 2010, the special committee held a meeting to receive an update on the transaction process.  Representatives of Craig-Hallum and Faegre & Benson also attended the meeting.  At that meeting, Craig-Hallum reviewed its preliminary financial analysis of the merger consideration to be paid to our stockholders.

On March 25, 2010, the special committee and board of directors held a meeting to discuss the proposed merger with an affiliate of Thoma Bravo.  Members of management and representatives of Faegre & Benson, TWP and Craig-Hallum also attended the meeting.  The board of directors reviewed the sale process.  Craig-Hallum reviewed with the special committee and the board of directors its financial analysis of the merger consideration to be paid pursuant to the merger agreement and delivered its opinion to the effect that, as of that date and based on and subject to the matters described in the opinion, the merger consideration to be received by the holders of our common stock was fair, from a financial point of view, to such holders.  Faegre & Benson then provided the special committee and the board of directors with an overview of their fiduciary duties related to the merger as well as the terms of the merger agreement and related agreements that had been negotiated with Thoma Bravo.  After discussion, the special committee and the board of directors each voted unanimously to approve the merger agreement with an affiliate of Thoma Bravo and to recommend that our stockholders vote to approve and adopt the merger agreement and the merger.

Following the board meeting, PLATO Learning and affiliates of Thoma Bravo entered into the merger agreement and our directors and executive officers signed the voting agreement and, on March 26, 2010, we issued a press release announcing the execution of the merger agreement.

Recommendations of the Special Committee and Our Board of Directors; Reasons for the Merger

At the special meeting of our board of directors and the special committee of our board held on March 25, 2010, the special committee and our board of directors each determined that the merger is advisable, fair to, and in the best interests of PLATO Learning and its stockholders and unanimously approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement.  Accordingly, the special committee and our board of directors each unanimously recommends that our stockholders vote �FOR� approval and adoption of the merger agreement.

In evaluating the proposed merger, the special committee and our board of directors consulted with management and outside legal and financial advisors.  In reaching their decision to approve the merger and the merger agreement, and to recommend that our stockholders vote to approve and adopt the merger agreement, the special committee and the board of directors considered a number of factors weighing in favor of the merger, including the following:

�
the merger consideration of $5.60 per share and the fact that the merger consideration represents a premium of approximately 30% over the average closing share price of our common stock for the 30 trading days ending March 25, 2010, and a 34% premium over the average closing share price of our common stock for the 90 trading days ending March 25, 2010;

�
the opinion and presentation of Craig-Hallum on March 25, 2010 to our board of directors and the special committee of our board of directors as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock, as more fully described below under the caption ��Opinion of Craig-Hallum Capital Group LLC�;

�
the fact that Thoma Bravo Fund IX, L.P., an investment fund affiliated with Thoma Bravo, LLC, and its co-investors, HarbourVest 2007 Direct Fund L.P. and HarbourVest Partners VIII�Buyout Fund L.P., entered into equity commitment letters with Parent and guarantees with PLATO Learning guaranteeing the payment in full of the merger consideration, even in the absence of debt financing;

�	the fact that the merger consideration is all cash and provides certainty of value to our stockholders as compared to a transaction that would involve stock as part or all of the consideration;

�	the fact that the merger is not subject to a financing condition;

�
the fact that Thoma Bravo did not decrease the price it was willing to pay during the sale process, but the other bidders did decrease the price they were willing to pay, in some cases by as much as $1.50 per share;

�	the likelihood that Thoma Bravo would close the transaction on the terms set forth in the merger agreement;

�	the overall terms of the proposed transaction;

�
the regular evaluation of strategic alternatives by our board of directors and our board�s familiarity with our business, operations, financial condition, competitive position, business strategy, and prospects, and general industry, economic, and market conditions, including the risks and uncertainties in our business, in each case on a historical, current, and prospective basis;

�
the strategic alternative process conducted by PLATO Learning and the possible alternatives to the merger (including the possibility of continuing to operate PLATO Learning as an independent company), the range of possible benefits to our stockholders of such alternatives relative to PLATO Learning�s prospects as an independent company, and the timing and likelihood of accomplishing the goals of any such alternatives;

�	the fact that TWP, a qualified and independent financial advisor, assisted our special committee and our board of directors in its process of exploring strategic alternatives; and

�	the substantial costs to PLATO Learning of being a public company.

Our board of directors and the special committee of the board also considered potential risks and negative factors relating to the merger, including the following:

�
the fact that after the merger our current stockholders will no longer participate in any future earnings and growth of PLATO Learning and will cease to benefit from any future increases in the value of PLATO Learning;

�
the risks and costs to PLATO Learning if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential effect on business and customer relationships, and the transaction costs that will be incurred even if the merger is not consummated;

�	the fact that the all-cash price will be taxable to our stockholders;

�
the restrictions in the merger agreement on the conduct of our business prior to the consummation of the merger, requiring us to conduct our business in the ordinary course of business consistent with past practices, subject to certain specific exceptions, which may delay or prevent us from undertaking business opportunities that may arise pending consummation of the merger;

�
the provision in the merger agreement requiring PLATO Learning to pay a termination fee of $5.8 million or to reimburse Parent�s transaction expenses in an amount of up to $1.5 million if the merger agreement is terminated under certain circumstances;

�	the fact that the merger agreement prevents us from soliciting other acquisition proposals; and

�
the fact that certain of our officers and directors have certain interests in the merger that are in addition to their interests as stockholders, which has the potential to influence their views and actions in connection with the merger proposal.

The foregoing discussion addresses the material factors considered by our board of directors and the special committee of our board in their consideration of the merger agreement and the merger, but is not exhaustive and does not present all of the factors considered by the special committee and our board of directors.  In light of the number and variety of factors and the amount of information considered, the special committee and our board of directors did not find it practicable to quantify, rank, or otherwise assign relative weights to the specific factors considered in reaching their determination.  Individual members of the special committee and our board of directors may have given different weights to different factors.  The determination to approve the merger agreement was made after consideration of all of the relevant factors as a whole, and our board of directors and the special committee based their ultimate decisions to approve the merger agreement and the merger on their business judgment that the potential risks and other negative aspects of the merger did not outweigh the benefits of the merger to our stockholders.

Opinion of Craig-Hallum Capital Group LLC

Craig-Hallum Capital Group LLC, or Craig-Hallum, was engaged to render an opinion to the special committee of PLATO Learning�s board of directors as to whether the merger consideration of $5.60 in cash, without interest, per share of PLATO Learning common stock specified in the merger agreement is fair, from a financial point of view, to PLATO Learning stockholders.

Craig-Hallum delivered to the special committee and the board of directors on March 25, 2010 its oral opinion (subsequently confirmed in writing to the special committee), as of that date and based upon and subject to the assumptions, factors and limitations set forth in the opinion and described below, that the proposed consideration to be received in the merger by PLATO Learning stockholders pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.  A copy of Craig-Hallum�s written opinion is attached to this proxy statement as Annex B and is incorporated into this proxy statement by reference.  PLATO Learning stockholders are encouraged to read the Craig-Hallum opinion in its entirety.

While Craig-Hallum rendered its opinion and provided certain analyses to the special committee, Craig-Hallum was not requested to and did not make any recommendation to the special committee or the board of directors as to the specific form or amount of the consideration to be received by PLATO Learning stockholders in the proposed merger.  Craig-Hallum�s opinion, which was directed to the special committee, addresses only the fairness, from a financial point of view, of the proposed consideration payable to the PLATO Learning stockholders in the proposed merger, and does not address PLATO Learning�s underlying business decision to proceed with or effect the proposed merger or structure thereof, or the relative merits of the proposed merger compared to any alternative business strategy or transaction in which PLATO Learning might engage and does not constitute a recommendation to any PLATO Learning stockholder as to how to vote in the merger.

In addition, Craig-Hallum�s opinion was just one of the many factors taken into consideration by the special committee and the board of directors when considering the merger and the merger agreement.  Consequently, Craig-Hallum�s analysis should not be viewed as determinative of the decision of the board of directors with respect to the fairness of the per share consideration to be received, from a financial point of view, by PLATO Learning stockholders.

In arriving at its opinion, Craig-Hallum�s review included:

�	a draft dated March 25, 2010 of the merger agreement;

�	publicly available business and financial information relative to PLATO Learning;

�	publicly available market and securities data of PLATO Learning and of selected public companies deemed comparable to PLATO Learning;

�	reported prices and trading activity for the common stock of PLATO Learning;

�	to the extent publicly available, financial information relating to selected transactions deemed comparable to the proposed merger;

�	internal projections of PLATO Learning prepared for financial planning purposes and furnished by management; and

�	other studies and analyses as Craig-Hallum deemed appropriate.

In addition, Craig-Hallum visited the headquarters of PLATO Learning and conducted discussions with members of its senior management concerning the financial condition, operating performance and balance sheet characteristics of PLATO Learning.

The following is a summary of the material analyses and other information that Craig-Hallum prepared and relied on in delivering its opinion to the special committee.  The summary does not purport to be a complete description of the analyses underlying the Craig-Hallum opinion and the order of the analyses described does not represent the relative importance or weight given to the analyses performed by Craig-Hallum.

Implied Consideration

Giving effect to the $5.60 per share cash consideration and the outstanding PLATO Learning stock and common stock equivalents, Craig-Hallum calculated the aggregate implied equity value of the cash consideration payable in the transaction for PLATO Learning common stock to be approximately $143.4 million.  Craig-Hallum also calculated the implied enterprise value, or EV, of PLATO Learning to be approximately $115.7 million.  For purposes of its analysis, Craig-Hallum defines EV as equity value plus total debt, any preferred stock, and minority interest less cash, cash equivalents and marketable securities.

Comparable Company Analysis

Craig-Hallum compared financial information and valuation ratios relating to PLATO Learning to corresponding data and ratios from nine publicly traded companies deemed comparable to PLATO Learning.  In selecting publicly traded companies, Craig-Hallum focused on businesses in the educational technology sector with market capitalization less than $2.0 billion.

Based on these criteria, Craig-Hallum selected the following companies:

�	Blackboard

�	K12

�	Princeton Review

�	Renaissance Learning

�	Saba Software

�	Scholastic Corporation

�	School Specialty

�	Scientific Learning

�	SkillSoft

Although none of the selected comparable companies is directly comparable to PLATO Learning, these companies were chosen because their operations may be considered similar to certain operations of PLATO Learning for purposes of this analysis.

Craig-Hallum compared the EV of PLATO Learning expressed as a multiple of last twelve-months, or LTM, revenue and LTM EBITDA, and projected calendar year 2010 revenue to the multiples of the comparable public companies.  For purposes of its analysis, Craig-Hallum defines EBITDA as earnings before interest, taxes, depreciation and amortization adjusted for non-cash charges, one-time expenses, and capitalized software development costs.  Craig-Hallum also compared the multiples implied by the per share cash consideration expressed as a multiple of LTM earnings per share, or EPS, and calendar year 2010 EPS to the multiples of the comparable public companies.  PLATO Learning projected revenue, EBITDA and EPS were based on internal management projections and, in the case of the comparable companies, on Wall Street consensus estimates.

This analysis indicated the following valuation multiples as of March 24, 2010:

	PLATO Learning (1)	Comparable Companies
		Low	Median	Mean	High
EV / LTM Revenue	1.8x	0.6x	1.4x	2.1x	4.0x
EV / 2010E Revenue	1.7x	0.6x	1.3x	1.9x	3.5x

EV / LTM EBITDA	10.7x	5.8x	10.4x	11.1x	16.4x

Stock Price / LTM EPS	81.8x	12.8x	20.0x	23.1x	38.7x
Stock Price / 2010E EPS	32.0x	13.3x	16.4x	19.2x	34.4x

     __________________________________
      (1)      Based on $5.60 per share offer price.

        Comparable Transaction Analysis

Craig-Hallum reviewed transactions involving companies that primarily compete in the software industry or which Craig-Hallum otherwise deemed similar to PLATO Learning�s business. Craig-Hallum selected these transactions by searching databases, SEC filings, public company disclosures, press releases, industry and popular press reports, equity research reports and other sources and by applying the following criteria:

�	transactions closed since January 1, 2008;

�	transactions with an enterprise value between $50 million and $500 million;

�	transactions with publicly available information regarding financial terms; and

�	transactions which were not share repurchases or acquisitions of a minority interest.

Based on these criteria, the following 14 transactions were deemed similar:

Closed Date	Acquiror	Target
1/28/2010	JDA Software Group	i2 Technologies
11/25/2009	The Kudelski Group	OpenTV
10/14/2009	Symphony Technology Group / Elliott Management	MSC.Software
8/13/2009	Infor Global Solutions / Golden Gate Capital	SoftBrands
7/28/2009	Thoma Bravo	Entrust
7/27/2009	Micro Focus International	Borland Software
7/21/2009	Open Text	Vignette Corporation
7/21/2009	Vista Equity Partners	SumTotal Systems
3/24/2009	Vector Capital	Aladdin Knowledge Systems
10/8/2008	Microsoft	Greenfield Online
9/4/2008	Sopra Group	Tumbleweed Communications
8/29/2008	Convergys	Intervoice
8/21/2008	US Investigations Services	HireRight
3/6/2008	EMC Corporation	Document Sciences

Craig-Hallum compared the resulting multiples of selected valuation data to multiples for PLATO Learning derived from the consideration payable in the merger.  The following table summarizes this analysis:

	PLATO Learning(1)	Comparable Transactions
		Low	Median	Mean	High
EV / LTM Revenue	1.8x	0.5x	1.2x	1.5x	3.1x
EV / LTM EBITDA	10.7x	6.1x	10.8x	11.3x	20.0x

       __________________________________
       (1)     Based on $5.60 per share offer price.

Premiums Paid Analysis

Craig-Hallum reviewed publicly available information for selected merger or buyout transactions to determine the implied premiums payable over recent trading prices prior to the announcement of the transaction. In selecting these transactions, Craig-Hallum applied the following criteria:

�	transactions announced since January 1, 2008;

�	transactions in the information technology industry;

�	transactions with U.S. publicly traded targets;

�	transactions with an enterprise value between $50 million and $500 million;

�	transactions with publicly available information regarding financial terms; and

�	transactions which were not share repurchases or acquisitions of a minority interest.

Based on these criteria, Craig-Hallum identified 45 transactions.  Craig-Hallum compared the premiums implied by the per share merger consideration to PLATO Learning stock price, 1 day, 7 days, 30 days, 60 days, 90 days, and the 52 week high prior to March 25, 2010 to the premiums for the same periods for the selected transactions.  The following table summarizes this analysis:

	Implied Premium (Discount)
	PLATO Learning(1)	Comparable Transactions
		Low	Median	Mean	High
1-Day	14.8%	5.1%	40.1%	51.8%	194.7%
7-Day	22.3%	3.2%	47.3%	54.7%	187.0%
30-Day	34.9%	4.4%	42.4%	65.7%	264.7%
60-Day	41.4%	-17.0%	40.5%	64.2%	318.2%
90-Day	35.6%	-28.6%	44.1%	55.7%	240.9%
52 Week High	12.0%	-55.3%	-8.0%	-8.2%	64.8%

       __________________________________
       (1)     Based on $5.60 per share offer price.

Discounted Cash Flow Analysis

Craig-Hallum performed a discounted cash flow analysis for PLATO Learning in which it calculated the present value of the projected future cash flows of PLATO Learning using internal financial planning data prepared by PLATO Learning management.  To calculate the enterprise value of PLATO Learning, Craig-Hallum added (i) PLATO Learning�s projected, fully-taxed unlevered free cash flows from fiscal 2010 to fiscal 2014, discounted to its present value using a range of selected discount rates; (ii) the terminal value for PLATO Learning, which is an estimate of the future value of PLATO Learning�s business after 2014, calculated based upon a multiple of EBITDA, and discounted to its present value using a range of selected discount rates; and (iii) future net operating loss benefits expected to be realized by PLATO Learning, discounted to its present value using a range of selected discount rates. The terminal value of PLATO Learning was calculated by applying a range of terminal value multiples of 6.0x to 10.0x to forecasted fiscal 2014 EBITDA. The unlevered free cash flows, the range of terminal values, and the future net operating loss benefits were discounted to present value using a range of discount rates from 23.0% to 27.0%, which were chosen by Craig-Hallum based upon an analysis of PLATO Learning�s weighted average cost of capital. Craig-Hallum then calculated a range of implied prices per share by adding PLATO Learning�s cash and cash equivalents as of January 31, 2010 to the estimated enterprise value and dividing such amount by the number of shares of PLATO Learning common stock outstanding on a treasury-stock basis.  This analysis indicated the following per share equity values of PLATO Learning:

Per Share Equity Value of PLATO Learning
Low	$4.58
Mid	$5.36
High	$6.26

Miscellaneous

In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the special committee, Craig-Hallum did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion.  The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description.  Craig-Hallum believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

The analyses of Craig-Hallum are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses.  Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold.  No company or transaction used in any analysis for purposes of comparison is identical to PLATO Learning or the merger.  Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which PLATO Learning were compared and other factors that could affect the public trading value of the companies.

For purposes of its opinion, Craig-Hallum relied upon and assumed the accuracy and completeness of all information that was publicly available and the financial statements and other information provided to it by PLATO Learning, or otherwise made available to it, and did not assume responsibility for the independent verification of that information. Craig-Hallum relied upon the assurances of the management of PLATO Learning that the information provided to it by PLATO Learning was prepared on a reasonable basis in accordance with industry practice, and the financial planning data and other business outlook information reflects the best currently available estimates and judgment of management, and management was not aware of any information or facts that would make the information provided to Craig-Hallum incomplete or misleading.  Craig-Hallum expressed no opinion as to such financial planning data and other business outlook information or the assumptions on which they are based.  Craig-Hallum assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of PLATO Learning since the date of the last financial statements made available to Craig-Hallum and that PLATO Learning is not a party to any material pending transaction, including external financings, recapitalizations, acquisitions or merger discussions, other than the merger.

For purposes of its opinion, Craig-Hallum assumed that the merger will be consummated pursuant to the terms of the merger agreement without material modifications thereto and without waiver by any party of any material conditions or obligations thereunder.  Craig-Hallum undertook no independent analysis of any owned or leased real estate, or any pending or threatened litigation, possible unasserted claims or other contingent liabilities to which

PLATO Learning or its affiliates was a party or may be subject and Craig-Hallum�s opinion made no assumption concerning and therefore did not consider the possible assertion of claims, outcomes or damages arising out of any such matters.  Craig-Hallum assumed that all necessary governmental, regulatory and other third party approvals and consents required for the transaction would be obtained in a manner that would not adversely affect PLATO Learning or alter the terms of the merger. The Craig-Hallum opinion was approved by the Craig-Hallum fairness opinion committee.

In arriving at its opinion, Craig-Hallum did not perform any appraisals or valuations of any specific assets or liabilities of PLATO Learning and was not furnished with any such appraisals or valuations.  Craig-Hallum analyzed PLATO Learning as a going concern and accordingly expressed no opinion as to the liquidation value of PLATO Learning.  Craig-Hallum expressed no opinion as to the price at which shares of PLATO Learning common stock have traded or at which such shares may trade following announcement of the merger or at any future time. The opinion is based on information available to Craig-Hallum and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion.  Events occurring after that date could materially affect the assumptions used in preparing the opinion.  Craig-Hallum has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

The special committee selected Craig-Hallum because Craig-Hallum is a nationally recognized investment banking firm and because, as a customary part of its investment banking business, Craig-Hallum is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes.  In the ordinary course of its business, Craig-Hallum and its affiliates may actively trade securities of PLATO Learning for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. Craig-Hallum also makes a market in PLATO Learning common stock and provides research coverage on PLATO Learning common stock.  Craig-Hallum has previously been engaged by PLATO Learning to provide investment banking and other services on matters unrelated to the transaction, for which Craig-Hallum received customary fees.  In 2007, Craig-Hallum was engaged to assist PLATO Learning with respect to certain strategic matters and was reimbursed certain expenses in connection with that engagement.  In 2008 and 2009, Craig-Hallum provided certain valuation services to PLATO Learning, for which Craig-Hallum was paid a customary fee.

Under the terms of the engagement letter dated February 4, 2010, PLATO Learning has agreed to pay Craig-Hallum a fee of $190,000 for rendering its opinion whether or not the transaction is consummated.  In addition, PLATO Learning has agreed to reimburse Craig-Hallum for reasonable expenses incurred in connection with the engagement and to indemnify Craig-Hallum against certain liabilities that may arise out of its engagement by PLATO Learning and the rendering of the opinion.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendations of the board of directors and the special committee, you should be aware that certain of our directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of our stockholders generally.  These interests may present them with actual or potential conflicts of interest, and these interests are described below.  The board of directors and the special committee were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the merger agreement and the merger and the recommendation that our stockholders vote in favor of approving and adopting the merger agreement.

Executive Employment Agreements.  On November 1, 2008, we entered into an employment agreement with Vincent Riera, our chief executive officer, which provides that (i) he will serve as our president and chief executive officer and a member of our board of directors, (ii) his salary, which is $390,000 per year as of the date of this proxy statement, will not be reduced, and (iii) subject to certain conditions, he will receive certain payments upon termination or a change of control of PLATO Learning (such as in the case of the merger), including the payments described below.  Mr. Riera�s employment agreement further provides that it would automatically be extended until the second anniversary of the closing of a change of control. Pursuant to the terms of Mr. Riera�s employment agreement, if his employment (i) continues for two years after the consummation of the merger, then he will be entitled to a lump sum cash bonus equal to two times his annual salary then in effect or (ii) is terminated less than two years after the consummation of the merger by us without cause or by him for good reason, then he will be entitled to (a) a lump sum severance payment equal to two times his annual salary in effect on the termination date and (b) for 18 months following the date of his termination, continuation of health and other welfare benefits to him and his spouse and dependents under our benefit plans in which they participated on the date of his termination, on substantially the same terms and conditions as in effect immediately prior to termination.

On June 17, 2005, as amended on October 1, 2007, we entered into an employment agreement with Robert J. Rueckl, our chief financial officer, which provides that (i) he will serve as our chief financial officer, (ii) his salary, which is $262,100 per year as of the date of this proxy statement, will not be reduced, and (iii) subject to certain conditions, he will receive certain payments upon termination or a change of control of PLATO Learning (such as in the case of the merger), including the payments described below.  Mr. Rueckl�s employment agreement further provides that it would automatically be extended until the second anniversary of the closing of a change of control.  Pursuant to the terms of Mr. Rueckl�s employment agreement, if his employment (i) continues for two years after the consummation of the merger, then he will be entitled to a lump sum cash bonus equal to his annual salary then in effect or (ii) is terminated less than two years after the consummation of the merger by us without cause or by him for good reason, then he will be entitled to (a) a lump sum severance payment equal to his annual salary in effect on the termination date and (b) for 12 months following the date of his termination, continuation of health and other welfare benefits to him and his spouse and dependents under our benefit plans in which they participated on the date of his termination, on substantially the same terms and conditions as in effect immediately prior to termination.

Each of Mr. Riera and Mr. Rueckl�s employment agreements provides that �good reason� exists for the executive to terminate his employment with us if we (i) materially reduce the nature, scope, level or extent of the executive�s responsibilities, (ii) reduce the executive�s salary, (iii) do not extend the term of the executive�s employment agreement, or (iv) relocate the executive�s principal office to a location that is more than 50 miles from the executive�s principal office immediately prior to the relocation and his residence at the time of the relocation.  Further, pursuant to each of Mr. Riera and Mr. Rueckl�s employment agreements, we may terminate an executive for �cause� if (a) he pleads guilty or nolo contendere to a felony or gross misdemeanor involving dishonesty, fraud or breach of trust under any law of the United States or any state, (b) willfully engages in any conduct or gross negligence that materially injures us or our subsidiaries, or (c) willfully and substantially fails to perform his assigned duties and the nonperformance continues for more than ten days after we give the executive written notice of nonperformance and our intent to terminate the executive�s employment agreement.

Ownership of PLATO Learning Stock, Stock Options and Other Equity Awards.  Our directors and executive officers own PLATO Learning common stock (including restricted shares of PLATO Learning common stock) and, like our other stockholders, will be entitled to receive the merger consideration for their shares.  See below under the caption �Security Ownership of Certain Beneficial Owners and Management.�

In addition, our directors and executive officers hold options to purchase shares of PLATO Learning common stock, stock appreciation rights, or SARs, or restricted stock units, or RSUs.  Like the other holders of PLATO Learning stock options, SARs and RSUs, our directors and executive officers will be entitled to receive cash in exchange for the cancellation of their vested stock options, SARs and RSUs pursuant to the terms of the merger agreement.  Further, our board of directors has approved the lapse of restrictions on all shares of outstanding restricted stock and the acceleration of vesting of all other equity awards if such awards provide for vesting in the event of a change of control of PLATO Learning or upon the occurrence of certain specified events following a change of control of PLATO Learning.  These actions will be effective immediately prior to the effective time of the merger, including for restricted shares and equity awards held by our directors and executive officers.

Our directors other than Mr. Riera would receive the following amounts in connection with the cancellation of their vested stock options and the lapse of restrictions on shares of restricted stock they hold upon consummation of the merger:

Name	Number of Shares Subject to Vested Stock Options(1)	Number of Shares of Restricted Stock(1)	Total Payment for Vested Options and Restricted Shares
Stephen R. Becker	25,000	2,000	$111,650
Matthew A. Drapkin	25,000	2,000	$111,650
Susan E. Knight	56,500	5,000	$116,800
John G. Lewis	26,500	2,000	$103,250
M. Lee Pelton	55,000	5,000	$110,800
Robert S. Peterkin	45,000	4,000	$105,200
J. Ted Sanders	82,500	5,000	$123,220
David W. Smith	180,000	4,000	$139,100
_____________

(1)
Includes for each director 1,000 shares of restricted stock we intend to grant in connection with our 2010 annual meeting of stockholders to be held on April 23, 2010, but excludes the value of stock options we intend to  grant in connection with the 2010 annual meeting of stockholders in accordance with our director compensation policy.  The stock options will have an exercise price equal to the fair market value of our common stock on the date of grant.

Of the amounts reflected in the table above, an aggregate of approximately $162,000 of the payments to be made to all directors will result from the lapse of restrictions on shares of restricted stock.

Messrs. Riera and Rueckl would receive the following amounts in connection with the cancellation of their equity awards and the lapse of restrictions on shares of restricted stock they hold upon consummation of the merger:

Name	Number of Shares Subject to Vested Stock Options, SARs and RSUs	Number of Shares of Restricted Stock	Total Payment for Equity Awards and Restricted Shares
Vincent Riera	574,900	9,000	$2,183,052
Robert J. Rueckl	228,440	--	$955,100

Of the amounts reflected in the table above, approximately $1,666,000 of the payments to be made to Mr. Riera will result from the accelerated vesting of, or the lapse of restrictions on, equity awards as a result of the merger based on unvested or restricted equity awards as of the date of this proxy statement with a per share exercise price or grant price less than $5.60.  Of the amounts reflected in the table above, approximately $723,000 of the payments to be made to Mr. Rueckl will result from the accelerated vesting of, or the lapse of restrictions on, equity awards as a result of the merger based on unvested awards as of the date of this proxy statement with a per share exercise price or grant price less than $5.60.  Amounts actually paid to Messrs. Riera and Rueckl will be reduced by any applicable tax withholdings.

2010 Leadership Incentive Plan. In December 2009, PLATO Learning established an incentive program for Mr. Riera and Mr. Rueckl applicable to the fiscal year ending October 31, 2010.  The incentive plan provides cash and equity incentive payments based on PLATO Learning�s achievement of certain financial performance metrics.   Pursuant to this incentive plan, in connection with the consummation of the merger, Mr. Riera, as chief executive officer, would be entitled to receive a lump sum cash payment equal to $200,000, and Mr. Rueckl, as chief financial officer, would be entitled to receive a lump sum cash payment equal to $100,000, and both Mr. Riera and Mr. Rueckl would be entitled to receive a pro rated cash incentive payment based on the achievement of performance measures through the effective date of the merger relative to the targets established by our operating plan.  Mr. Riera�s target cash incentive payment for fiscal 2010 is $234,000 and Mr. Rueckl�s is $104,840.

Indemnification. The merger agreement provides that all rights to indemnification, expense advancement, and exculpation from personal liability existing in favor of our and our subsidiaries� current directors, officers, and employees contained in our and our subsidiaries� current charter or other organizational documents with respect to matters occurring at or before the effective time of the merger will continue for a period of six years after the effective time of the merger.  In addition, under the merger agreement PLATO Learning has agreed to purchase directors and officers liability insurance covering a period of six years following the effective time of the merger and providing coverage that is no less favorable than PLATO Learning�s current directors and officers liability insurance (or as much coverage as can be purchased for 250% of the current aggregate premium paid by PLATO Learning for such insurance). The merger agreement also requires the surviving corporation to abide by our current contractual obligations to provide indemnification to Messrs. Pelton, Peterkin, Rueckl, Sanders and Smith and to Ms. Knight.

Appraisal Rights

Holders of record of our common stock who do not vote in favor of the approval and adoption of the merger agreement, and who otherwise comply with the applicable provisions of Section 262 of the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex C and incorporated into this proxy statement by reference. All references in Section 262 of the DGCL and in this summary to a �stockholder� or �holder� are to the record holder of the shares of our common stock as to which appraisal rights are asserted.

Holders of shares of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the merger consideration, payment in cash of the �fair value� of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court. You should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be less than, the same as, or more than the merger consideration that you are entitled to receive under the terms of the merger agreement.

Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for approval and adoption at a meeting of its stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for this meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in that required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of the shares of our common stock in respect of the merger, and Section 262 of the DGCL is attached to this proxy statement as Annex C. Any PLATO Learning stockholder who wishes to exercise appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified in Annex C will result in the loss of appraisal rights under the DGCL.

A holder of our common stock wishing to exercise appraisal rights must not vote in favor of the approval and adoption of the merger agreement, and must deliver to us, before the taking of the vote on the approval and adoption of the merger agreement at the special meeting, a written demand for appraisal of the stockholder�s PLATO Learning common stock. This written demand for appraisal must be separate from any proxy or ballot abstaining from the vote on the approval and adoption of the merger agreement or instructing or effecting a vote against the approval and adoption of the merger agreement. This demand must reasonably inform us of the identity of the stockholder and of the stockholder�s intent thereby to demand appraisal of the stockholder�s shares in connection with the merger. A holder of our common stock wishing to exercise appraisal rights must be the record holder of the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock through the effective date of the merger. Accordingly, a holder of our common stock who is the record holder of our common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of our common stock prior to consummation of the merger, will lose any right to appraisal in respect of the shares of our common stock.

A proxy that is signed or submitted by Internet or telephone and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement, and it will constitute a waiver of the stockholder�s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must either vote AGAINST approval and adoption of the merger agreement or abstain from voting on the approval and adoption of the merger agreement.

Only a holder of record of our common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares of our common stock registered in that holder�s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder�s name appears on the holder�s stock certificates, and must state that the person intends to demand appraisal of the holder�s shares. If the shares of our common stock are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if our common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds our common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising appraisal rights with respect to our common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of our common stock as to which appraisal is sought. When no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all of our common stock in brokerage accounts or other nominee forms held by such record holder.  If you hold shares in brokerage accounts or other nominee form and wish to exercise appraisal rights under Section 262 of the DGCL, we urge you to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal should be sent or delivered to PLATO Learning, Inc., 10801 Nesbitt Avenue South, Bloomington, Minnesota, 55437, Attention: Corporate Secretary.  Failure of a stockholder to make the written demand for appraisal prior to the taking of the vote on the approval and adoption of the merger agreement at the stockholders� meeting will constitute a waiver of his, her or its appraisal rights.

Within ten days after the effective date of the merger, PLATO Learning, or its successor, which we refer to generally as the surviving corporation, will notify each former PLATO Learning stockholder who has properly asserted appraisal rights under Section 262 of the DGCL, and has not voted in favor of the approval and adoption of the merger agreement, of the date the merger became effective.

Within 120 days after the effective date of the merger, but not thereafter, the surviving corporation or any former PLATO Learning stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of our common stock that are entitled to appraisal rights. None of Parent, Merger Sub, the surviving corporation or PLATO Learning is under any obligation to and none of them has any present intention to file a petition with respect to the appraisal of the fair value of the shares of our common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation, PLATO Learning, Parent or Merger Sub will initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of our stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.   A person who is the beneficial owner of shares of our common stock held in a voting trust or by a nominee on behalf of such person may, in such person�s own name, file the petition described in this paragraph. We plan to issue a press release when the merger has become effective.

Within 120 days after the effective date of the merger, any former PLATO Learning stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of approving and adopting the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of our common stock. These statements must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.  A person who is the beneficial owner of shares of our common stock held in a voting trust or by a nominee on behalf of such person may, in such person�s own name, request from the surviving corporation the statement described in this paragraph.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former PLATO Learning stockholders who have demanded appraisal of their shares of PLATO Learning common stock and with whom agreements as to value have not been reached. After notice to such former PLATO Learning stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing on such petition to determine those former PLATO Learning stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former PLATO Learning stockholders who demanded appraisal of their shares of our common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former PLATO Learning stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of our common stock, determining their �fair value,� exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Our stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined under Section 262 of the DGCL could be less than, the same as, or more than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of our common stock and that Craig-Hallum�s opinion, included in this proxy statement, as to fairness from a financial point of view of the merger consideration is not an opinion as to fair value under Section 262 of the DGCL.  Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at a rate of 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining �fair value,� the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that �proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court� should be considered and that �[f]air price obviously requires consideration of all relevant factors involving the value of a company.� The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger and that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be �exclusive of any element of value arising from the accomplishment or expectation of the merger.� In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a �narrow exclusion [that] does not encompass known elements of value,� but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that �elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.�

In addition, Delaware courts have decided that a stockholder�s statutory appraisal remedy may or may not be a dissenter�s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former PLATO Learning stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former PLATO Learning stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys� fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of our common stock entitled to appraisal.

Any holder of our common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of our common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of our common stock (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of his, her or its common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder�s shares of our common stock will be deemed to have been converted into the right to receive the merger consideration payable (without interest) in the merger. A stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers to us or the surviving corporation, as the case may be, a written withdrawal of the stockholder�s demand for appraisal. Any attempt to withdraw an appraisal demand in this manner more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by the PLATO Learning stockholder will be deemed to have been converted into the right to receive the merger consideration payable (without interest) in the merger.

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

Fees and Expenses

All fees and expenses incurred in connection with the consummation of the merger will be paid by the party incurring those fees and expenses.

If the merger agreement is terminated, we will, in specified circumstances, be required to reimburse Parent for its expenses incurred in connection with the transactions contemplated by the merger agreement, up to a maximum of $1.5 million, and may also be required to pay Parent a termination fee of $5.8 million (less any amount previously paid to Parent in reimbursement of Parent�s transaction expenses).  See �The Merger Agreement � Termination Fee and Expenses� beginning on page 48.

Certain Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of certain material United States federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger.  This discussion is for general information only and is not tax advice. The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service published rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion applies only to stockholders who, on the date on which the merger is completed, hold shares of our common stock as capital assets within the meaning of section 1221 of the Internal Revenue Code. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities or currencies, traders of securities that elect the mark-to-market method of accounting for their securities, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity) and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of our common stock upon the exercise of employee stock options or SARs or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. It is recommended that partnerships that are holders of our common stock and partners in those partnerships consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion also does not address potential alternative minimum tax, foreign, state, local and other tax consequences of the merger. All stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences of the disposition of their shares in the merger.

For purposes of this summary, a �U.S. holder� is a beneficial owner of shares of our common stock, who or that is, for U.S. federal income tax purposes:

�	an individual who is a citizen or resident of the United States;

�	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

�	an estate the income of which is subject to U.S. federal income tax regardless of its source;

�
a trust if (i) a U.S. court is able to exercise primary supervision over the trust�s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (ii) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes; or

�	otherwise is subject to U.S. federal income taxation on a net income basis.

Except with respect to the backup withholding discussion below, this discussion is confined to the tax consequences to a stockholder who or that, for U.S. federal income tax purposes, is a U.S. holder.

For U.S. federal income tax purposes, the disposition of our common stock pursuant to the merger generally will be treated as a sale of our common stock for cash by each of our stockholders. Accordingly, in general, the U.S. federal income tax consequences to a stockholder receiving cash in the merger will be as follows:

�	The stockholder will generally recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the stockholder�s shares of our common stock pursuant to the merger.

�
The amount of capital gain or loss recognized by each stockholder will be measured by the difference, if any, between the amount of cash received by the stockholder in the merger (other than, in the case of a dissenting stockholder, amounts, if any, which are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and the stockholder�s adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

�
The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the effective time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. A dissenting stockholder may be required to recognize any gain or loss in the year the merger closes, irrespective of whether the dissenting stockholder actually receives payment in that year.

Cash payments made pursuant to the merger will be reported to our stockholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations. Non-corporate stockholders may be subject to back-up withholding at a rate of 28% on any cash payments they receive. Stockholders who are U.S. holders generally will not be subject to backup withholding if they: (1) furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 included in the election form/letter of transmittal they are to receive or (2) are otherwise exempt from backup withholding and comply with other applicable rules and certification requirements. Stockholders who are not U.S. holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Certain of our stockholders will be asked to provide additional tax information in the letter of transmittal for the shares of our common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The foregoing is a general discussion of certain material U.S. federal income tax consequences. We recommend that you consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any foreign, state or local income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Litigation

On March 30, 2010, a putative class action was filed by a stockholder against PLATO Learning, each of our directors and Thoma Bravo in the Fourth Judicial District of Minnesota, Hennepin County, under the caption Nira Blizinsky v. PLATO Learning, Inc., et al.  In her complaint, the stockholder alleges that PLATO Learning and our directors breached their fiduciary duties to our public stockholders by, among other things, failing to maximize stockholder value in the transaction, and that Thoma Bravo aided and abetted the breaches of fiduciary duty.  Among other things, the complaint seeks an order certifying a plaintiff class consisting of all of our public stockholders, an order enjoining the merger with Thoma Bravo, damages in an unspecified amount, and an award of attorneys� fees and costs of litigation.  We do not believe that the claims alleged in the complaint have any merit, and intend to vigorously defend the action.

Accounting Treatment of The Merger

We expect the merger to be accounted for as a business combination for financial accounting purposes, whereby the purchase price would be allocated to our assets and liabilities based on their relative fair values as of the date of the merger in accordance with Accounting Standards Codification 805, Business Combinations.

Approvals and Consents

Under the merger agreement, we and the other parties to the merger agreement have agreed to use our commercially reasonable efforts to complete the transactions contemplated by the merger agreement, including obtaining all necessary  authorizations, consents and approvals or waivers from third parties, including governmental entities. The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. PLATO Learning and Parent filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on [_____________], 2010.

At any time before or after consummation of the merger, the Federal Trade Commission and Department of Justice may, however, challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but it may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the merger agreement in its entirety. The merger agreement is a document that establishes and governs the legal relations among us, Parent, and Merger Sub with respect to the transactions described in this proxy statement.

Effective Time

The effective time of the merger will occur at the time that we file the certificate of merger with the Delaware Secretary of State on the closing date of the merger or on such later date as may be mutually agreed to by Parent and us (or such later time as is provided in the certificate of merger). The closing date will occur on the second business day after all of the conditions to the consummation of the merger set forth in the merger agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied on the closing date), or on such other date as we and Parent may agree.

Structure of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into PLATO Learning.  The separate corporate existence of Merger Sub will cease, and PLATO Learning will continue as the surviving corporation and a wholly owned subsidiary of Parent.  The surviving corporation will be a privately held corporation and our current stockholders will cease to have any ownership interest in the surviving corporation or rights as our stockholders. Therefore, as a result of the merger, our current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Treatment of Stock, Stock Options and Other Stock-Based Awards

Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $5.60 in cash, without interest and less applicable withholding taxes, other than:

�	shares of our common stock held in our treasury or by any of our subsidiaries immediately prior to the effective time of the merger, which shares will be cancelled without conversion or consideration;

�
shares of our common stock owned by Parent, Merger Sub, or any subsidiary of Parent immediately prior to the effective time of the merger, which shares will be cancelled without conversion or consideration; and

�
shares of our common stock held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which stockholders will be entitled to obtain payment of the fair value of their shares as determined in accordance with Delaware law.

After the effective time of the merger, each stock certificate representing shares of our common stock will be cancelled and each holder of record of uncertificated shares of our common stock will cease to have any rights with respect to those shares, and the holder of such certificate or uncertificated shares will have only the right to receive the merger consideration of $5.60 in cash per share, without any interest and less applicable withholding taxes.

Stock Options, SARs and Other Stock-Based Awards; Employee Stock Purchase Plan

Stock Options and SARs.  Each unexercised option to purchase shares of our common stock or stock appreciation right, or SAR, that is vested at the effective time of the merger or that is unvested at the effective time and provides for vesting upon the occurrence of certain other specified events after a change of control of PLATO

Learning will, as of the effective time, be cancelled and converted into the right to receive at the effective time an amount in cash equal to the excess (if any) of the $5.60 per share cash merger consideration over the per share exercise price of the option or per share grant price of the SAR, multiplied by the number of shares subject to the option or SAR, without interest and less any applicable withholding taxes.  All options to purchase shares of our common stock or SARs for which the per share exercise price or per share grant price equals or exceeds $5.60 will be cancelled as of the effective time without the payment of any consideration.  All options to purchase shares of our common stock or SARs that are unvested at the effective time and that do not provide for vesting upon the occurrence of certain events after a change of control of PLATO Learning will be cancelled without the payment of any consideration.

Restricted Stock.  All restrictions on restricted stock awards will lapse immediately prior to the effective time of the merger.  At the effective time, each restricted share of our common stock will be cancelled and converted into the right to receive $5.60 per share in cash, without interest and less any applicable withholding taxes.

Other Equity Awards.  Each outstanding award based on the value of our common stock other than options, SARs or restricted stock, including performance shares and restricted stock units, that is vested at the effective time of the merger, including awards that vest upon the occurrence of certain specified events after a change of control of PLATO Learning, will be cancelled in exchange for an amount of cash, without interest and less any applicable withholding taxes, equal to either the number of shares subject to the award multiplied by $5.60 or any other amount provided for in the award.

Employee Stock Purchase Plan.  As a result of entry into the merger agreement, no individual participating in our employee stock purchase plan may increase the amount of the individual�s rate of payroll contributions under the plan from the rate in effect when the purchase period under the plan that began on January 1, 2010 commenced.  Individuals participating in our employee stock purchase plan also may not make separate non-payroll contributions to the plan on or following March 25, 2010.  In addition, no individual who was not participating in the plan as of March 25, 2010 may commence participation in the plan and the final purchase period under the plan ended on March 31, 2010.  All shares of our common stock purchased in the final purchase period under the plan will be cancelled at the effective time of the merger and converted into the right to receive $5.60 per share, without interest.  Our employee stock purchase plan terminated on March 31, 2010.

Exchange and Payment Procedures

Wells Fargo Bank, N.A., or the paying agent, will act as the agent for payment of the merger consideration to the holders of PLATO Learning common stock.  At or before the effective time of the merger, Parent and Merger Sub will cause to be deposited with the paying agent for the benefit of PLATO Learning�s stockholders cash in an aggregate amount equal to the product of (i) the number of shares of PLATO Learning common stock issued and outstanding immediately before the effective time of the merger (other than restricted shares and shares then held in our treasury or by our subsidiaries, Parent, Merger Sub or any subsidiary of Parent), pro-rated for any fractional shares of common stock, and (ii) the $5.60 per share merger consideration.

Instructions with regard to the surrender of certificates formerly representing shares of PLATO Learning common stock or uncertificated shares of PLATO Learning common stock, together with the letter of transmittal to be used for that purpose, will be mailed to our stockholders by the paying agent promptly after the effective time of the merger.  As soon as practicable following receipt from the stockholder of a duly executed letter of transmittal, together with (i) in the case of shares of PLATO Learning common stock represented by a certificate, receipt of any such certificate and (ii) in the case of shares of PLATO Learning common stock held in book-entry form, the receipt of an agent�s message, and any other items specified by the letter of transmittal, the paying agent will pay in cash to such stockholder an amount equal to the product of the number of shares of PLATO Learning common stock represented by such certificates remitted by the stockholder or agent�s message and the $5.60 per share merger consideration, without interest and less any applicable withholding tax.

No transfer of shares of PLATO Learning common stock will be made on the stock transfer books of the surviving corporation after the effective time of the merger.  After the effective time of the merger, previous stockholders will have no rights with respect to shares of PLATO Learning common stock except to receive the merger consideration or statutory appraisal rights if they have properly demanded and not withdrawn or lost such rights.

After one year following the effective time of the merger, any amount remaining in the payment fund may be refunded to the surviving corporation of the merger, and any previous holders of PLATO Learning common stock who have not complied with the applicable provisions for payment summarized above will be entitled to payment of the merger consideration only from the surviving corporation, without interest.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Representations and Warranties

We make various representations and warranties in the merger agreement with respect to PLATO Learning and our affiliates. These include representations and warranties regarding:

�	organization, good standing and qualification to do business;

�	capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

�	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

�	the absence of violations of or conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and consummating the merger;

�	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

�
our SEC filings since January 1, 2007, including the financial statements contained therein, and compliance of such reports and documents with applicable requirements of federal securities laws and regulations;

�	internal controls and procedures over financial reporting;

�	the absence of undisclosed liabilities;

�	employment and labor matters, including matters relating to employee benefit plans;

�	the conduct of our business, and absence of certain changes or events, since January 31, 2010;

�	litigation, investigations and administrative proceedings;

�	possession of permits and licenses necessary to conduct our business;

�	compliance with certain laws;

�	intellectual property and computer software;

�	matters relating to material contracts;

�	tax matters;

�	environmental laws and regulations;

�	matters relating to the assets of PLATO Learning and its subsidiaries;

�	real property;

�	insurance;

�	affiliate and related party transactions;

�	the accuracy and completeness of this proxy statement and its compliance with applicable laws;

�	the absence of undisclosed broker�s fees;

�	the receipt by PLATO Learning of a fairness opinion from Craig-Hallum; and

�	the inapplicability of anti-takeover statutes to the merger and the other transactions contemplated by the merger agreement.

Many of our representations and warranties are qualified by the absence of a material adverse effect on PLATO Learning, which means, for purposes of the merger agreement, any condition, circumstance, event, change, occurrence, state of facts, or effect that is materially adverse to PLATO Learning�s or its subsidiaries� business, financial condition, or results of operations, individually or taken as a whole, or materially impairs PLATO Learning�s or its subsidiaries� ability to consummate the merger, subject to a number of customary exceptions.

Parent and Merger Sub make various representations and warranties in the merger agreement with respect to Parent and Merger Sub. These include representations and warranties regarding:

�	organization, good standing and qualification to do business;

�	corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

�	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

�	the accuracy and completeness of information supplied for inclusion or incorporation by reference in this proxy statement and the compliance of that information with applicable laws;

�	the absence of undisclosed broker�s fees;

�	financing relating to their consummation of the merger;

�	the absence of litigation and administrative proceedings;

�
the delivery of a guarantee of certain obligations of Parent and Merger Sub under the merger agreement by Thoma Bravo Fund IX, L.P., HarbourVest Partners 2007 Direct Fund L.P., and HarbourVest Partners VIII�Buyout Fund L.P.;

�	lack of ownership of our common stock;

�	the absence of litigation and administrative proceedings; and

�	the organization and lack of operations of Merger Sub.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact and may be subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders.  For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Conduct of Our Business Pending the Merger

We have undertaken certain customary covenants that place restrictions on us and our subsidiaries until the effective time of the merger.  From the date of the merger agreement until the effective time of the merger, we have agreed to (and to cause our subsidiaries to) conduct our business in the ordinary course of business consistent with past practices and to use commercially reasonable efforts to preserve our business organization and goodwill, keep available the services of our employees and officers, and maintain our existing relations with customers, suppliers, licensors, creditors, and other third parties.

In addition, we have agreed, with certain limited exceptions, not to do (and not to permit our subsidiaries to do) any of the following, except as expressly contemplated by the merger agreement or agreed to in writing by Parent:

�	enter into any new line of business;

�	amend our or our subsidiaries� organizational documents;

�	declare, set aside, or pay any dividend or other distribution with respect to our or our subsidiaries� capital stock;

�
(i) adjust, split, combine or reclassify our or our subsidiaries� capital stock, (ii) redeem, purchase, or otherwise acquire any shares of, securities convertible into or exchangeable for, or rights to acquire our or our subsidiaries� capital stock, or (iii) issue, grant, sell, transfer, pledge, dispose of, or encumber any shares of, securities convertible into or exchangeable for, or rights to acquire, our or our subsidiaries� capital stock, except for issuances of shares of our common stock pursuant to rights or securities existing at the date of the merger agreement;

�	purchase any capital assets or make any capital expenditures in excess of $1,000,000 in the aggregate;

�
except as required by law, (i) increase the compensation or benefits payable to any non-officer employee (except in the ordinary course of business), (ii) increase the compensation or benefits payable to any director or officer, (iii) adopt, amend, or increase or accelerate the payment or vesting of benefits under any compensation, severance, retention, profit sharing, equity purchase, or pension or retirement plan or arrangement, (iv) enter into or amend any employment or severance agreement with any officer, director, or employee, or (v) except in accordance with certain existing contracts, make any severance or change of control payments to any officer, director, or employee;

�	except as required by law, enter into any collective bargaining agreement or any substantive negotiations with respect to a collective bargaining agreement;

�	change the accounting principles used by us or our subsidiaries, unless required by changes in GAAP or Regulation S-X under the Exchange Act;

�	make any acquisition of any entity or any division of any entity;

�
sell, lease, license, exchange, transfer, or otherwise dispose of any of our or our subsidiaries� assets or properties (including our intellectual property), except in the ordinary course of business consistent with past practices;

�	mortgage, pledge, or grant any security interest in (other than certain permitted liens) any of our or our subsidiaries� assets or properties;

�
pay, discharge, settle, or satisfy any material claims against us or our subsidiaries, liabilities, or obligations, other than (i) in the ordinary course of business consistent with past practice or (ii) the payment, discharge, settlement, or satisfaction of claims, liabilities, or obligations reflected or reserved against in our most recent audited financial statements or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

�
waive, release, grant, or transfer any right of material value, other than in the ordinary course of business consistent with past practice, or fail to enforce, or consent to any material matter under, any material confidentiality, standstill or similar agreement;

�
engage in any transaction with, or enter into any agreement, arrangement, or understanding with any of our affiliates, other than our wholly owned subsidiaries or pursuant to certain agreements in force on the date of the merger agreement;

�
(i) make or change any tax election, adopt or change any method of accounting with respect to taxes, amend any tax return, waive any rights to a tax refund or credit, or settle or compromise any tax liability, (ii) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of taxes, or (iii) enter into any closing agreement with respect to any tax or surrender any right to claim a tax refund;

�	liquidate or dissolve or approve a plan of liquidation or dissolution;

�	incur, assume, or guarantee any indebtedness;

�	enter into any agreement, understanding, or commitment that restrains, limits, or impedes our or our subsidiaries� ability to compete with or conduct any business or line of business;

�
modify, amend, or terminate any material contract or enter into any contract that would be a material contract for purposes of the merger agreement if entered into prior to the date of the merger agreement, or waive or assign any of rights or claims under a material contract, except in the ordinary course of business consistent with past practice;

�
(i) abandon or permit to lapse any rights in any material intellectual property owned by us or our subsidiaries, (ii) disclose or grant a contingent right to any person or entity to receive the source code of any of our software products or any material part thereof, or (iii) disclose (except to certain employees, consultants, and advisors) any of our or our subsidiaries� confidential information, except in limited situations;

�
engage in company-wide communication with our or our subsidiaries� employees regarding the compensation or benefits that they will receive in connection with the merger, unless any such communications are consistent with prior directives or documentation provided to us by Parent;

�	make any loans, advances or capital contributions to or investments in any other person or entity, other than our subsidiaries;

�
take any action that would result in any of the conditions to the merger set forth in the merger agreement not being satisfied or that would reasonably be expected to prevent, delay, or impair our ability to consummate the merger;

�	hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice or terminate the employment of any officer or key employee; or

�	enter into an agreement, contract, commitment, or arrangement to do any of the foregoing.

Acquisition Proposals by Third Parties

Until the earlier of the effective time of the merger or the termination of the merger agreement, we have agreed that neither we nor any of our subsidiaries, officers, directors, financial advisors, representatives or agents will, directly or indirectly:

�
solicit, seek or initiate any inquiries, proposals or offers other than from Parent or an affiliate of Parent that constitute, or would be reasonably likely to lead to, a proposal or offer for a merger, consolidation, business combination, acquisition of 10% or more of our assets or capital stock, leveraged recapitalization, or similar transaction, which proposals are referred to in the merger agreement as �third party acquisition proposals�;

�
engage in discussions or negotiations with any third party concerning any proposal to acquire 10% or more of our assets or capital stock, or provide any non-public information, or afford access to the properties, books, records, or personnel of PLATO Learning to any third party that PLATO Learning has reason to believe will make an acquisition proposal;

�
grant any waiver, amendment or release under any standstill agreement, any confidentiality agreement with a party having stated an interest in making an acquisition proposal, or any applicable state anti-takeover law;

�
approve, endorse, recommend, or enter into any agreement or letter of intent relating to a third party acquisition proposal or any proposal or offer that could reasonably be expected to lead to a third party acquisition proposal, or that contradicts the merger agreement or requires us to abandon the merger agreement; or

�	resolve or agree to do any of the foregoing.

However, notwithstanding the foregoing, before the approval and adoption of the merger agreement and the merger at the special meeting of our stockholders, we may furnish non-public information (pursuant to a confidentiality agreement no less favorable to us than our confidentiality agreement with Thoma Bravo) and afford access to our and our subsidiaries� properties, books, records, and personnel to, and enter into discussions and negotiations with, a third party in connection with an acquisition proposal and approve or recommend such proposal if:

�	our board of directors determines in good faith (after consultation with its financial and legal advisors) that the acquisition proposal is reasonably likely to result in a �superior proposal�;

�	such action is required by our directors� fiduciary duties under applicable law; and

�
neither we nor any of our subsidiaries, directors, officers, financial advisors, representatives, or agents has violated the restrictions in the merger agreement regarding third party acquisition proposals (other than immaterial and unintentional violations).

As used in the merger agreement, a �superior proposal� means a bona fide written proposal by a third party to acquire all of our assets or capital stock (including by merger) that was not solicited in violation of the merger agreement and that, in the good faith judgment of our board of directors (taking into account the legal, financial, and regulatory aspects of the proposal and the party making the proposal, including financing, stockholder approval requirements, regulatory approvals, stockholder litigation, breakup fees, expense reimbursement, and expected timing and risk and likelihood of consummation), (i) if accepted, is reasonably likely to be consummated, and (ii) if consummated, is reasonably likely to result in a transaction that is more favorable to our stockholders from a financial point of view than the merger.

The merger agreement also requires us to:

�
notify Parent within 24 hours upon our receipt of any third party acquisition proposal or any request for non-public information about us or for access to our properties, books, or records by a third party who we know to be considering making, or who has made, an acquisition proposal;

�
keep Parent reasonably informed, on a prompt basis, of the status of any third party acquisition proposal or request for non-public information about us or access to our properties, books, or records; and

�
cease (and cause our subsidiaries and our and our subsidiaries� directors, employees, financial advisors, representatives, and agents to cease) immediately all discussions and negotiations with third parties conducted prior to the date of the merger agreement regarding any acquisition proposal.

       Our board of directors may authorize us to terminate the merger agreement in order to enter into an agreement relating to a third party acquisition proposal or make a company adverse recommendation change only if:

�
our board determines, within ten business days after the third party acquisition proposal is made, in good faith (after consultation with its financial and legal advisors and upon recommendation from the special committee of our board) that the acquisition proposal constitutes a superior proposal;

�	such action is required by our directors� fiduciary duties under applicable law; and

�
neither we nor any of our subsidiaries, directors, officers, financial advisors, representatives, or agents has violated the restrictions in the merger agreement regarding third party acquisition proposals (other than immaterial and unintentional violations).

A company adverse recommendation change, as defined in the merger agreement, occurs if the board of directors or any committee thereof (i) withholds, withdraws, qualifies, or modifies (or publicly proposes to withhold, withdraw, qualify, or modify) in a manner adverse to Parent its recommendation of the merger and the merger agreement, (ii) adopts, approves, or recommends (or proposes to adopt, approve, or recommend) a third party acquisition proposal, (iii) designates a third party acquisition proposal as a superior proposal, (iv) fails to publicly reaffirm its recommendation of the merger and the merger agreement within five business days after Parent so requests in writing, or (v) fails to recommend against (within ten business days after the commencement of the third party acquisition proposal) any third party acquisition proposal that is subject to a proxy solicitation.

The merger agreement also requires that we provide written notice to Parent at least five business days before our board takes any of the actions described in the foregoing paragraph.  The notice must describe the basis for the board action, including the identity of the party making the superior proposal and the material terms of the proposal.  In addition, during the five-business-day period after delivery of the notice we must provide Parent with an opportunity to submit an amended acquisition proposal to our board of directors and must negotiate in good faith with Parent to amend the merger agreement.  If any material revisions are made to the third party acquisition proposal, we are required to provide Parent with a new notice and opportunity to amend the merger agreement.  Moreover, if we terminate the merger agreement to enter into an agreement with respect to a superior proposal, we must pay the termination fee described below under the caption ��Termination Fee and Expenses.�

Stockholders� Meeting

The merger agreement requires us to duly call, give notice of and hold a meeting of our stockholders for the purpose of considering and taking action on the merger and the merger agreement promptly following the date upon which this proxy statement is cleared by the SEC. Subject to certain fiduciary obligations of our directors, our board of directors and the special committee are required to recommend that our stockholders vote in favor of the merger agreement at the stockholders� meeting.  Until our board of directors or special committee withdraws or modifies its recommendation in favor of the merger, we are required to take all reasonable lawful action to solicit the number of votes needed for approval and adoption of the merger agreement.  Under the merger agreement, we are required to submit the merger agreement to our stockholders even if our board of directors or the special committee withdraws or modifies its recommendation in favor of the merger, unless the merger agreement is validly terminated pursuant to its terms.

Indemnification of Directors and Officers; Insurance

For a period of at least six years after the effective time of the merger, the merger agreement provides that all rights to indemnification, expense advancement and exculpation from personal liability existing in favor of any of our or our subsidiaries� present or former directors, officers or employees as provided in the applicable charter or organizational documents as in effect on the date of the merger agreement will survive the merger.  PLATO Learning as the surviving corporation also has agreed to abide by each of our contractual obligations to provide indemnification and exculpation to any person.

The merger agreement also requires the surviving corporation to negotiate and purchase �tail� insurance coverage that provides coverage for a period of six years and that is no less favorable in amount and terms and conditions of coverage than our existing directors and officers liability insurance programs, or if substantially equivalent insurance coverage is not available, the best available coverage that can be purchased for 250% of the aggregate premium we currently pay for our existing directors and officers liability and fiduciary liability insurance program.

Financing Commitments; Cooperation of PLATO Learning

Parent and Merger Sub estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $145 million, which Parent and Merger Sub expect will be funded by equity and debt financings, and to the extent available, cash of PLATO Learning. Notwithstanding the debt financing arrangements that Parent has in place, Parent�s and Merger Sub�s obligations to consummate the merger are not subject to any financing conditions (although funding of the equity and debt financings is subject to the satisfaction of the conditions set forth in the commitment letters under which the financings will be provided; the conditions in the equity commitment letters are limited to satisfaction of the closing conditions set forth in the merger agreement). The following arrangements are in place for the financing of the merger, including the payment of related transaction costs, charges, fees and expenses:

Equity Financing.  Parent and Merger Sub have received equity commitment letters from Thoma Bravo Fund IX, L.P., HarbourVest Partners 2007 Direct Fund L.P. and HarbourVest Partners VIII-Buyout Fund L.P., which we collectively refer to as the Sponsors, to provide equity financing in an aggregate amount sufficient to fully finance the merger and other transactions contemplated by the merger agreement.  In addition, the Sponsors have agreed to guarantee Parent�s and Merger Sub�s obligations under the merger agreement on a several basis as described below.  Parent and Merger Sub have agreed to take or cause to be taken all actions necessary or advisable to obtain the equity financing contemplated by the equity financing commitments and to fully enforce each equity financing commitment.

Debt Financing.  Thoma Bravo, LLC has received (i) a debt commitment letter from Wells Fargo Capital Finance, LLC pursuant to which, and subject to the conditions of that letter, Wells Fargo Capital Finance, LLC has agreed to provide to Parent a $45 million senior secured credit facility, and (ii) a debt commitment letter from HarbourVest Partners VIII-Buyout Fund L.P. and HarbourVest Partners 2007 Direct Fund L.P., pursuant to which, and subject to the conditions of that letter, each of HarbourVest Partners VIII-Buyout Fund L.P. and HarbourVest Partners 2007 Direct Fund L.P., on a several basis, has agreed to provide the Company $10 million of a $20 million senior subordinated facility.  Parent has agreed to use reasonable best efforts to:

�
negotiate definitive agreements with respect to the debt financing it plans to use to finance the merger on the terms and conditions contemplated by the financing commitments it received on or prior to the date of the merger agreement or, to the extent the debt financing contemplated by those commitments is not available, on other terms not materially less favorable to Parent, as determined in Parent�s reasonable judgment;

�	satisfy on a timely basis all conditions set forth in the debt financing commitments applicable to Parent and the Merger Sub that are within their control;

�
if any portion of the planned debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitments, to use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less favorable to Parent, as determined in the reasonable judgment of Parent, as promptly as practicable; and

�
give us prompt notice of any material breach by any party to the debt or equity financing commitments it plans to use to finance the merger, of which Parent becomes aware, or any termination of the debt financing commitment.

We have agreed to use reasonable best efforts to cooperate with Parent and its representatives in connection with the financing Parent plans to use to finance the merger, including by executing pledge and security documents and other financing documents and using our reasonable best efforts to obtain certain intellectual property assignment agreements as requested by Parent.

Sponsor Guarantees

Thoma Bravo Fund IX, L.P., HarbourVest Partners 2007 Direct Fund L.P., and HarbourVest Partners VIII�Buyout Fund L.P. have guaranteed Parent�s and Merger Sub�s obligations under the merger agreement, including the obligation to pay the merger consideration, up to a maximum aggregate amount of $145 million.

Additional Agreements

Mutual Agreements

In addition to the other agreements described elsewhere in this section of the proxy statement, PLATO Learning, Parent and Merger Sub have agreed to take, or refrain from taking, the following actions:

�	to consult with the other parties to the merger agreement in the preparation and dissemination of any public announcements relating to the merger;

�
to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective the transactions contemplated by the merger agreement; and

�	to use commercially reasonable efforts to defend any lawsuits or other legal proceedings as a result of the merger or the merger agreement.

PLATO Learning Agreements

In addition to the other agreements described elsewhere in this section of the proxy statement, we have agreed to take, or refrain from taking, the following actions:

�	to provide Parent and it agents and representatives access to certain information and personnel;

�
to use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of our or our subsidiaries� material agreements, contracts, licenses or leases in connection with the merger; and

�
to take any and all commercially reasonable actions necessary to terminate as of or prior to the effective time all of our stock compensation plans, our employee stock purchase plan and the provisions in any other plan, agreement or arrangement relating to or providing for the issuance, transfer or grant of our capital stock or any interest in respect of our capital stock.

Parent and Merger Sub Agreements

In addition to the other agreements described elsewhere in this section of the proxy statement, Parent and Merger Sub have agreed to take, or refrain from taking, the following actions:

�
for a period of at least one year after the effective time of the merger, to maintain or cause to be maintained compensation arrangements and employee benefit plans (other than equity-based compensation arrangements) that are substantially similar in the aggregate to those provided to our employees immediately prior to the effective time;

�
to provide our employees who continue as employees following the merger and who become eligible to participate in pensions, welfare plans, compensation arrangements, or other material employee benefit plans (other than equity-based compensation arrangements) with credit for prior service, a waiver of exclusions for pre-existing conditions, a waiver of any waiting period, and credit for any prior co-payments and deductibles; and

�	not to acquire, directly or indirectly, any beneficial interest in shares of our common stock, except as contemplated in connection with the merger.

Conditions to the Merger

Conditions of PLATO Learning, Parent and Merger Sub

The obligations of each party to effect the merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger of the following conditions:

�	expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Act;

�
absence of any statute, rule, order, decree or regulation, or any action taken, by any governmental entity of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the merger or makes the merger illegal;

�	adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock; and

�
other than filing the certificate of merger in accordance with the DGCL, obtaining all authorizations, consents and approvals of all governmental entities required to be obtained prior to consummation of the merger, except for authorizations, consents and approvals the failure of which to be obtained would not constitute a material adverse effect on any party to the merger agreement.

Conditions of PLATO Learning

The obligations of PLATO Learning to effect the merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger of the following conditions:

�
the representations and warranties of Parent and Merger Sub set forth in the merger agreement being true and correct as of the date of the merger agreement and immediately before the effective time of the merger, subject to the applicable materiality or material adverse effect standard contained in the merger agreement; and

�	Parent and Merger Sub must have performed in all material respects all of their obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger.

Conditions of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the merger are subject to the fulfillment or waiver, to the extent permitted by law, at or before the effective time of the merger of the following conditions:

�
the representations and warranties of PLATO Learning set forth in the merger agreement being true and correct as of the date of the merger agreement and immediately before the effective time of the merger, subject to the applicable de minimis, materiality or material adverse effect standard contained in the merger agreement;

�	we must have performed in all material respects all of our obligations required to be performed by us under the merger agreement at or prior to the effective time of the merger;

�	there must be no condition, circumstance, event, change, occurrence, state of facts or effect that has a material adverse effect on us;

�	we must have delivered to Parent a certificate executed by us stating that we are not, and have not been, a United States real property holding company; and

�	we must have filed all forms and documents required to be filed by us since January 1, 2007, under the Securities Exchange Act of 1934, as amended.

Termination

Termination by Mutual Consent

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval and adoption of the merger agreement by our stockholders, by the mutual written consent of us and Parent (and approved by our board of directors and Parent�s board of directors).

Termination by PLATO Learning or Parent

We or Parent may terminate the merger agreement, without the consent of the other, in the event of any of the following:

�
the merger has not been consummated on or before the earlier of (a) June 23, 2010, if the SEC does not review this proxy statement, or August 23, 2010, if the SEC reviews this proxy statement, and (b) ten days after the date on which our stockholders� meeting to be held for the purpose of considering the approval and adoption of the merger and the merger agreement is initially scheduled to be held.  However, this right to terminate is not available to a party whose material breach of the merger agreement is the cause of, or resulted in, the failure of the merger to have been consummated on or before that date;

�
any governmental entity has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting consummation of the merger or making the merger illegal, and the statute, rule, order, decree, regulation or other action has become final and non-appealable, as long as the terminating party has not breached its agreement to use commercially reasonable efforts to take all actions necessary, proper or advisable under to consummate the merger; or

�
our stockholders fail to adopt the merger agreement by the required vote at the stockholders� meeting, except that we are not entitled to terminate the merger agreement if our stockholders fail to adopt the merger agreement and we have breached in any material respect any of our obligations under the merger agreement relating to solicitation of third party acquisition proposals, recommendations to stockholders, efforts to consummate the merger, or the stockholders� meeting.

Termination by Parent

Parent may terminate the merger agreement, without our consent, in the event of any of the following:

�
any of Parent�s conditions to closing becomes impossible to fulfill, and the condition has not been waived by Parent, as long as the failure is not due to the failure of Parent or Merger Sub to comply in all material respects with their obligations under the merger agreement or other reasons within their control;

�	our board of directors or any committee of our board makes a company adverse recommendation change;

�
we materially breach our non-solicitation covenants with respect to alternative acquisition proposals or covenants related to the stockholders� meeting to be held for the purpose of considering approval and adoption of the merger and the merger agreement; or

�	any member of our board of directors publicly indicates his or her opposition to the Merger.

        Termination by PLATO  Learning

We may terminate the merger agreement in the event any of our conditions to closing becomes impossible to fulfill, and the condition has not been waived by us, provided that the failure is not due to our failure to comply in all material respects with our obligations under the merger agreement or other reasons within our control.  In addition, we may terminate the merger agreement to accept a superior proposal so long as we have complied in all material respects with the requirements in the merger agreement relating to third party acquisition proposals, as described above under the caption ��Acquisition Proposals by Third Parties,� and have paid the termination fee described below.

Effect of Termination

If the merger agreement is terminated as described above, no party to the agreement will have any liability or further obligation under the agreement except with respect to:

�	any willful and material breach of the agreement;

�	the requirement to comply with the separate confidentiality agreement between PLATO Learning and Thoma Bravo; and

�	the obligation, if applicable, to pay the termination fee and expense reimbursement described below.

Termination Fee and Expenses

Under certain circumstances, PLATO Learning is required to pay Parent a termination fee of $5.8 million, less any amount paid by PLATO Learning for Parent�s transaction expenses, as described below.  The termination fee would become payable if the merger agreement is terminated under any of the following circumstances:

�	Parent terminates the merger agreement because:

o	our board of directors or any committee of our board makes a company adverse recommendation change; or

o
we materially breach our non-solicitation covenants with respect to alternative acquisition proposals or related to the stockholder meeting to be held for the purpose of considering and taking action on the merger and the merger agreement; or

�	we terminate the merger agreement to accept a superior proposal; or

�	all of the following occur:

o	a third party proposal to acquire at least 51% of our capital stock or assets is made after the date of the merger agreement and prior to the special meeting of our stockholders;

o	the merger agreement is terminated because:

�
the merger has not been consummated on or before the earlier of (a) June 23, 2010, if the SEC does not review this proxy statement, or August 23, 2010, if the SEC reviews this proxy statement, and (b) ten days after the date on which our stockholders� meeting to be held for the purpose of considering the approval and adoption of the merger and the merger agreement is initially scheduled to be held;

�	our stockholders fail to adopt the merger agreement by the required vote at the stockholders� meeting;

�	any of Parent�s conditions to closing becomes impossible to fulfill, and the condition has not been waived by Parent, as long as the failure is not due to the failure of

Parent or Merger Sub to comply in all material respects with their obligations under the merger agreement or other reasons within their control; or

�	a member of our board of directors publicly indicates his or her opposition to the merger; and

o
within one year after termination of the merger agreement, we have consummated a third party acquisition of at least 51% of our capital stock or assets or have entered into an agreement for a third party acquisition of at least 51% of our capital stock or assets that is subsequently consummated.

In addition, under certain circumstances PLATO Learning is required to reimburse Parent for its expenses incurred in connection with the transactions contemplated by the merger agreement, up to a maximum of $1.5 million.  This expense reimbursement would become payable if the $5.8 million termination fee is not then payable and the merger agreement is terminated under any of the following circumstances:

�
the merger agreement is terminated by us or Parent because the merger has not been consummated on or before the earlier of (a) June 23, 2010, if the SEC does not review this proxy statement, or August 23, 2010, if the SEC reviews this proxy statement, and (b) ten days after the date on which our stockholders� meeting to be held for the purpose of considering and taking action on the merger and the merger agreement is initially scheduled to be held;

�	the merger agreement is terminated by us or Parent because our stockholders fail to adopt the merger agreement by the required vote at the stockholders� meeting; or

�	Parent terminates the merger agreement because a member of our board of directors publicly indicates his or her opposition to the merger.

The amount of any expense reimbursement paid to Parent would be deducted from the amount of any termination fee if the termination fee becomes payable pursuant to the terms of the merger agreement.

Amendment and Waiver

The merger agreement may be amended by the parties at any time before or after approval and adoption by our stockholders of the matters presented in connection with the merger by an instrument signed by each party.  However, after approval and adoption by our stockholders of the matters presented in connection with the merger, no amendment may be made without the approval and adoption of our stockholders if the amendment would alter or change the merger consideration or otherwise adversely affect our stockholders.

Voting Agreement

        Our directors and officers and each of SRB Management, L.P., which is the general partner and investment manager of the funds affiliated with Greenway Capital, and BC Advisers, LLC, all in their capacities as stockholders of PLATO Learning, have entered into a voting agreement, dated March 25, 2010, with Parent in which they have agreed to (i) vote all of their shares of our common stock in favor of approval and adoption of the merger agreement and the transactions contemplated therein; (ii) vote all of their shares of our common stock against any alternative business combination transaction; and (iii) refrain from taking or permitting any of their respective affiliates from taking certain actions that could delay, prevent or frustrate the merger and the other transactions contemplated by the merger agreement.

Each stockholder that is a party to the voting agreement also agreed that, subject to limited exceptions, the stockholder will not transfer or agree to transfer any of the stockholder�s shares of our common stock, other than with Parent�s prior written consent, or grant any proxy or power-of-attorney, deposit into a voting trust or enter into any voting agreement with respect to those shares other than pursuant to the voting agreement.

In addition, each stockholder executing the voting agreement has granted an irrevocable proxy to Parent to vote their shares in favor of the approval and adoption of the merger agreement and against any alternative business combination transaction. However, the voting agreement does not limit or affect the stockholder�s rights or obligations as a director, officer or other fiduciary of PLATO Learning.

As of the date of the voting agreement, our stockholders that have executed a voting agreement owned, directly or indirectly, 4,400,578 shares in the aggregate, or approximately 18%, of our common stock.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is quoted on the NASDAQ Global Market under the symbol �TUTR.� The following table sets forth the high and low sale prices for our common stock for each of the quarterly periods presented:

	High	Low

Fiscal Year ending October 31, 2010
Second Quarter (through April 2, 2010)	$5.69	$3.88
First Quarter	$4.96	$3.74
Fiscal Year ended October 31, 2009
Fourth Quarter	$4.98	$3.87
Third Quarter	$4.34	$2.50
Second Quarter	$3.17	$1.13
First Quarter	$1.80	$0.81
Fiscal Year ended October 31, 2008
Fourth Quarter	$3.22	$1.30
Third Quarter	$3.04	$1.84
Second Quarter	$3.88	$2.44
First Quarter	$4.70	$2.90

On March 25, 2010, which was the last trading day before we announced the merger, the closing sales price for our common stock on the NASDAQ Global Market was $4.91 per share.  On [______], 2010, the last trading day before the record date of this proxy statement, the closing price of our common stock on the NASDAQ Global Market was $[___] per share.  As of April 1, 2010, there were 24,421,716 shares of our common stock held by approximately 469 holders of record as reported by our transfer agent.

We have not declared or paid dividends on our common stock in our 2008 and 2009 fiscal years or since the end of fiscal 2009. We intend to retain future earnings to finance the growth and development of our business and, accordingly, do not currently intend to declare or pay any dividends on our common stock. Our board of directors will evaluate our future earnings, results of operations, financial condition and capital requirements in determining whether to declare or pay cash dividends. In addition, our credit facility impose restrictions on our ability to pay dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the number of shares of our common stock beneficially owned as of April 1, 2010 (unless otherwise indicated), by:

�	each person who is known to us to be the beneficial owner of more than five percent of our common stock;

�	each director;

�	our chief executive officer and chief financial officer; and

�	all current directors and executive officers as a group.

Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares noted below. The business address of each individual listed below is c/o PLATO Learning, Inc., 10801 Nesbitt Avenue South, Bloomington, Minnesota, 55437. The beneficial ownership percentages reflected in the table below are based on 24,421,716 shares of our common stock outstanding as of April 1, 2010:

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership (1)	Percentage of Total Shares of Outstanding Common Stock (1)

Greater than 5% stockholders:
Funds affiliated with Greenway Capital 300 Crescent Court, Ste. 1111 Dallas, TX 75201	4,119,423 (2)	16.9%
Alexander Capital Advisors, LLC 11 Elm Street New Canaan, CT 06840	2,752,936 (3)	11.3%
Rutabaga Capital Management 64 Broad Street, 3rd Floor Boston, MA 02109	2,057,645 (4)	8.4%
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94163	1,702,176 (5)	7.0%
S Squared Technology LLC 515 Madison Avenue New York, NY 10022	1,606,300 (6)	6.6%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	1,355,376 (7)	5.6%
Security Investors, LLC 1 Security Benefit Place Topeka, KS 66636	1,338,370 (8)	5.5%
Directors and named executive officers:
Stephen R. Becker	4,145,423 (9)	17.0%
Matthew A. Drapkin	4,155,423 (10)	17.0%
Susan E. Knight	61,500 (11)	*
John G. Lewis	32,500 (12)	*
M. Lee Pelton	59,000 (13)	*
Robert S. Peterkin	48,000 (14)	*
Vincent P. Riera	280,048 (15)	1.1%
Robert J. Rueckl	165,601 (16)	*
John T. (Ted) Sanders	115,500 (17)	*
David W. Smith	275,969 (18)	1.1%
All directors and executive officers as a group (10 persons)	5,218,541 (19)	20.7%

_________________________

*	Less than 1%.

(1)
�Beneficial ownership� generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days.  Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2010 are deemed outstanding for computing the ownership percentage of the person holding such options, but are not deemed outstanding for computing the ownership percentage of any other person. Restricted stock is included in the beneficial ownership amounts even though it may not be transferred.

(2)	Based on information in Schedule 13D/A filed with the SEC on February 25, 2010 by Steven R. Becker, Matthew A. Drapkin, BC Advisers, LLC and SRB Management, L.P.

(3)
Based on information in Schedule 13G/A, dated December 31, 2009 and filed with the SEC, indicating that Alexander Capital Advisors, LLC is the beneficial owner of and possesses sole dispositive power with respect to 2,752,936 shares and possesses sole voting power with respect to 1,361,200 shares.

(4)
Based on information in Schedule 13G/A, dated December 31, 2009 and filed with the SEC, indicating that Rutabaga Capital Management is the beneficial owner of and possesses sole dispositive power with respect to  2,057,645 shares, sole voting power with respect to 1,245,913 shares and  shared voting power with respect to 811,732 shares.

(5)
Based on information in Schedule 13G/A, dated December 31, 2009 and filed with the SEC, indicating that Wells Fargo & Company and related entities are the beneficial owners of 1,702,176 shares, possess sole voting power with respect to 1,658,917 shares and possess sole dispositive power with respect to 1,661,485 shares.

(6)
Based on information in Schedule 13G/A, dated December 31, 2009 and filed with the SEC, indicating that S Squared Technology, LLC is the beneficial owner of, and possesses sole voting and dispositive power with respect to, 1,606,300 shares.

(7)
Based on information in Schedule 13G/A, dated December 31, 2009 and filed with the SEC, indicating that Dimensional Fund Advisors, Inc. and related entities are the beneficial owners of and possess sole dispositive power with respect to 1,355,376 shares and possess sole voting power with respect to 1,345,494 shares.

(8)
Based on information in Schedule 13G/A, dated December 31, 2009 and filed with the SEC, indicating that Security Investors, LLC is the beneficial owner of and possesses sole investment and voting power with respect to 1,338,370 shares.

(9)
Includes 25,000 shares subject to exercisable options and 4,119,523 shares directly owned by SRB Greenway Opportunity Fund L.P., SRB Greenway Opportunity Fund (QP) L.P. and SRB Special Situations I L.P. (collectively, the �Greenway Funds�).  SRB Management L.P. is the general partner and investment manager of the Greenway Funds and has sole voting and dispositive power over the shares owned directly by the Greenway Funds.  BC Advisors, LLC is the general partner of SRB Management, L.P. and Mr. Becker and Mr. Drapkin are the managing members of BC Advisors.  Mr. Becker disclaims beneficial ownership of the shares owned directly by the Greenway Funds, except to the extent of his pecuniary interest therein.

(10)
Includes 25,000 shares subject to exercisable options and 4,119,523 shares directly owned by the Greenway Funds.  SRB Management L.P. is the general partner and investment manager of the Greenway Funds and has sole voting and dispositive power over the shares owned directly by the Greenway Funds.  BC Advisors, LLC is the general partner of SRB Management, L.P. and Mr. Becker and Mr. Drapkin are the managing members of BC Advisors.  Mr. Drapkin disclaims beneficial ownership of the shares owned directly by the Greenway Funds, except to the extent of his pecuniary interest therein.

(11)	Includes 56,500 shares subject to exercisable options.

(12)	Includes 26,500 shares subject to exercisable options.

(13)	Includes 55,000 shares subject to exercisable options.

(14)	Includes 45,000 shares subject to exercisable options.

(15)
Includes 188,533 shares subject to exercisable options or options that will become exercisable within 60 days of April 1, 2010, and 9,000 shares of restricted stock, of which 4,500 shares will vest and restrictions will lapse on each of April 16, 2010 and April 16, 2011.

(16)	Includes 115,066 shares subject to exercisable options or options that will become exercisable within 60 days of April 1, 2010.

(17)	Includes 82,500 shares subject to exercisable options.

(18)	Includes 91,969 shares subject to shared dispositive power and 180,000 shares subject to exercisable options.

(19)	Includes 711,068 shares subject to options.

As a result of the voting agreements entered into among our directors and executive officers, entities affiliated with the Greenway Funds and Parent, our directors, executive officers, the entities affiliated with the Greenway

Funds, Parent, Merger Sub and Thoma Bravo and its controlling persons may constitute a �group� for purposes of Rule 13d-5 under the Exchange Act with respect to their beneficial ownership of the common stock. Pursuant to the irrevocable proxies executed by our directors and executive officers and entities affiliated with Greenway Funds, Parent shares beneficial ownership of the right to vote 5,208,541 shares of our common stock, including 711,068 shares issuable upon the exercise of stock options currently exercisable or exercisable within 60 days of April 1, 2010.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, we are sending only one copy of this proxy statement to stockholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as �householding,� is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources.

If you received a householded mailing and you would like to have additional copies mailed to you or you would like to opt out of this practice for future mailings, please submit your request (i) via e-mail to PLATO Learning�s website: www.plato.com under the heading Investor Relations; (ii) in writing to PLATO Learning, Attention: Investor Relations at 10801 Nesbitt Avenue South, Bloomington, Minnesota, 55437; or (iii) telephonically to PLATO Learning�s Investor Relations Department at 1-800-869-2000 extension 1462. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings. Any stockholder who intends to present a proposal at the 2011 annual meeting of stockholders must ensure we receive the proposal no earlier than December 23, 2010 and no later than January 22, 2011.  Similarly, nominations by stockholders of candidates for election as directors at the 2011 annual meeting must be received by us no earlier than December 23, 2010 and no later than January 22, 2011 to be considered timely in accordance with our charter documents.  We are not required to include in our proxy statement or form of proxy a stockholder proposal that is not timely received or that otherwise fail to meet requirements for stockholder proposals established by regulations of the SEC.

Any stockholder who wishes to submit an individual for consideration for nomination as a director may do so by writing to our corporate secretary at 10801 Nesbitt Avenue South, Bloomington, Minnesota, 55437. Submissions must provide the information required by our bylaws, including: (i) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors, including such person�s written consent to being named in the proxy statement as a nominee and to serving as director if elected; and (ii) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf notice is given (a) the name and address of such stockholder and of the beneficial owner as they appear on our books, (b) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder and the beneficial owner, as well as a description of all securities or contracts, with a value derived in whole or in part from the value of any our shares, held by the stockholder and the beneficial owner or to which either is a party, (c) a description of all arrangements or understandings between the stockho1der and any such beneficial owner and any other person or persons (including their names) regarding the nomination, (d) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and (e) a description of any other information relating to the stockholder and the beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies. Our corporate secretary will review submissions for completeness and forward complete submissions to the nominating and governance committee of our board of directors.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement, the reports, opinions or agreements attached to this proxy statement and any other information concerning us, without charge, by written request directed to us at PLATO Learning, Inc., 10801 Nesbitt Avenue South, Bloomington, Minnesota, 55437, Attention: Investor Relations. Information concerning us can also be obtained through our website (www.plato.com) or from the SEC through the SEC�s website at www.sec.gov. The information contained on our website is not part of, or incorporated into, this proxy statement. If you would like to request documents, please do so within five business days prior to the special meeting in order to receive them before the special meeting.

Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [__________], 2010.  You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

PLATO LEARNING, INC.,

PROJECT PORSCHE HOLDINGS CORPORATION

and

PROJECT PORSCHE MERGER CORP.

dated as of

March 25, 2010

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 25, 2010 (the �Agreement�), by and among Plato Learning, Inc., a Delaware corporation (the �Company�), Project Porsche Holdings Corporation, a Delaware corporation (�Parent�), and Project Porsche Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (�Acquisition Subsidiary�).

RECITALS

A.           Parent desires to acquire the Company by effecting a merger (the �Merger�) in which Acquisition Subsidiary will merge with and into the Company and the Company will become a wholly-owned subsidiary of Parent immediately after the Merger.

B.           The special committee of the Board (the �Special Committee�) and the Board have unanimously deemed the Merger advisable, in the best interests of and fair to the Company and its stockholders and approved and adopted this Agreement, the Merger, and the other transactions contemplated hereby.

C.           The board of directors of each of Parent and Acquisition Subsidiary have unanimously deemed the merger advisable, in the best interests of and fair to Parent and Acquisition Subsidiary and approved and adopted this Agreement, the Merger, and the other transactions contemplated hereby.

D.           Simultaneously with the execution and delivery of this Agreement, certain holders of Company Common Stock have entered into voting agreements in the form attached hereto as Exhibit A (the �Voting Agreements�), dated as of the date hereof, with Parent.

E.           As a condition to the willingness of the Company to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsors have issued the equity commitment letters attached as Exhibit B (the �Equity Financing Commitments�) to Parent and entered into the limited guarantees, dated as of the date hereof (the �Guarantees�), in the form attached as Exhibit C, pursuant to which the Sponsors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement, on the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1
THE MERGER

1.1           The Merger.  Subject to the terms and conditions of this Agreement, a certificate of merger (the �Certificate of Merger�) will be duly executed in the manner required by Delaware law by the Company and Acquisition Subsidiary (collectively, the �Constituent Corporations�) and delivered to the office of the Delaware Secretary of State for filing, as provided in accordance with the Delaware General Corporation Law ( �Delaware Law�), as soon as practicable on the Closing Date or on such later date as might be mutually agreed to by Parent and the Company.  The Merger will become effective at the time at which the Certificate of Merger is filed with the Delaware Secretary of State or at such time thereafter as is provided in the Certificate of Merger, and the term �Effective Time� means the date and time when the Merger becomes effective.

1.2           Effects of the Merger.

(a)           At the Effective Time, in accordance with this Agreement and Delaware Law, (i) Acquisition Subsidiary will be merged with and into the Company, (ii) the separate corporate existence of Acquisition Subsidiary will cease, and (iii) the Company will be the surviving corporation in the Merger (sometimes referred to herein as the �Surviving Corporation�) and continue to be governed by Delaware Law.

(b)           The Merger will have the other effects set forth in Sections 259 and 261 of Delaware Law.

(c)           Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Acquisition Subsidiary will vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Acquisition Subsidiary will become the debts, liabilities and duties of the Surviving Corporation.

1.3           Closing.  The closing of the Merger and the other transactions contemplated by this Agreement (the �Closing�) will take place at 10:00 a.m., Minneapolis time, on the second Business Day after satisfaction or waiver (to the extent waivable under Article 8) of all conditions to the consummation of the Merger set forth in Article 6 of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Kirkland & Ellis LLP, 300 N. LaSalle Drive, Chicago, Illinois 60654, unless another date, time or place is agreed to by Parent and the Company.  The date on which the Closing occurs is referred to as the �Closing Date.�  All actions taken at the Closing will be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

1.4           Certificate of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, pursuant to the Certificate of Merger filed with the Delaware Secretary of State, the certificate of incorporation of the Company will be amended in its entirety to read as set forth on Exhibit D hereto (the �Certificate of Incorporation�) until thereafter changed or amended in accordance with Delaware Law and such Certificate of Incorporation.  The bylaws of Acquisition Subsidiary, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation (except that the name of the Surviving Corporation will at the Effective Time be changed to �Plato Learning, Inc.�) until thereafter changed or amended in accordance with Delaware Law, the Certificate of Incorporation, and such bylaws.

        1.5           Board of Directors and Officers of the Surviving Corporation.

(a)           The directors of Acquisition Subsidiary immediately before the Effective Time will be the directors of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the bylaws of the Surviving Corporation.

(b)           The officers of Acquisition Subsidiary immediately before the Effective Time will be the officers of the Surviving Corporation until their respective successors are appointed and qualified or until their earlier death, resignation or removal.

ARTICLE 2
CONVERSION OF SHARES

2.1           Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of the Company�s common stock, par value $0.01 per share (�Company Common Stock�), or the holder of the shares of the common stock, par value $.01 per share, of Acquisition Subsidiary (�Acquisition Subsidiary Common Stock�):

(a)           Each share of the Company Common Stock issued and outstanding immediately before the Effective Time (other than Dissenting Shares and any shares of Company Common Stock held by the Company as treasury shares, Parent, Acquisition Subsidiary, or any other Subsidiary of Parent or the Company) will be converted into the right to receive from the Surviving Corporation $5.60 per share in cash, without interest (the �Merger Consideration�).

(b)           All shares of Company Common Stock will cease to be outstanding, automatically be cancelled and retired and cease to exist, and each holder of a certificate or certificates representing any shares of Company Common Stock and each holder of record of uncertificated outstanding shares of Company Common Stock (�Book-Entry Shares�) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate or Book-Entry Shares in accordance with Section 2.4 or, with respect to Dissenting Shares, the rights set forth in Section 2.3.  Payment of the Merger Consideration must be made upon surrender of the certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (the �Certificates�) or any Book-Entry Shares in the manner provided in Section 2.4.

(c)           Each issued and outstanding share of Acquisition Subsidiary Common Stock will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(d)           All shares of Company Common Stock that are held by Parent, Acquisition Subsidiary, or the Company or any of its Subsidiaries as treasury stock prior to the Effective Time will be cancelled and retired and cease to exist and no Merger Consideration will be delivered in exchange therefor.

2.2           Stock Awards.

(a)           Stock Options and Stock Appreciation Rights.  As of the Effective Time, each issued and outstanding Stock Option or Stock Appreciation Right that is either (i) vested at the Effective Time (including those Stock Options or Stock Appreciation Rights with accelerated vesting upon the occurrence of a change in control of the Company) or (ii) unvested at the Effective Time and provides for vesting upon the occurrence of certain events after a change in control of the Company will be cancelled and terminated by the Company in exchange for an amount of cash, without interest, equal to the number of shares of Company Common Stock subject to such Stock Option or Stock Appreciation Right multiplied by the Option/SAR Spread less applicable Taxes required to be withheld with respect to such payment (the �Option/SAR Consideration�).  The �Option/SAR Spread� for each share of Company Common Stock subject to a Stock Option will be equal to the excess, if any, of (w) the Merger Consideration over (x) the per share exercise price of the Stock Option and for each share of Company Common Stock subject to a Stock Appreciation Right will be equal to the excess, if any, of (y) the Merger Consideration over (z) the per share grant price of the Stock Appreciation Right.  Any Stock Option or Stock Appreciation Right for which the per share exercise price or per share grant price, as applicable, exceeds the Merger Consideration will be cancelled as of the Effective Time without the payment of any consideration therefor.  All Stock Options and Stock Appreciation Rights that are unvested at the Effective Time and that do not provide for vesting upon the occurrence of certain events after a change in control of the Company will be cancelled and terminated by the Company without the payment of any consideration therefor.

(b)           Restricted Stock.  As of the Effective Time, the restrictions on each restricted share of Company Common Stock granted to any employee or director of the Company or any of its Subsidiaries under a Stock Plan that is outstanding immediately prior to the Effective Time (the �Restricted Shares�) will, without any action on the part of the holder thereof, lapse, and each Restricted Share will be cancelled and converted into the right to receive the Merger Consideration.

(c)           Other Equity Awards.  As of the Effective Time, each issued and outstanding performance share, restricted share unit, or other award based on the value of Company Common Stock (collectively, the �Other Equity Awards�) that is either (i) vested at the Effective Time (including those Other Equity Awards with accelerated vesting upon the occurrence of a change in control of the Company) or (ii) unvested at the Effective Time and provides for vesting upon the occurrence of certain events after a change in control of the Company will be cancelled and terminated by the Company in exchange for an amount of cash, without interest, equal to (A) the Merger Consideration multiplied by the number of shares of Company Common Stock represented by such Other Equity Award or (B) such other amount as may be provided by such Other Equity Award, in either case, less applicable Taxes required to be withheld with respect to such payment.  All Other Equity Awards that are unvested at the Effective Time and that do not provide for vesting upon the occurrence of certain events after a change in control of the Company will be cancelled and terminated by the Company without the payment of any consideration therefor.

(d)           Treatment of Employee Stock Purchase Plans.  As soon as practicable following the date of this Agreement, the Board (or, if appropriate, any committee administering the Company�s 1993 Employee Stock Purchase Plan (the �ESPP�)) will adopt such resolutions or take such other actions as may be required to provide that, with respect to the ESPP:  (i) each individual participating in the Purchase Period (as defined in the ESPP) in progress as of the date of this Agreement (the �Final Offering�) will not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect when the Final Offering commenced, or (y) to make separate non-payroll contributions to the ESPP on or following the date of this Agreement; (ii) no individual who is not participating in the ESPP as of the date of this Agreement may commence participation in the ESPP following the date of this Agreement; (iii) the Final Offering will end on the earlier to occur of March 31, 2010 and a date that is five (5) calendar days prior to the Effective Time; (iv) each ESPP participant�s accumulated contributions under the ESPP will be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP as of the end of the Final Offering; and (v) the ESPP will terminate immediately following the end of the Final Offering and no further rights will be granted or exercised under the ESPP thereafter.  All shares of Company Common Stock purchased in the Final Offering will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

2.3           Dissenters� Rights.  Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any, for appraisal of those shares in accordance with the provisions of Section 262 of Delaware Law and as of the Effective Time has not withdrawn or lost such right to such appraisal (�Dissenting Shares�) will not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(a), but the holder will be entitled only to such rights as are granted by Delaware Law.  If a holder of shares of Company Common Stock who demands appraisal of those shares under Delaware Law effectively withdraws or loses (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever occurs later, those shares will be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(a), without interest, upon compliance with the provisions, and subject to the limitations, of Section 2.4 hereof.  The Company will give Parent (a) prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands, and any other instruments received by the Company relating to stockholders� rights of appraisal, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law.  The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.  Any payments made in respect of Dissenting Shares must be made by Parent or the Surviving Corporation.

         2.4           Exchange of Certificates.

(a)           Prior to the Effective Time, Parent will designate Wells Fargo Bank, N.A., or such other bank or trust company as is reasonably acceptable to the Company, to act as paying agent in connection with the Merger (the �Paying Agent�).  At or prior to the Effective Time, Parent and Acquisition Subsidiary will cause to be deposited with the Paying Agent for the benefit of holders of Company Common Stock the funds necessary to complete the payments contemplated by Section 2.1 (assuming that all Dissenting Shares will lose their right of appraisal) with respect to shares of Company Common Stock (but not, for the avoidance of doubt, for payments in respect of Stock Options, Restricted Shares and Other Equity Awards, which Parent will pay, or cause the Surviving Corporation to pay through its payroll system, to the holders of Company Stock Options, Restricted Shares and Other Equity Awards  in accordance with Section 2.2).  All cash deposited with the Paying Agent may not be used for any purpose not provided in this Agreement, or as otherwise agreed by the Company and Parent before the Effective Time.  All cash deposited with the Paying Agent must be invested in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody�s Investors Service, Inc. or Standard & Poor�s Corporation, or in certificates of deposit, bank repurchase agreements or bankers� acceptances of commercial banks with capital, surplus and undivided profits exceeding $1,000,000,000 (�Permitted Investments�); provided, that (i) the maturities of Permitted Investments must be such as to permit the Paying Agent to make prompt payments to Persons entitled thereto pursuant to this Section 2.4(a) and (ii) no such Permitted Investment or losses thereon will affect the Merger Consideration payable to the holders of Company Common Stock.  Any net profit resulting from, or interest or income produced by, such investments will be distributed to Surviving Corporation by the Paying Agent upon Parent�s request.

(b)           Promptly following the Effective Time, but in no event later than five Business Days after the date on which the Effective Time occurs, the Surviving Corporation will cause the Paying Agent to mail to each holder of record of a Certificate or any Book-Entry Shares (other than the Company, Parent, Acquisition Subsidiary, any other Subsidiary of the Company or Parent, or holders of Dissenting Shares who have not subsequently withdrawn or lost their rights of appraisal) (i) a letter of transmittal (which, with respect to shares of Company Common Stock held in a Certificate, must specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent and must be in such form and have such other provisions as Parent may reasonably specify), in form and substance reasonably acceptable to the Surviving Corporation, and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration.

(c)           Upon surrender to the Paying Agent of a Certificate (or upon receipt of an agent�s message in the case of any Book-Entry Shares), together with the letter of transmittal duly executed, the holder of such Certificate or Book-Entry Shares will be entitled to receive a check from the Paying Agent for the Merger Consideration in exchange therefor, and the Certificate or Book-Entry Shares so surrendered will be cancelled. No interest or dividends will be paid or accrue on any Merger Consideration payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 2.  Parent will pay any transfer or other taxes required by reason of the surrender of each Certificate or Book-Entry Share in exchange for the Merger Consideration.  If any portion of the Merger Consideration to be received pursuant to this Article 2 upon exchange of a Certificate is to be issued or paid to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered, it may be a condition of issuance and payment that the Certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the Person requesting the exchange pay in advance any transfer or other taxes required by reason of payment of the Merger Consideration to such other Person, or establish to the satisfaction of the Paying Agent that the tax has been paid or that no tax is applicable.  From the Effective Time until surrendered as contemplated by this Section 2.4, each Certificate or Book-Entry Share (other than Certificates representing Company Common Stock held by Parent, Acquisition Subsidiary or any of their respective affiliates) will be deemed, for all corporate purposes, to represent only the right to receive the Merger Consideration as contemplated by this Section 2.4.

(d)           In the case of any lost, stolen, or destroyed Certificate, Parent or Paying Agent may require that the holder thereof, as a condition precedent to the delivery to the holder of the Merger Consideration, deliver to Parent or Paying Agent a written indemnity agreement in form and substance reasonably acceptable to Parent or Paying Agent and, if reasonably deemed advisable by Parent or Paying Agent, a bond in such reasonable sum as Parent or Paying Agent may direct as indemnity against any claim that may be made against the Paying Agent or Parent with respect to the Certificate alleged to have been lost, stolen, or destroyed.

(e)           At the Effective Time, the stock transfer books of the Company must be closed and there must not be any transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately before the Effective Time.  If, after the Effective Time, Certificates or Book-Entry Shares are presented for transfer to the Surviving Corporation, they must be cancelled and exchanged for the Merger Consideration as provided in this Article 2, subject to Delaware Law.

(f)           If any cash deposited with the Paying Agent for purposes of payment in exchange for shares of Company Common Stock remains unclaimed after the one-year anniversary of the Closing Date, the Paying Agent will give notice to the Surviving Corporation of such cash and such cash, together with all interest and earnings thereon, must be returned to the Surviving Corporation, upon demand, and any such holder who has not theretofore complied with this Article 2 prior to that time is required thereafter to look only to the Surviving Corporation for payment of the Merger Consideration.  Notwithstanding the foregoing, none of Parent, Surviving Corporation, Paying Agent or any other Person will be liable to any holder of shares of Company Common Stock for any amount paid to a public official pursuant to applicable unclaimed property, escheat or similar law; provided, that the Surviving Corporation will continue to be liable for any payments required to be made thereafter pursuant to Section 262 of Delaware Law and Section 2.3 of this Agreement.

2.5           Withholding of Tax.  Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Stock Options, Stock Appreciation Rights, or Other Equity Awards such amount as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts will be (a) paid over to the applicable Governmental Entity in accordance with applicable Law or Order and (b) treated for all purposes of this Agreement as having been paid to the former holder of any shares of Company Common Stock, Stock Options, Stock Appreciation Rights, or Other Equity Awards in respect of which such deduction and withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as is disclosed in the disclosure letter delivered by the Company to Parent on or prior to the date hereof (the �Disclosure Letter�) or as otherwise described in the Company SEC Documents (other than (x) any disclosures contained or referenced therein under the captions �Risk Factors�, �Forward-Looking Statements�, �Quantitative and Qualitative Disclosures About Market Risk� and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature, and (y) any exhibits or other documents appended thereto) filed on or after December 31, 2008 and prior to the date of this Agreement (the �Recent SEC Reports�) (it being understood that any matter disclosed in any Recent SEC Report will be deemed to be disclosed in a section of the Disclosure Letter and to qualify the Company�s representations and warranties hereunder only to the extent that it is reasonably apparent from such disclosure in such Recent SEC Report that such disclosure is applicable to such section of the Disclosure Letter), the Company hereby represents and warrants to Parent and Acquisition Subsidiary as follows:

3.1           Organization. The Company and each of its Subsidiaries is a corporation or company, in each case, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate or company power and authority to own, lease, use and operate its properties and assets and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required, except where the failure to be so qualified would not constitute a Material Adverse Effect on the Company. Complete and correct copies of the articles or certificate of incorporation and bylaws or similar charter or organizational documents of the Company and each of its Subsidiaries have been made available to Parent.

        3.2           Capitalization.

(a)           The authorized capital stock of the Company consists solely of 50,000,000 shares of Company Common Stock, and 5,000,000 shares of Preferred Stock, par value $0.01 per share.  As of the date hereof, (i) 24,412,057 shares of Company Common Stock, including Restricted Shares, are issued and outstanding; (ii) 59,854 shares of Company Common Stock are held in treasury; (iii) no shares of the Company�s Preferred Stock are issued and outstanding; (iv) 3,406,211 shares of Company Common Stock are reserved for issuance upon exercise of Stock Options, Stock Appreciation Rights, or Other Equity Awards granted prior to the date of this Agreement; and (v) 41,343 shares of Company Common Stock are reserved for purchase under the ESPP (provided that if the January 1, 2010 amendment to the ESPP is approved by the Company�s stockholders, 291,343 shares of Company Common Stock will be reserved for purchase under the ESPP).  No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding.  All issued and outstanding shares of the Company�s capital stock are, and all shares that may be issued or granted pursuant to the exercise or vesting, as applicable, of Stock Options, Stock Appreciation Rights, or Other Equity Awards granted prior to the date of this Agreement will be, when issued or granted in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.  Except for the rights of participants to purchase shares of Company Common Stock pursuant to the ESPP or options to purchase shares of Company Common Stock pursuant to the Stock Plans, as set forth in the Disclosure Letter, there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, or other rights, convertible securities, agreements, claims or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests; (ii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence; or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

(b)           (i) All of the issued and outstanding shares of capital stock of each of the Company�s Subsidiaries are owned, directly or indirectly, by the Company free and clear of any Liens, and all such shares have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, and (ii) neither the Company nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.

3.3           Authorization; Validity of Agreement.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to approval by the holders of Company Common Stock, to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Special Committee and the Board.  Except for the approval and adoption of this Agreement by the Company�s stockholders and the filing of the Certificate of Merger with the Delaware Secretary of State, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Acquisition Subsidiary, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors� rights generally and is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

3.4           No Violations; Consents and Approvals.

(a)           Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Merger or any other transactions contemplated hereby will violate any provision of the certificate of incorporation or the bylaws of the Company or any of the Company�s Subsidiaries.

(b)           Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Merger or any other transactions contemplated hereby will:

(i)           require any filing with, or consent or approval of, any Governmental Entity having jurisdiction over any of the business or assets of the Company or any of its Subsidiaries, except for (A) the requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the �HSR Act�); (B) the filing of the Certificate of Merger with the Delaware Secretary of State; (C) the filing with the SEC of the Proxy Statement relating to the meeting of the Company�s stockholders to be held in connection with this Agreement and the transactions contemplated hereby; and (D) any filings or notifications under the rules and regulations of Nasdaq relating to the transactions contemplated hereby;

(ii)           violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or affected; or

(iii)           conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective properties or assets;

except in the case of clauses (ii) and (iii) above, for conflicts, violations, breaches, or defaults, that, individually or in the aggregate, would not constitute a Material Adverse Effect on the Company.

3.5           SEC Reports; Financial Statements; Internal Controls.

(a)           The Company has timely filed (subject to any extensions permitted pursuant to, and in compliance with, Rule 12b-25 of the Exchange Act) with the SEC all forms and documents required to be filed by it since January 1, 2007, under the Securities Exchange Act of 1934, as amended (the �Exchange Act�), including (i) its Annual Reports on Form 10-K; (ii) its Quarterly Reports on Form 10-Q; (iii) its Current Reports on Form 8-K; (iv) all proxy statements relating to meetings of stockholders of the Company; and (v) all other forms, reports and registration statements required to be filed by the Company with the SEC.  The documents described in clauses (i)-(v) above, as amended or supplemented (whether filed before, on or after the date hereof), are collectively referred to as the �Company SEC Documents.�  As of their respective dates, the Company SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the �Securities Act�), as the case may be, and the applicable rules and regulations of the SEC thereunder.

(b)           The consolidated financial statements contained in the Company SEC Documents were prepared in accordance with United States generally accepted accounting principles (�GAAP�) consistently applied during the periods involved (except as indicated in the notes thereto) and fairly present in all material respects the consolidated financial position and the results of the consolidated operations of the Company and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth, subject, in the case of interim financial statements, to normal year-end adjustments, and except that the interim financial statements do not contain all of the footnote disclosures required by GAAP.

(c)           The Company has made available to Parent and Acquisition Subsidiary copies of all comment letters and other material correspondence received by the Company from the SEC since January 1, 2007 relating to the Company SEC Documents, together with all written responses of the Company thereto.  There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC.  As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(d)           Each Company SEC Document that has been filed with or submitted to the SEC by the Company since January 1, 2007 was accompanied by the certifications required to be filed or submitted by the Company�s chief executive officer and chief financial officer, as required, pursuant to the Sarbanes-Oxley Act of 2002 (the �Sarbanes-Oxley Act�) and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act.

(e)           The Company�s system of internal controls over financial reporting is reasonably sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (ii) that receipts and expenditures are executed in accordance with the authorization of management; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company�s assets that would materially affect the Company�s financial statements.  No significant deficiency or material weakness was identified in management�s assessment of internal controls as of October 31, 2009 (nor has any such deficiency or weakness since been identified prior to the date hereof).

(f)           The Company�s �disclosure controls and procedures� (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC; and (ii) all such information is accumulated and communicated to the Company�s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(g)           Since November 1, 2007 to the date hereof, neither the current chief executive officer nor the current chief financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a �significant deficiency� or a �material weakness� in the Company�s internal controls over financial reporting.

(h)           The audit committee of the Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(i)           The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions.  The Company has promptly disclosed any change in or waiver of the Company�s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act.  To the Knowledge of the Company, there have been no violations of provisions of the Company�s code of ethics by any such persons.

3.6           Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against in the most recent balance sheet contained in the Company SEC Documents (the

�Balance Sheet�) or in the notes thereto, neither the Company nor any of its Subsidiaries had as of the date of the Balance Sheet any liabilities or obligations (accrued, contingent or otherwise) that would have been required to be included on a consolidated balance sheet of the Company prepared in accordance with GAAP as in effect on that date (without regard to any events, incidents, assertions, or state of knowledge occurring after such date).  Except as set forth in the Balance Sheet or in the Disclosure Letter, from the date of the Balance Sheet to the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature that are currently outstanding that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Company dated as of the date of this Agreement prepared in accordance with GAAP as in effect on the date of this Agreement (without regard to any events, incidents, assertions, or state of knowledge occurring after such date), other than those arising in the ordinary course of business (including trade indebtedness) since the date of the Balance Sheet or those, either individually or in the aggregate, that would not constitute a Material Adverse Effect on the Company.

3.7           Employee Benefit and Employment Matters.

(a)           The Disclosure Letter lists each employee pension benefit plan (�Pension Plan�), as defined in Section 3 of the Employee Retirement Income Security Act of 1974, as amended (�ERISA�), each employee welfare benefit plan (�Welfare Plan�), as defined in Section 3 of ERISA, and each deferred compensation, bonus, incentive, stock incentive, option, stock purchase, severance, or other material employee benefit plan or program, that is currently maintained by the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates is under any current obligation to contribute or has liability, whether current or contingent (collectively, the �Employee Plans�), including each superannuation, profit-sharing or deferred compensation scheme covering employees in Canada or the United Kingdom (�Foreign Scheme�).  Copies of the following have been made available to Parent with respect to each Employee Plan: (i) the current plan document (if any) and any amendments thereto; (ii) to the extent applicable, any current related trust or current funding agreements or insurance policies, and amendments thereto; (iii) the most recent prospectus, summary plan description or similar plan description document relating thereto; and (iv) the most recent annual report (Form 5500, including all applicable schedules, filed in the U.S., or the Annual Information Return filed with the Canada Revenue Agency, or similar report filed in the U.K.) and tax return (Form 990 in U.S.) prepared in connection therewith.

(b)           Each of the Company and its ERISA Affiliates has made on a timely basis all contributions or payments required to be made by it under the terms of the Employee Plans, ERISA, the Code, or other applicable laws, unless such contributions or payments that have not been made are not material in amount and the failure to make such payments or contributions would not reasonably be expected to have a material adverse effect on the Employee Plans.

(c)           Each Employee Plan is being administered in all material respects in compliance with its terms and in both form and operation is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable laws and regulations (other than adoption of any plan amendments for which the deadline has not yet expired), and all material reports required to be filed with any governmental authority with respect to each Pension Plan and each Welfare Plan required to be listed on the Disclosure Letter have been timely filed.

(d)           There is no material litigation, arbitration, or administrative proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its ERISA Affiliates or, to the Knowledge of the Company, any plan fiduciary by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any participant or beneficiary with respect to any Employee Plan as of the date of this Agreement.  Neither the Company nor any of its ERISA Affiliates nor, to the Knowledge of the Company, any plan fiduciary of any Pension Plan or Welfare Plan required to be listed on the Disclosure Letter has engaged, within the past six calendar years, in any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA or any �prohibited transaction� (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 4975(c)(2) or 4975(d) of the Code, or is subject to any excise tax imposed by the Code or ERISA with respect to any Employee Plan.

(e)           Neither the Company nor any of its ERISA Affiliates currently maintains, nor at any time in the previous two calendar years maintained or had an obligation to contribute to any defined benefit plan subject to Title IV of ERISA, any money purchase pension plan subject to Part 3 of Title I of ERISA, or any �multiemployer plan� (as defined in Section 3(37) of ERISA), any �multiple employer welfare arrangement� (as defined in Section 3(40) of ERISA), any plan, program, agreement or arrangement which provides for post-employment or post-termination health or life insurance or other welfare or welfare-type benefits to any Person (except for continuation coverage required by applicable law), or any Foreign Scheme that provides defined benefit or superannuation benefits in Canada or the United Kingdom.

(f)           Except as would not constitute a Material Adverse Effect on the Company, each Foreign Scheme has in all material respects complied with the applicable registration, reporting and disclosure laws, and the Company and its Subsidiaries have at all times satisfied all contribution obligations to all applicable government sponsored pension or welfare benefit programs.  As of the date hereof, no actions, suits, claims (other than routine claims for benefits), Taxes, penalties or Liens with respect or relating to Foreign Schemes in Canada or the United Kingdom are pending or, to the Knowledge of the Company, threatened, or have been assessed or incurred, which would constitute a Material Adverse Effect on the Company.

(g)           For purposes of this Section 3.7, the term �ERISA Affiliate� means any business entity that is required to be aggregated and treated as one employer with the Company under Section 414(b), (c) or (m) of the Code.

(h)           Except as would not constitute a Material Adverse Effect on the Company, the Company and its Subsidiaries (i) are in compliance with all applicable federal, foreign and state laws, rules, and regulations respecting employment, employment practices, terms and conditions of employment, and wages and hours, in each case, with respect to employees of any of them; (ii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) other than routine payments to be made in the normal course of business and consistent with past practice, are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, Social Security, or other benefits for employees of any of them.

(i)           As of the date hereof, no work stoppage or labor strike with respect to any employee of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, is threatened.  As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened labor dispute, grievance, or litigation relating to labor, safety, or discrimination matters involving any employee of the Company or any of its Subsidiaries, including charges of unfair labor practices or discrimination complaints, which would constitute a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar foreign law applicable to the Company or any of its Subsidiaries that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries.

3.8           Absence of Certain Changes or Events.  From the date of the Balance Sheet to and including the date of this Agreement, there has not occurred a Material Adverse Effect on the Company and its Subsidiaries.  From the date of the Balance Sheet to and including the date of this Agreement, the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary course consistent with past practices and neither the Company nor any of its Subsidiaries has:

(a)           split, combined, or reclassified any shares of its capital stock or other equity interests or made any other changes in its equity capital structure;

(b)           purchased, redeemed, or otherwise acquired, directly or indirectly, any shares of its capital stock or other equity interests or any options, rights, or warrants to purchase any of its capital stock or other equity interests or any securities convertible into or exchangeable for any of its capital stock or other equity interests, except pursuant to the Stock Plans or the ESPP;

(c)           declared, set aside, or paid any dividend or made any other distribution in respect of shares of its capital stock or other equity interests, except for dividends or distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(d)           issued or sold any shares of its capital stock or other equity interests or granted any options, rights, or warrants to purchase any such capital stock or other equity interests or any securities convertible into or exchangeable for any such capital stock or other equity interests, except issuances of shares of Company Common Stock upon the exercise of options, issuances of Company Common Stock under the ESPP, and issuances of Restricted Shares under the Stock Plans;

(e)           purchased any business, purchased any stock of any corporation other than the Company, or merged or consolidated with any Person;

(f)           sold, assigned, transferred, leased, licensed, or otherwise disposed of, or granted a Lien on, any assets or properties (including any Company IP) that were material to the Company and its Subsidiaries, taken as a whole, other than sales or other dispositions in the ordinary course of business consistent with past practices or Permitted Liens;

(g)           incurred, assumed, or guaranteed any Indebtedness other than (i) borrowings incurred for working capital purposes under the Company�s existing revolving credit facilities and (ii) intercompany indebtedness;

(h)           changed or modified in any material respect any existing accounting method, principle, or practice, other than as required by GAAP;

(i)           (A) increased the compensation or benefits payable by the Company or any of its Subsidiaries to any employee, except in the ordinary course of business consistent with past practice, or to any officer or director; (B) adopted, entered into, amended, or otherwise increased, or accelerated the payment or vesting of the amounts, benefits, or rights payable or accrued or to become payable or accrued under any compensation, severance, retention, other similar profit sharing, stock option, stock purchase, or equity-linked pension or retirement plan, program, agreement or arrangement (including with respect to any Change of Control Obligations); or (C) entered into or amended any employment or severance agreement with any officer, director, or employee of the Company or any of its Subsidiaries, except, in each case, in fulfillment of the Company�s obligations under Section 2.2; or

(j)           except for this Agreement, entered into any commitment to do any of the foregoing.

3.9           Litigation.  There is no litigation, arbitration, investigation, or administrative proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets, or, to the Knowledge of the Company, any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any material restrictions or limitations under any injunction, writ, judgment, order, or decree of any Governmental Entity.  There is not currently any material internal investigation or inquiry being conducted by the Company, the Board (or any committee thereof) or, to the Knowledge of the Company, any third party or Governmental Entity at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self dealing, fraudulent, or deceptive conduct or other misfeasance or malfeasance issues.

3.10           Permits, Licenses, Authorizations; Compliance with Law.

               (a)           The Company and each of its Subsidiaries has all licenses, franchises, permits and other governmental authorizations necessary to conduct its business as currently conducted in all material respects.  Neither the Company nor any of its Subsidiaries is in material violation of any such license, franchise, permit, or other governmental authorization, or any statute, law, ordinance, rule, or regulations applicable to it or any of its properties or assets, except where the existence of any such violation would not constitute a Material Adverse Effect on the Company.

(b)           Neither the Company, any Subsidiary of the Company, nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary of the Company has, in the course of its actions for, or on behalf of, any of them (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended (including the rules and regulations promulgated thereunder, the �FCPA�); or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.  During the last three years, neither the Company nor any Subsidiary of the Company has received any written (or, to the Knowledge of the Company, oral) communication that alleges that the Company or any Subsidiary of the Company, or any representative thereof is in violation of, or has any material liability under, the FCPA which has not been resolved.

(c)           The Company complies in all material respects with all relevant laws and its own policies with respect to the privacy of all users and customers, and any of their personally identifiable information, and no claims have been asserted, and no audits, investigations or proceedings have been conducted by any Governmental Entity, against the Company by any Person, and, to the Company�s Knowledge in each case, none are threatened, alleging a material violation of any of the foregoing.

3.11           Intellectual Property and Computer Software.

(a)           The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (i) will not alter, restrict, encumber (including by the creation of any Lien), impair, or extinguish any Intellectual Property Rights owned or otherwise held by the Company or any of its Subsidiaries, and (ii) will not result in (A) the Company or its Subsidiaries granting to, or being obliged to grant to, any Person any additional or new rights or licenses to any Company IP, including any Company Software Products, under any Company IP Agreement, or (B) the termination or cancellation of any Company IP Agreement by the other party thereto.

(b)           There are no legal disputes, claims, actions or proceedings, threatened or pending, and neither the Company nor any of its Subsidiaries has received any notice of any of the foregoing (including any unsolicited offers to license) (i) alleging infringement, dilution, misappropriation, violation or any other conflict of or with any Intellectual Property Rights of another Person by the Company or any of its Subsidiaries, any of their respective past or present Company Software Products or services, or the operation of each of their respective business, or (ii) challenging the scope, ownership, use, validity, or enforceability of the Company IP.  Neither the Company nor any of its Subsidiaries has requested or received any opinion of counsel related to any of the foregoing.  None of the Company or its Subsidiaries, the respective past and present Company Software Products and services, and the operation of each of their businesses, infringes, dilutes, misappropriates, violates or otherwise conflicts with, or has infringed, diluted, misappropriated, violated or otherwise conflicted with, any Intellectual Property Rights of any Person.  To the Knowledge of the Company, no third parties are infringing or violating or have infringed or violated any Company IP and neither the Company nor any of its Subsidiaries has received any notice of any such infringement or violation by a third party or has made any claims or threats alleging any such infringement or violation by a third party.  Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any Person against any charge of infringement of any Intellectual Property Rights, other than indemnification obligations arising in the ordinary course of business.

(c)           The Company or each of its Subsidiaries  owns exclusively all right, title and interest in and to , free and clear of any Liens, or has the valid and enforceable right to use, all Intellectual Property Rights used in or necessary for the conduct of the business of the Company or its Subsidiaries as currently conducted.  Except pursuant to a Company Outbound Agreement listed in Section 3.11(e)(ii)(B) or (C) of the Disclosure Letter or to a license agreement entered into in the ordinary course of business with a third party customer under the Company�s standard form agreement, no Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to license, sell or otherwise distribute the Company Software Products or other products or services utilizing the Company IP.  No Person that is a party to any Company Inbound Agreements or to any Company Outbound Agreements has any ownership rights or license rights to improvements, derivative works or customization works made by the Company or any of its Subsidiaries in or to any Intellectual Property Rights that are the subject of any such Company Inbound Agreements or Company Outbound Agreements.  There are no restrictions on the disclosure, use, license or transfer of the Company IP, including the Company Software Products.

(d)           Section 3.11(d) of the Disclosure Letter contains a true and complete list of all Registered IP and all Company Software Products as of the date hereof.  The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and all assignments (and licenses where required) of the Registered IP have been duly recorded with the appropriate Governmental Entities.  To the Knowledge of the Company, the Company and each of its Subsidiaries have complied with all applicable notice and marking requirements for the Registered IP.  None of the Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of the Company, all Registered IP is valid and enforceable.  No loss or expiration of the Registered IP is threatened, pending or reasonably foreseeable.

(e)           Section 3.11(e) of the Disclosure Letter contains a true and complete list of all licenses and other agreements or arrangements pursuant to which (i) the Company or any Subsidiary is granted rights in any third-party Intellectual Property Rights that are (A) sold, bundled or distributed with, or embedded, integrated or incorporated into, the Company Software Products, (B) used to host or provide the Company Software Products to the Company�s or its Subsidiaries� customers on a software-as-a-service, web-based application, or other service basis, including any Software (or portions thereof) from which the Company Software Products inherit, link or otherwise call functionality (including libraries or other shared-source repositories), (C) used in the development of any Company Software Product, or (D) used or held for use by the Company or any of its Subsidiaries for any other purpose, including for the internal operations of the Company�s or any of its Subsidiaries� respective business (excluding any generally available, off-the-shelf software programs licensed by the Company or any of its Subsidiaries on standard terms that can be replaced without material cost or material interruption to the Company�s or any such Subsidiary� business) (collectively, all licenses, agreements and arrangements listed in Section 3.11(e)(i) of the Disclosure Letter, the �Company Inbound Agreements�), or (ii) the Company or any of its Subsidiaries has granted to any Person (A) any licenses or rights under any Company IP (other than licenses granted in the ordinary course of business to individual schools and school districts, or to other third party customers of the Company Software Products under the Company�s or its Subsidiary�s, as applicable, standard agreement), (B) any rights to embed Company Software Products into the software products of any such Person, and (C) any rights to resell or otherwise distribute the Company Software Products (collectively, all licenses, agreements and arrangements listed in Section 3.11(e)(ii) of the Disclosure Letter, the �Company Outbound Agreements� and, together with the Company Inbound Agreements, the �Company IP Agreements�).

(f)           Except as set forth in Section 3.11(f) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has disclosed, delivered or otherwise provided the source code of any Company Software Product or any material part thereof to a third party, or has granted a contingent right to any third party to receive the source code of any Company Software Product or any material part thereof, whether, in each case, pursuant to an escrow arrangement or otherwise.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in a requirement that the source code of any Company Software Product be disclosed or delivered to any third party by the Company, any of its Subsidiaries or any person acting on their behalf.  The Company or one of its Subsidiaries, as applicable, is in the possession of the source code and object code for all Software owned by the Company or such Subsidiary.

(g)           The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve their rights in and the confidentiality of the Company IP and to protect and preserve any information provided to them by any other Person under obligation of confidentiality.  Without limitation of the foregoing, and without limiting Section 3.11(f), the Company and its Subsidiaries have not made any of their trade secrets or other confidential information or materials (including source code with respect to Company Software Products) available to any other Person except pursuant to written agreements, and in the case of the source code to Company Software Products solely pursuant to a written agreement set forth in Section 3.11(f) of the Disclosure Letter, or other legally binding obligations, requiring such Person to maintain the confidentiality of such information or materials.

(h)           The Company and its Subsidiaries have obtained from all Persons (including current or former directors, officers, employees, consultants and independent contractors) who have created any portion of, or otherwise who would have any rights in or to, any Company IP, including any Company Software Product, valid and enforceable assignments of any such rights to the Company or any of  its Subsidiaries, as applicable, pursuant to a written agreement.  Neither the Company nor any of its Subsidiaries is obligated to provide any consideration (whether financial or otherwise) to any third party with respect to any exercise of rights by the Company or any of its Subsidiaries, or any successor to the Company or any of its Subsidiaries, in any Company IP, including any Company Software Product.

(i)           No government entity funded or otherwise participated in the development of any Company IP, including any Company Software Products, and no governmental entity, university, college, other educational institution or research center has any claim or right of an ownership or financial nature in or to any Company IP, including any Company Software Products.

(j)           The material Company Software Products do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such material Company Software Products by or for the Company or its authorized users or to permit the unauthorized access of such material Company Software Products, or any other associated Software, firmware, hardware, computer system or network (including what are sometimes referred to as �viruses,� �worms,� �time bombs,� or �back doors�) that would cause or allow any of the foregoing.  Each of the Company Software Products or services licensed or provided to third parties conforms to and performs in accordance with its user documentation and specifications in all material respects when properly installed (or accessed) and used.

(k)           Except as disclosed in Schedule 3.11(k), no Open Source Software is embedded, integrated or incorporated into, bundled or distributed with, linking with or to, or otherwise made available with, any Company Software Product, whether such Company Software Product is distributed or provided on a software-as-a-service, web-based application, or other service basis.

(l)           The Company and its Subsidiaries use commercially available antivirus software and use commercially reasonable efforts to protect the Company Software Products and Software used internally by the Company or its Subsidiaries from becoming infected by viruses and other harmful code.

(m)           Neither the Company nor any of its Subsidiaries has received any unresolved, written claims from third parties, and, to the Knowledge of the Company,

neither the Company nor any of its Subsidiaries is aware of any unwritten claims from third parties, that any installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services or other services that have been performed by the Company or any Subsidiary for such third parties were in any material respect performed improperly or not in conformity with the terms and requirements of all applicable warranties and other contracts and with all applicable laws and regulations.

(n)           Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any currently effective exclusive license with respect to, any Company IP, including any Company Software Products, to any other Person.

(o)           The IT Assets operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct its business as currently conducted, and the Company and its Subsidiaries have purchased a sufficient number of license seats for all Software used by the Company and its Subsidiaries in their respective businesses.  With respect to the IT Assets: (i) there have been no successful unauthorized intrusions or breaches of the security thereof; (ii) there has not been any material malfunction thereof that has not been remedied or replaced in all material respects, or any unplanned downtime or service interruption thereof; (iii) the Company and its Subsidiaries have implemented or are in the process of implementing (or in the exercise of reasonable business judgment have determined that implementation is not yet in the best interest of the Company and its Subsidiaries) in a timely manner any and all security patches or security upgrades that are generally available therefor;  and (iv) no Third Party providing services to the Company and its Subsidiaries has failed to meet any service obligations.  Each of the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology processes substantially consistent with industry practices.

3.12           Contracts.

(a)           Except as listed in the Disclosure Letter, as of the date of this Agreement neither the Company nor any of its Subsidiaries is a party to or bound by any (whether written or oral):

(i)           employment agreement or arrangement (other than those that are terminable by the Company or any of its Subsidiaries without cost or penalty upon 30 or fewer days� notice) or contract, agreement or arrangement under which the Company or any of its Subsidiaries has incurred any Change of Control Obligation;

(ii)           loan or guaranty agreement, indenture or other instrument, contract, or agreement under which the Company or any of its Subsidiaries has incurred any Indebtedness;

(iii)           mortgage, security agreement, capital lease or similar agreement that effectively creates a Lien on any material assets of the Company or any of its Subsidiaries;

(iv)           agreement or arrangement restricting the Company or any of its Subsidiaries in any material respect from engaging in business or from competing with any other parties;

(v)           plan of reorganization;

(vi)           partnership or joint venture agreement;

(vii)           collective bargaining agreement or similar agreement with any labor union or association representing employees of the Company or any of its Subsidiaries;

(viii)           agreement or arrangement pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any third party with access to the source code of any Company Software Products, to provide for the source code of any Company Software Products to be put in escrow, or to refrain from granting license or franchise rights to any other Person under any Company Software Products;

(ix)           settlement agreements relating to Intellectual Property Rights or consent-to-use agreements relating to Intellectual Property Rights;

(x)           lease, whether as a lessor or lessee, with respect to any real property that is material to the operation of the Company�s business;

(xi)           agreement or plan, including any stock option plan, stock appreciation rights plan, or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xii)           material requirements contract, sole source contract or contract that otherwise provides for exclusivity;

(xiii)           material agreement for any development, marketing, resale, distribution or similar arrangement relating to any product or service;

(xiv)           contract that is a �material contract� (as defined in Item 601(b)(10) of Regulation S-K);

(xv)           contract, agreement or arrangement providing for (A) aggregate noncontingent payments by the Company or any of its Subsidiaries in excess of

$500,000 annually or (B) potential payments by the Company or any of its Subsidiaries reasonably expected to exceed $500,000 annually;

(xvi)           contract, agreement or arrangement (other than pursuant to organizational and insurance-related documents) providing for indemnification by the Company of any officer, director or employee of the Company;

(xvii)           contract, agreement or arrangement pursuant to which the Company or any Subsidiary of the Company has any obligations or liabilities as guarantor, surety, co signer, endorser, or co maker in respect of any obligation of any Person (other than as required by operation of applicable law);

(xviii)           contract, agreement or arrangement that would prohibit or materially delay the consummation of the Merger or otherwise materially impair the ability of the Company to perform its obligations hereunder;

(xix)           contract, agreement or arrangement that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries, or prohibits the issuance of guarantees by any of the Company's Subsidiaries;

(xx)           contract, agreement or arrangement relating to any acquisition of another business by the Company or its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing �earn-out� or other contingent payment or guarantee obligations in excess of $500,000;

(xxi)           contract, agreement or arrangement that involve any Related Parties;

(xxii) contract, agreement or arrangement that contains any covenant granting �most favored nation� status that, following the Merger, would apply to or be affected by actions taken by Parent, the Surviving Corporation and/or their respective Subsidiaries or Affiliates (other than as required by operation of laws applicable to a customer of the Company);

(xxiii) contract, agreement or arrangement that involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract; or

(xxiv) contract, agreement or arrangement that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets.

(b)           All of the items listed in paragraph (a) of this Section 3.12, together with the Company IP Agreements, are collectively called �Material Contracts�.  To the extent

Material Contracts are evidenced by documents, true and complete copies thereof have been made available to Parent.  To the extent Material Contracts are not evidenced by documents, written summaries have been made available to Parent.  Each Material Contract is in full force and effect, and is enforceable against the Company in accordance with its terms and, to the Knowledge of the Company, against each other party thereto, and the Company and each of its Subsidiaries have performed in all material respects all obligations required to be performed by them under each Material Contract and, to the Knowledge of the Company, each other party to each Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any of the Material Contracts, except for breaches or defaults that do not constitute a Material Adverse Effect on the Company.

3.13           Taxes.

(a)           (i)           All Returns required to be filed with any taxing authority on or before the Closing Date by, or with respect to, the Company and any of its Subsidiaries have (or by the Closing Date will have) been filed in accordance with all applicable laws and all such Returns are true, correct and complete in all material respects;

(ii)           the Company and its Subsidiaries have timely paid all Taxes due from them, whether or not shown as due and payable on the Returns;

(iii)           all Employment and Withholding Taxes have been either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable laws;

(iv)           the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected in the Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof; and

(v)           no Return filed by the Company or any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened audit, suit, proceeding or claim by any Governmental Entity as of the date of this Agreement.  Neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, a written notice of deficiency or assessment of additional Taxes that remains unresolved.

(b)           Neither the Company nor any of its Subsidiaries (i) has been included in any �consolidated,� �unitary,� or �combined� Return (other than Returns that include only the Company and any of its Subsidiaries) provided for under the laws of the United States, any foreign jurisdiction, or any state or locality for any taxable period for which the statute of limitations has not expired or (ii) has any liability for the Taxes of any Person (other than any of the Company or any of its Subsidiaries) under Treas. Reg.

Section 1.1502-6 (or any similar provision of state, local, or non-US law), as a transferee or successor, by contract or otherwise.

(c)           Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(d)           Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement other than between the Company and its Subsidiaries.

(e)           Neither the Company nor any of its Subsidiaries has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries.

(f)           There are no Liens for Taxes on any asset of the Company or its Subsidiaries, except for Permitted Liens.

(g)           Neither the Company nor its Subsidiaries is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority.

(h)           Neither the Company nor any of its Subsidiaries has undergone an �ownership change� as defined pursuant to Section 382(g) of the Code within the 36-month period ending on the date hereof.

(i)           Neither the Company nor any of its Subsidiaries has ever constituted a �distributing corporation� or a �controlled corporation� in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(j)           None of the Company or its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any �excess parachute payment� within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).

3.14           Environmental Matters.  Except as would not constitute a Material Adverse Effect on the Company, (a) no real property currently owned or operated by the Company or any of its Subsidiaries is contaminated with any Hazardous Substances to an extent or in a manner or condition now requiring remediation under any Environmental Law; (b) no judicial or administrative proceeding is pending or, to the Knowledge of the Company, threatened relating to liability for any off-site disposal or contamination; and (c) neither the Company nor any of its Subsidiaries has received in writing any claims or notices alleging liability under any Environmental Law.  Neither the Company nor any of its Subsidiaries is in violation of any Environmental Law and no condition or event has occurred with respect to the Company or any of its Subsidiaries that would constitute a violation of any such Environmental Law, excluding, in any event, such violations, conditions, and events that would not constitute a Material Adverse Effect on the Company.

        3.15           Assets.

(a)           The Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of their respective properties and assets (the �Assets�).  The Company and its Subsidiaries have valid title to, or in the case of leased property have valid leasehold interests in, all such Assets, in each case free and clear of any Lien except Permitted Liens.  The Assets constitute all of the assets and rights necessary to operate the businesses of the Company and its Subsidiaries in substantially the same manner that the Company and its Subsidiaries have been operating their respective businesses prior to the Closing.

(b)           All material tangible Assets of the Company and its Subsidiaries are in sufficient operating condition, ordinary wear and tear excepted.

3.16           Real Property.

(a)           Neither the Company nor any of its Subsidiaries owns any real property.

(b)           The Disclosure Letter contains a complete and correct list of all Leased Real Property setting forth information sufficient to specifically identify such Leased Real Property and legal rights of the lessee thereof.  Each Lease grants the lessee thereunder the exclusive right to use and occupy the premises.  Each of the Company and its Subsidiaries has good and valid title to the leasehold estate or other interest created under its respective Leases free and clear of any Liens other than Permitted Liens.

3.17           Insurance.  The Disclosure Letter contains a list of all insurance policies maintained by or on behalf of any of the Company and its Subsidiaries, together with the coverage afforded thereby.  All such insurance policies with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years.  Neither the Company nor any of its Subsidiaries is in material breach or material default of any of such insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or material default or permit termination or modification of any of such insurance policies.  Since December 31, 2008, the Company has not received any written notice or, to the Knowledge of the Company, any other written communication regarding any actual or threatened: (a) cancellation or invalidation of any insurance policy; (b) refusal or denial of any material coverage, material reservation of rights or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

3.18           Affiliate and Related Party Transactions.  The Disclosure Letter contains a complete and correct list of all (a) transactions between the Company or any of its Subsidiaries and any director, officer, employee or affiliate of the Company or its Subsidiaries other than transactions between the Company and its wholly owned Subsidiaries and compensation paid to directors, officers or employees in the ordinary course of business consistent with past practices; and (b) agreements, arrangements or understandings by the Company or any of its Subsidiaries, on the one hand, and any of their respective affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involve continuing liabilities or obligations of the Company or its Subsidiaries.  No person covered by Item 404 of Regulation S-K has entered into any transactions with the Company or any of its Subsidiaries required to be disclosed by Item 404 of Regulation S-K.  No officer or director or, to the Knowledge of the Company, stockholder or optionholder of the Company or its Subsidiaries (and no affiliate, spouse or sibling of any of such persons) (each, individually, a �Related Party� and, collectively, the �Related Parties�) holds, directly or indirectly, (a) any interest in any entity that purchases from or sells or furnishes to the Company or its Subsidiaries any goods or services; (b) a beneficial interest in any Material Contract; or (c) any Intellectual Property Right used in the conduct of business of the Company or its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to any contract with any Related Party (other than employment and compensation agreements entered into in the ordinary course of business and agreements with respect to Stock Options).

3.19           Proxy Statement.  The information supplied by, and pertaining to, the Company and its Subsidiaries for inclusion in the Proxy Statement (including any amendments or supplements thereto), or any other statement or schedule filed with the SEC by the Company, Parent or Acquisition Subsidiary at the date mailed to the Company�s stockholders and at the time of the Stockholders� Meeting, (i) will not include any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading; and (ii) will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in such statement or schedule based on information supplied to the Company by Parent or Acquisition Subsidiary for inclusion in such statement or schedule.

3.20           Brokers.  Except for Thomas Weisel Partners LLC and Craig-Hallum Capital Group LLC (the �Company�s Bankers�), no broker, finder, investment banker or other Person is entitled to any brokerage, finder�s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, that is or will be payable by the Company or any of its Subsidiaries.  The Surviving Corporation will be liable for and will pay all obligations of the Company under the Company�s engagement agreement with the Company�s Bankers.  The Company has delivered to Parent a true and correct copy of its engagement letters with the Company�s Bankers.

3.21           Opinion of Financial Advisor.  The Company has received an opinion of Craig-Hallum Capital Group LLC to the effect that, as of the date of such opinion, the Merger Consideration to be received by the stockholders of the Company in the Merger is fair, from a financial point of view, to the stockholders of the Company.

3.22           State Takeover Statute.  Assuming the accuracy of Parent and Acquisition Subsidiary�s representations in Section 4.7, Section 203 of Delaware Law and any other anti-takeover law or similar statute or regulation under Delaware Law (collectively, �Takeover Laws�) are inapplicable to this Agreement and the transactions contemplated hereby (including the Merger).  No other Delaware �fair price,� �merger moratorium,� �control share acquisition� or other anti-takeover statute or similar Delaware statute or regulation applies to this Agreement and the transactions contemplated hereby (including the Merger).

3.23           No Other Representations.  Except for the representations and warranties set forth in Article 4, the Company hereby acknowledges that neither Parent nor Acquisition Subsidiary, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents, representatives, or any other Person, has made or is making any other express or implied representation or warranty with respect to Parent or Acquisition Subsidiary or any of their Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company.  Neither Parent or any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents, representatives, or any other Person, will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the delivery, dissemination or any other distribution to the Company or any other Person, or the use by the Company or any other Person, of any such information provided or made available to them by Parent, Acquisition Subsidiary, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents, representatives, or any other Person; provided that the foregoing will not relieve any Person of liability for intentional fraud or willful misconduct.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PARENT
AND ACQUISITION SUBSIDIARY

Except as is disclosed in the disclosure letter delivered to the Company by Parent on or prior to the date hereof (the �Parent Disclosure Letter�), Parent and Acquisition Subsidiary, jointly and severally, represent and warrant to the Company as follows:

4.1           Organization.  Each of Parent and Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each of Parent and Acquisition Subsidiary has all requisite corporate power and authority to own, lease, operate or use its properties and to carry on its business as now being conducted.  Each of Parent and Acquisition Subsidiary is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification or licensing is required except where the failure to be so qualified would not constitute a Material Adverse Effect on Parent or Acquisition Subsidiary.  Each of Parent and Acquisition Subsidiary has previously delivered to the Company complete and correct copies of its organizational documents as currently in effect.

4.2           Authorization; Validity of Agreement.  Each of Parent and Acquisition Subsidiary has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Parent and Acquisition Subsidiary of this Agreement and the consummation by Parent and Acquisition Subsidiary of the transactions contemplated hereby have been duly authorized by the respective boards of directors of Parent and Acquisition Subsidiary and no other corporate proceedings on the part of Parent or Acquisition Subsidiary other than the approval of Parent as sole stockholder of Acquisition Subsidiary are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition

Subsidiary and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Acquisition Subsidiary and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Acquisition Subsidiary, enforceable against each of Parent and Acquisition Subsidiary in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors� rights generally and is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4.3           No Violations; Consents and Approvals.

(a)           Neither the execution, delivery and performance of this Agreement by Parent and Acquisition Subsidiary nor the consummation by Parent and Acquisition Subsidiary of the transactions contemplated hereby will violate any provision of the organizational documents of Parent or Acquisition Subsidiary.

(b)           Neither the execution, delivery and performance of this Agreement by Parent or Acquisition Subsidiary nor the consummation by Parent and Acquisition Subsidiary of the transactions contemplated hereby will:

(i)           require any filing with, or consent or approval of, any Governmental Entity having jurisdiction over any of the business or assets of Parent or Acquisition Subsidiary, except for (A) the requirements under the HSR Act, and (B) the filing of the Certificate of Merger with the Delaware Secretary of State;

(ii)           violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Acquisition Subsidiary under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which Parent or Acquisition Subsidiary is a party or by which Parent or Acquisition Subsidiary or any of their respective properties or assets may be bound or affected; or

(iii)           conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation applicable to Parent or Acquisition Subsidiary or any of their respective properties or assets;

except in the case of clauses (ii) and (iii) above, for conflicts, violations, breaches, or defaults, that, individually or in the aggregate, would not constitute a Material Adverse Effect on Parent or Acquisition Subsidiary.

4.4           Information in Proxy Statement; Merger Documents.  The information supplied by, and pertaining to, Parent and Acquisition Subsidiary for inclusion in the Proxy Statement (including any amendments or supplements thereto), or any other statement or schedule filed with the SEC by the Company, Parent, or Acquisition Subsidiary at the date mailed to the Company�s stockholders and at the time of the Stockholders� Meeting, (i) will not include any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they are made, not misleading; and (ii) will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by Parent and Acquisition Subsidiary with respect to statements made in such statement or schedule based on information supplied by the Company for inclusion in such statement or schedule.

4.5           Broker.  No broker, finder or investment banker is entitled to any brokerage, finder�s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Subsidiary that is or will be payable by the Company or any of its Subsidiaries other than following the occurrence of the Effective Time.

4.6           Financing Commitments.

(a)           Parent has provided the Company with true and complete copies of (i) the commitment letter, dated as of the date hereof, from Wells Fargo Capital Finance, LLC (the �Debt Financing Commitment�), regarding the amounts set forth therein for the purposes of financing the Merger and the other transactions contemplated by this Agreement and related fees and expenses (the �Debt Financing�) and (ii) the Equity Financing Commitments (together with the Debt Financing Commitment, the �Financing Commitments�) regarding the proposed equity investments set forth therein (the �Equity Financing� and together with the Debt Financing, the �Financing�).  The Financing Commitments are in full force and effect as of the date hereof and are the legal, valid and binding obligations of Parent and the Acquisition Subsidiary and, to the knowledge of Parent, of the other parties thereto, in accordance with the terms and conditions thereof, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors� rights generally and is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).  Assuming only that the Equity Financing is funded, Parent and the Acquisition Subsidiary will have at the Effective Time funds sufficient to pay all of the amounts payable under Article 2 of this Agreement and all fees and expenses associated therewith.  Each Financing Commitment has not been amended or modified, and the commitments set forth in each Financing Commitment has not been withdrawn or rescinded in any respect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing at Closing hereunder other than the conditions to Closing set forth herein and in the Financing

Commitments.  No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or the Acquisition Subsidiary under any term or condition of the Financing Commitments.  Neither Parent nor Acquisition Subsidiary has any reason to believe that any of the conditions to the Financing Commitments will not be satisfied or that the Financing will not be available to Parent and Acquisition Subsidiary at the Effective Time.  Parent has fully paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date hereof in connection with each Commitment Letter.  Notwithstanding anything to the contrary contained herein, Parent�s obligation to consummate the transactions contemplated hereby is not contingent on Parent�s ability to obtain any financing prior to consummating the Merger.

(b)           The following provision is not intended to imply that the Debt Financing is a condition to consummation of the transactions contemplated hereby.  The Debt Financing Commitment may, in accordance with the provisions of this Agreement, be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the �Alternative Financing Commitments�) replacing the then existing Debt Financing Commitment, provided that any Alternative Financing Commitment will be on terms that are no less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) than the terms of the Debt Financing Commitment such Alternative Financing Commitment is replacing.  In such event, (x) the term �Financing Commitments� as used herein will be deemed to include the Financing Commitments that are not so superseded at the time in question and the Alternative Financing Commitments to the extent then in effect, and (y) the term �Debt Financing� as used herein will mean the debt financing contemplated by the Financing Commitments as modified pursuant to the foregoing clause (x).

4.7           Guarantees.  The Sponsors have delivered the Guarantees to the Company.  The Guarantees are in full force and effect and no event has occurred that, with or without notice, lapse of time, or both, would constitute a default or breach on the part of either Parent or a Sponsor under any term or condition of the Guarantees.

4.8           Ownership or Control of Shares.  As of the date of this Agreement, neither Parent or Acquisition Subsidiary nor any of Parent�s or Acquisition Subsidiary�s affiliates or associates (i) beneficially owns, directly or indirectly, or (ii) is party to any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of, in the case of clauses (i) and (ii) in the aggregate, more than one percent of the shares of Company Common Stock.

4.9           Litigation.  There is no litigation, arbitration or administrative proceeding pending against or, to the Knowledge of Parent, threatened against, Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, delay or impair Parent�s or Acquisition Subsidiary�s ability to consummate the transactions contemplated by this Agreement.  Neither Parent nor any of its Subsidiaries is subject to any order, writ, injunction, judgment, settlement, award or decree against Parent or any of its Subsidiaries or naming Parent or any of its Subsidiaries as a party that would, individually or in the aggregate, reasonably be expected to prevent, delay, or impair Parent�s or Acquisition Subsidiary�s ability to consummate the transactions contemplated by this Agreement.

4.10           Acquisition Subsidiary.  Acquisition Subsidiary was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger.  Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Acquisition Subsidiary has not incurred, directly or indirectly through any Subsidiary, any obligations or liabilities or entered into any agreement or arrangements with any Person.

4.11           No Other Company Representations.  Except for the representations and warranties set forth in Article 3, Parent and Acquisition Subsidiary hereby acknowledge that neither the Company or any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents, representatives, nor any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent or Acquisition Subsidiary (or any of them).  Neither the Company or any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents, representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Parent, Acquisition Subsidiary or any other Person resulting from the delivery, dissemination or any other distribution to Parent, Acquisition Subsidiary or any other Person, or the use by Parent, Acquisition Subsidiary or any other Person, of any such information provided or made available to them by the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents, representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Acquisition Subsidiary or any other Person in certain �data rooms,� confidential information memoranda, or management presentations in anticipation or contemplation of any of the transactions contemplated by this Agreement; provided that the foregoing will not relieve any Person of liability for intentional fraud or willful misconduct.

4.12           Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans.  In connection with the due diligence investigation of the Company by Parent and Acquisition Subsidiary, Parent and Acquisition Subsidiary have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations.  Parent and Acquisition Subsidiary hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Acquisition Subsidiary are familiar and that Parent and Acquisition Subsidiary will have no claim against the Company or any of its Subsidiaries, or any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents, representatives, or any other Person, with respect thereto.  Accordingly, Parent and Acquisition Subsidiary hereby acknowledge that none of the Company or any of its Subsidiaries, nor any of their respective stockholders, directors, officers, employees, affiliates, advisors, agents, representatives, nor any other Person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements, or business plans).  Notwithstanding the foregoing, nothing in this Section 4.11 will relieve any Person of liability for intentional fraud or willful misconduct or in any way modify, limit or prevent Parent and Acquisition Subsidiary from relying on, the representations and warranties of the Company set forth in Article 3.

ARTICLE 5
COVENANTS

5.1           Interim Operations of the Company.  The Company covenants and agrees that during the period from the date of this Agreement until the Effective Time, except as (i) provided or contemplated by this Agreement, (ii) agreed to in writing by Parent, or (iii) set forth in Section 5.1 of the Disclosure Letter:

(a)           the Company and its Subsidiaries will conduct their respective businesses only in the ordinary course of business consistent with past practices, and the Company will use commercially reasonable efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and keep available the services of their current officers and employees and preserve and maintain existing relations with customers, suppliers, regulators, licensors, licensees, officers, employees and creditors;

(b)           the Company will not, nor will it permit any of its Subsidiaries to, enter into any new line of business;

(c)           the Company will not, nor will it permit any of its Subsidiaries to, amend its organizational documents;

(d)           the Company will not, nor will it permit any of its Subsidiaries to, declare, set aside or pay any dividend or other distribution (except dividends or distributions from a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company), whether payable in cash, stock or any other property or right, with respect to its capital stock;

(e)           the Company will not, nor will it permit any of its Subsidiaries to, (i) adjust, split, combine, or reclassify any capital stock or issue, grant, sell, transfer, pledge, dispose of, or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments, or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities or agreements of the Company or any of its Subsidiaries, other than issuances of shares of Company Common Stock pursuant to securities, options, warrants, calls, commitments, or rights existing at the date hereof and as set forth on Section 3.02 of the Disclosure Letter or under the ESPP; or (ii) redeem, purchase, or otherwise acquire directly or indirectly any of its capital stock or any other securities or agreements of the type described in clause (i) of this Section 5.1(e);

(f)           the Company will not, nor will it permit any of its Subsidiaries to, purchase any capital assets or make any capital expenditures in excess of $1,000,000 in the aggregate;

(g)           the Company will not, nor will it permit any of its Subsidiaries to, except as required by law (including Section 409A of the Code and the rules and regulations promulgated thereunder), (i) except in the ordinary course of business consistent with past practice, grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any non-officer employee; (ii) grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any director or officer of the Company or any of its Subsidiaries; (iii) adopt, enter into, amend, or otherwise increase, or accelerate the payment or vesting of the amounts, benefits, or rights payable or accrued or to become payable or accrued under any compensation, severance, retention, other similar profit sharing, stock option, stock purchase, or equity-linked pension or retirement plan, program, agreement or arrangement (including with respect to any Change of Control Obligations); (iv) enter into or amend any employment or severance agreement with any officer, director, or employee of the Company or any of its Subsidiaries; or (v) except in accordance with existing contracts or agreements disclosed in the Disclosure Letter, make any severance payment, payments pursuant to any Change of Control Obligations, or termination payment to any officer, director, or employee of the Company or any of its Subsidiaries;

(h)           the Company will not, nor will it permit any of its Subsidiaries to, enter into any collective bargaining agreement or enter into any substantive negotiations with respect to any collective bargaining agreement, except as required by law;

(i)           the Company will not, nor will it permit any of its Subsidiaries to, change the accounting principles used by it unless required due to changes in GAAP or by Regulation S-X under the Exchange Act;

(j)           the Company will not, nor will it permit any of its Subsidiaries to, make any acquisition, whether by purchase of stock or assets, of any Person or any division or business of any Person;

(k)           the Company will not, nor will it permit any of its Subsidiaries to, sell, lease, license, exchange, transfer, or otherwise dispose of, or agree to sell, lease, license, exchange, transfer, or otherwise dispose of, any of the Assets (including the Company IP), except in the ordinary course of business consistent with past practices;

(l)           the Company will not, nor will it permit any of its Subsidiaries to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Assets (including the Company IP);

(m)           the Company will not, nor will it permit any of its Subsidiaries to, (i) pay, discharge, settle, or satisfy any material claims against the Company or any of its Subsidiaries (including claims of stockholders), liabilities, or obligations (whether absolute, accrued, contingent, or otherwise), other than (x) the payment, discharge, settlement, or satisfaction of such claim, liability, or obligation in the ordinary course of business consistent with past practice; or (y) the payment, discharge, settlement, or satisfaction of claims, liabilities, or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents (for amounts not in material excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice; or (ii) waive, release, grant, or transfer any right of material value, other than in the ordinary course of business consistent with past practice or, subject to the terms hereof, fail to enforce, or consent to any material matter with respect to which its consent is required under, any material confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(n)           the Company will not, nor will it permit any of its Subsidiaries to, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company�s affiliates other than wholly-owned Subsidiaries of the Company or pursuant to agreements in force on the date of this Agreement as set forth in the Disclosure Letter;

(o)           the Company and its Subsidiaries will not make or change any Tax election, adopt or change any method of accounting with respect to Taxes, amend any Return, waive any rights to a Tax refund or credit, or settle or compromise any Tax liability; agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes; or enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(p)           the Company will not, and will not permit any of its Subsidiaries to, liquidate or dissolve or approve a plan of liquidation or dissolution;

(q)           the Company will not, nor will it permit any of its Subsidiaries to, incur, assume, or guarantee any Indebtedness;

(r)           the Company will not, and will not permit any of its Subsidiaries to, enter into any agreement, understanding, or commitment that restrains, limits, or impedes the Company�s or any of its Subsidiaries� ability to compete with or conduct any business or line of business, including geographic limitations on the Company�s or any of its Subsidiaries� activities;

(s)           the Company will not, and will not permit any of its Subsidiaries to, modify, amend, or terminate any Material Contract or enter into any contract that would be a Material Contract if entered into prior to the date hereof, or waive or assign any of its rights or claims under a Material Contract or contract that would be a Material Contract if entered into prior to the date hereof, in each case except in the ordinary course of business consistent with past practice;

(t)           the Company will not, and will not permit any of its Subsidiaries to, (i) abandon or permit to lapse any rights in any material Company IP, (ii) disclose, deliver or otherwise provide to any Person, or grant a contingent right to any Person to receive, the source code of any Company Software Product or any material part thereof, or (iii) disclose to any Person, that is not an employee of, or consultant or advisor to, the Company or any of its Subsidiaries, who has confidentiality obligations to the Company or such Subsidiary with respect thereto pursuant to a written agreement, any confidential information (including any trade secret, process, or know-how) of the Company or any of its Subsidiaries not in the public domain prior to the date of this Agreement, except pursuant to judicial order or process or pursuant to commercially reasonable disclosures made in the ordinary course of business consistent with past practice and under a new or existing contract or agreement with such Person containing adequate confidentiality obligations;

(u)           the Company will not, and will not permit any of its Subsidiaries to, engage in Company-wide communication with employees of the Company or any of its Subsidiaries regarding the compensation or benefits that they will receive in connection with the Merger, unless any such communications are consistent with prior directives or documentation provided to the Company by Parent;

(v)           the Company will not, and will not permit any of its Subsidiaries to, make any loans, advances or capital contributions to or investments in any other Person (other than loans, advances, capital contributions, or investments made to the Company's Subsidiaries);

(w)           the Company will not, and will not permit any of its Subsidiaries, employees or representatives to, take any action that would result in any of the conditions to the Merger set forth in Article 6 not being satisfied or that would reasonably be expected to prevent, delay, or impair the ability of the Company to consummate the Merger;

(x)           the Company will not, and will not permit any of its Subsidiaries to, hire any new employees other than non-officer employees in the ordinary course of business consistent with past practice or terminate the employment of any officer or key employee of the Company; and

(y)           the Company will not, nor will it permit any of its Subsidiaries to, enter into an agreement, contract, commitment, or arrangement to do any of the foregoing.

Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries� respective operations.

5.2           Company Non-Solicitation.

(a)           On the date hereof the Company will instruct and cause the Company's officers, directors, financial advisors, representatives and agents (collectively, �Representatives�), its Subsidiaries and their respective Representatives to immediately cease all discussions and negotiations with any Persons that may be ongoing with respect to a Third Party Acquisition Proposal, and deliver a written notice to each such Person to the effect that the Company is ending all discussions and negotiations with such Person with respect to any Third Party Acquisition Proposal and such notice shall also request such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company will not and will not authorize or permit any Subsidiary or Representative to, directly or indirectly:

(i)           solicit, seek or initiate any inquiries, proposals or offers other than from Parent or an affiliate thereof that constitute, or would be reasonably likely to lead to, a proposal or offer for (A) a merger, consolidation, or business combination that would result in any Person acquiring assets (including capital stock of or interest in any Subsidiary or Affiliate of the Company) representing, directly or indirectly, 10% or more of the consolidated net revenues, consolidated net income, or consolidated assets of the Company and its Subsidiaries, taken as a whole; (B) a sale of 10% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole; (C) the acquisition by any Person of 10% or more of the shares of capital stock of the Company or any of its Subsidiaries (including by way of a tender offer) or any similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement; (D) a leveraged recapitalization or extraordinary dividend; or (E) the consummation of any other transaction or the entering into of any other agreement or arrangement with respect to any other transaction, the effect of which would have the same result as the occurrence of the preceding clauses (A), (B), (C), or (D) (any of the foregoing inquiries or proposals being referred to in this Agreement as a �Third Party Acquisition Proposal�); or

(ii)           engage in discussions or negotiations with any Person or group other than Parent or its affiliates (a �Third Party�) concerning any Third Party Acquisition Proposal, or provide any non-public information, or afford access to the properties, books, records, or personnel of the Company or any of its Subsidiaries, to any Third Party that the Company has reason to believe is considering making, or has made, any Third Party Acquisition Proposal; or

(iii)           grant any waiver, amendment or release under any standstill agreement, any confidentiality agreement with a party having stated an interest in making a Third Party Acquisition Proposal, or any Takeover Laws; or

(iv)           approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a Third Party Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Third Party Acquisition

Proposal (an �Acquisition Agreement�), or that contradicts this Agreement or requires the Company to abandon this Agreement; or

(v)           resolve or agree to do any of the foregoing.

(b)           Notwithstanding paragraph (a) of this Section 5.2, nothing contained in this Section prevents the Company from furnishing non-public information to a Third Party pursuant to a confidentiality agreement with provisions relating to confidentiality that are no less favorable to the Company than the provisions of the Confidentiality Agreement (an �Acceptable Confidentiality Agreement�), provided that such information either has been provided to Parent or is promptly (within 24 hours of furnishing such information) provided to Parent, or, following the execution of such Acceptable Confidentiality Agreement, affording access to the properties, books, records, and personnel of the Company or any of its Subsidiaries to, or entering into discussions or negotiations with, any Third Party in connection with a Third Party Acquisition Proposal by such Third Party or granting any approval or recommendation regarding any Third Party Acquisition Proposal if (i) the Board determines in good faith (after consultation with its financial and legal advisors) that such Third Party Acquisition Proposal is reasonably likely to result in a Superior Proposal; (ii) that taking such action is required by the directors� fiduciary duties under applicable Laws; and (iii) neither the Company nor any of its Subsidiaries, officers, directors, financial advisors, representatives, or agents will have violated this Section 5.2 (other than any immaterial and unintentional violation).  �Superior Proposal� means a bona fide written Third Party Acquisition Proposal (with all of the percentages included in the definition of Third Party Acquisition Proposal increased to 100% (it being understood that satisfaction of such percentage requirement will be deemed to occur if the proposal involves acquisition of 100% of the Company by a tender offer followed by a merger)) that was not solicited by the Company in violation of this Agreement and that, in the good faith judgment of the Board, (i) if accepted, is reasonably likely to be consummated, and (ii) if consummated, is reasonably likely to result in a transaction that is more favorable to the Company�s stockholders (in their capacity as stockholders) from a financial point of view (including taking into account the form and nature of the consideration offered) than the transactions contemplated by this Agreement, in each case, taking into account, among other things, the various legal, financial, and regulatory aspects of the Third Party Acquisition Proposal and the Person or group making such proposal (including financing, stockholder approval requirements of the Person or group making the Third Party Acquisition Proposal, regulatory approvals, stockholder litigation, identity of the Person or group making the Third Party Acquisition Proposal, breakup fee and expense reimbursement provisions, expected timing and risk and likelihood of consummation and other events or circumstances beyond the control of the Company).

(c)           Nothing in this Section 5.2 may operate to hinder or prevent the Company from fully complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a Third Party Acquisition Proposal.

(d)           The Company will notify Parent promptly (but in no event later than 24 hours) after receipt by the Company or its Subsidiaries (or any of their advisors, officers,

or agents) of any Third Party Acquisition Proposal or any request (other than in the ordinary course of business and not related to a Third Party Acquisition Proposal) for non-public information relating to the Company or any of its Subsidiaries or for access to the properties, books, or records of the Company or any of its Subsidiaries by any Person who the Company knows to be considering making, or has made, a Third Party Acquisition Proposal.  In such notice, the Company will identify the material terms of any such Third Party Acquisition Proposal or request, including identifying the party making such Third Party Acquisition Proposal and include copies of all relevant documents provided to the Company by such party.  The Company will keep Parent reasonably informed, on a prompt basis, of the status of any such Third Party Acquisition Proposal or request (including the material terms and conditions thereof and any modifications thereto).

(f)           The Company will, and will cause each of its Subsidiaries and the directors, employees, financial advisors, representatives, and other agents of the Company and its Subsidiaries to, cease immediately and cause to be terminated all discussions or negotiations with any Persons conducted prior to the date hereof with respect to any Third Party Acquisition Proposal.

(g)           Except as provided by Section 5.2(h), at any time after the date hereof, neither the Board nor any committee thereof will:

(i)           (A) withhold, withdraw (or not continue to make), qualify or modify (or publicly propose or resolve to withhold, withdraw (or not continue to make), qualify or modify), in a manner adverse to Parent or the Acquisition Subsidiary, the Company Recommendation, (B) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) a Third Party Acquisition Proposal, (C) designate, either publicly or to Parent, any Third Party Acquisition Proposal as a Superior Proposal, (D) fail to publicly reaffirm the Company Recommendation within five Business Days after Parent so requests in writing (provided that Parent may make such request no more than three times), (E) fail to recommend against any Third Party Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Third Party Acquisition Proposal or (F) fail to include the Company Recommendation in the Proxy Statement (any action described in clauses (A) through (F), a �Company Adverse Recommendation Change�); or

(ii)           cause or permit the Company or any of its Subsidiaries to enter into any Acquisition Agreement relating to any Third Party Acquisition Proposal.

(h)           Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Required Vote, if the Company has received a Third Party Acquisition Proposal from any Person that is not withdrawn and that the Board (upon recommendation of the Special Committee) concludes in good faith constitutes a Superior Proposal, (x) the Special Committee and/or the Board may effect a Company Adverse Recommendation Change with respect to such Superior Proposal, or (y) the

Special Committee and/or the Board may authorize the Company to terminate this Agreement to enter into an Acquisition Agreement with respect to such Superior Proposal, if and only if:

(i)           the Board determines in good faith (after consultation with its financial and legal advisors) that such Third Party Acquisition Proposal is reasonably likely to result in a Superior Proposal (provided that such determination must have been made no later than ten Business Days following the date upon which such Third Party Acquisition Proposal is made to the Company or any of its Representatives or materially amended);

(ii)           that taking such action is required by the directors� fiduciary duties under applicable Laws;

(iii)           neither the Company nor any of its Subsidiaries, officers, directors, financial advisors, representatives, or agents will have violated this Section 5.2 (other than any immaterial and unintentional violation);

(iv)           (A)           the Company will have provided prior written notice to Parent at least five Business Days in advance (the �Notice Period�), to the effect that the Board has received a Third Party Acquisition Proposal that has not been withdrawn and that the Board (upon recommendation of the Special Committee) has concluded in good faith constitutes a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Board will effect a Company Adverse Recommendation Change or to terminate this Agreement pursuant to this Section 7.1(e), which notice will specify the basis for such Company Adverse Recommendation Change or termination, including the identity of the party making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal; and

(B)           prior to effecting such Company Adverse Recommendation Change or termination, the Company will, and will cause its financial and legal advisors to, during the Notice Period, (1) negotiate with Parent and its representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that such Third Party Acquisition Proposal would cease to constitute a Superior Proposal, and (2) permit Parent and its representatives to make a presentation to the Board and the Special Committee regarding this Agreement and any adjustments with respect thereto (to the extent Parent desires to make such presentation); provided, that in the event of any material revisions to the Third Party Acquisition Proposal that the Board has determined to be a Superior Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.2 (including this Section 5.2(h)(iii)) with respect to such new written notice; and

(v)           in the case of any action described in Section 5.2(h)(y) above, the Company will have validly terminated this Agreement in accordance with Section 7.1(e), including the payment of the Termination Fee in accordance with Section 8.1.

(i)           The Company agrees that in the event any Representative of the Company or any of its Subsidiaries takes any action which, if taken by the Company, would constitute a breach of this Section 5.2, then the Company will be deemed to be in breach of this Section 5.2.

5.3           Access to Information and Properties.

(a)           Upon reasonable notice and to the extent permitted under applicable law, the Company will, and will cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, financing sources and other authorized representatives of Parent, reasonable access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments, and records and, during such period, the Company will, and will cause its Subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement, and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (ii) all other information concerning its business, properties, and personnel as Parent or its authorized representatives may reasonably request.  The Company will, and will cause each of its Subsidiaries to, furnish, to the extent prepared by the Company in the ordinary course of business, for the period beginning after the date of this Agreement and ending at the Effective Time, as soon as practicable after the end of each month, a copy of the monthly internally prepared financial statements of the Company, including statements of financial condition, results of operations, and statements of cash flow, and all other information concerning its business, properties and personnel as Parent may reasonably request.  Any investigation pursuant to this Section 5.3 (i) will not affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto and (ii) must be conducted in such manner as not to interfere with the conduct of business of the Company and its Subsidiaries and Parent will take all commercially reasonable precautions to protect and preserve the confidentiality of all information described in this Section 5.3 in accordance with and to the extent required by the provisions of the Confidentiality Agreement.

(b)           The Company will use, and will cause its Subsidiaries to use, commercially reasonable efforts to obtain all necessary consents, waivers, and approvals under any of the Company�s or its Subsidiaries� material agreements, contracts, licenses, or leases in connection with the Merger.

(c)           The Company acknowledges that, prior to the Effective Time, Parent or its Representatives may make available to the Company or its Representatives certain information that is confidential, proprietary or otherwise not publicly available including analyses, forecasts, plans, summaries, studies and the content of discussions, proposals or negotiations between the Company or its Representatives and Parent or its Representatives pursuant to Section 5.2(h)(iv) (collectively, �Parent Confidential

Information�) and agrees that all Parent Confidential Information given by or on behalf of Parent to the Company will not be disclosed, reproduced, disseminated, quoted or referred to by the Company or any of its Subsidiaries or Representatives to any Third Party without the prior written consent of Parent.

5.4           Termination of Equity-Based Plans.  The Company will, or will cause the Board and each relevant committee of the Board to, take any and all commercially reasonable actions necessary to terminate as of or prior to the Effective Time all Stock Plans, the ESPP and the provisions in any other plan, agreement or arrangement relating to the Stock Plans or ESPP or providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company.

5.5           Further Action; Reasonable Efforts.  Upon the terms and subject to the other conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals of any Persons, including any Governmental Entity, and to effect all necessary registrations and filings.  Prior to the Closing, subject to applicable law, each party will promptly (i) furnish to each other party such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing, and (ii) consult with each other party with respect to, provide each other party any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings (except for any confidential portions thereof) made by such party with any Governmental Entity or any other information (except for any confidential portions thereof) supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement.  Each party will promptly provide each other party with copies of any communication received by such party from any Governmental Entity regarding any of the transactions contemplated by this Agreement (except for any confidential portions thereof).  Further, and without limiting the generality of the foregoing provisions of this Section 5.5, each of Parent, Acquisition Subsidiary and the Company will comply, and will cause its affiliates to comply, with the notification and reporting requirements of the HSR Act and will use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act, and in connection therewith, each of Parent, Acquisition Subsidiary and the Company will (and, to the extent required, will cause their affiliates to) substantially comply with any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, by the relevant Government Entity.  In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable.  Each party will bear and be responsible for payment of its own fees and expenses in connection with the filings required under the HSR Act (provided, however, that Parent and the Company will share equally in the HSR filing fee).  Parent, Acquisition Subsidiary and the Company will advise the other parties promptly of any communication received by such Person from any Governmental Entity regarding any of the transactions contemplated by this Agreement, and of any understandings, undertakings, or agreements (oral or written) such Person proposes to make or enter into with any Governmental

Entity in connection with the transactions contemplated by this Agreement.  Within 24 hours after the execution of this Agreement, Parent will deliver its approval, as sole stockholder of Acquisition Subsidiary, of this Agreement and the consummation by Acquisition Subsidiary of the transactions contemplated hereby.

5.6           Proxy Statement; Stockholders� Meeting.

(a)           As soon as reasonably practicable following the date of this Agreement (but in no event later than ten (10) days following the date of this Agreement), the Company will prepare and file with the SEC a proxy statement (together with any amendments or supplements thereto, the �Proxy Statement�) in connection with the Merger, and the parties will file, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby; provided, however, that the Company will not be in breach of this Section 5.6 if the Company fails to file the Proxy Statement solely due to a failure by Parent to provide any information reasonably necessary for the preparation of the Proxy Statement.  The Proxy Statement will include the recommendation of the Special Committee and the Board in favor of this Agreement and the Merger (the �Company Recommendation�); provided that the Special Committee and the Board may withdraw the Company Recommendation pursuant to Section 5.2(h).  Each of the Company, Parent and Acquisition Subsidiary will use commercially reasonable efforts to furnish the information required to be included by the SEC in the Proxy Statement and any such statement or schedule.  As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company will, in consultation with Parent, prepare and the Company will file any required amendments to the Proxy Statement with the SEC.  The Company will advise Parent, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and will promptly supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  Prior to filing or mailing the Proxy Statement or filing any other required filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company will provide Parent with an opportunity to review and comment on such document or response and will give due consideration to including in such document or response comments reasonably and timely proposed by Parent.  As promptly as practicable after the clearance of the Proxy Statement by the SEC or notification by the SEC that it will not be reviewing the Proxy Statement (the �SEC Clearance Date�), the Company will mail the Proxy Statement and all other proxy materials to the holders of shares of Company Common Stock.  If the SEC has failed to affirmatively notify the Company within ten (10) days after the filing of the Proxy Statement with the SEC that it will not be reviewing the Proxy Statement, then the Company will use its reasonable best efforts to obtain such affirmative clearance of the Proxy Statement from the SEC and the date on which the Company receives such affirmative clearance will be the �SEC Clearance Date� for purposes of this Agreement.  If at any time after the date the Proxy Statement is mailed to the Company�s stockholders and prior to the Stockholders�

Meeting, any information relating to the Company, Parent, Acquisition Subsidiary, or any of their respective affiliates, officers, or directors, is discovered by the Company, Parent, or Acquisition Subsidiary and is required to be set forth in an amendment or supplement to the Proxy Statement or any other statement or schedule so that none of the Proxy Statement and any such statement or schedule will include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein (in light of the circumstances under which they were made) not misleading, the party that discovers such information will promptly notify the other parties hereto and the Company will promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by law, disseminate such amendment or supplement to the stockholders of the Company.

(b)           Each of Parent and Acquisition Subsidiary will promptly provide the Company with all information concerning Parent and Acquisition Subsidiary required to be included in the Proxy Statement.

(c)           The Company will, promptly (and in no event later than thirty-five (35) days following the SEC Clearance Date), in accordance with its certificate of incorporation and bylaws and with applicable law, duly call, give notice of, convene and hold a special or annual meeting of its stockholders for the purpose of considering and taking action upon this Agreement (the �Stockholders� Meeting�). At the Stockholders� Meeting, the Company will, through the Board and the Special Committee, make the Company Recommendation unless there has been a Company Adverse Recommendation Change.  Prior to any Company Adverse Recommendation Change, the Company will take all reasonable lawful action to solicit the Required Vote.  Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance with, Articles 7 and 8, this Agreement will be submitted to the Company�s stockholders for the purpose of seeking the Required Vote.  The Company will, upon the reasonable request of Parent, use its reasonable best efforts to advise Parent during the last ten Business Days prior to the date of the Stockholders� Meeting as to the aggregate tally of the proxies received by the Company with respect to the Required Vote.  Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) will be the only matter (other than procedural matters) that the Company will propose to be acted on by the stockholders of the Company at the Stockholders� Meeting.

(d)           The Company will establish a record date for purposes of determining stockholders entitled to notice of and vote at the Stockholders� Meeting (the �Record Date�).  After the Company has established the Record Date, the Company will consult with Parent prior to changing the Record Date or establishing a different record date for the Stockholders� Meeting, unless required to do so by applicable law.

5.7           Indemnification; Directors� and Officers� Liability Insurance.

(a)           All rights to indemnification, expense advancement, and exculpation existing in favor of any present or former director, officer, or employee of the Company or any of its Subsidiaries (collectively, the �Indemnified Persons�) as provided in the charter or organizational documents of the Company or any of its Subsidiaries or by law as in effect on the date hereof will survive the Merger for a period of at least six years after the Effective Time (or, if any relevant claim is asserted or made within such six-year period, until final disposition of such claim) with respect to matters occurring at or prior to the Effective Time (including the Merger), and no action taken during such period may be deemed to diminish the obligations set forth in this Section 5.7.  From and after the Effective Time, the Surviving Corporation will abide by and honor each of the Company�s contractual obligations, if any, to provide indemnification and exculpation to any Person, to the extent of such contractual obligation.

(b)           The Company will negotiate and purchase �tail� insurance coverage from the Company�s existing directors and officers liability insurers, or from other insurers, that provides for a period of six years that is no less favorable in both amount and terms and conditions of coverage than the Company�s existing directors and officers liability insurance programs, or if substantially equivalent insurance coverage is not available, the best available coverage (�D&O Insurance�); provided, however, that the aggregate cost for the purchase of such D&O Insurance (for the entire six (6) year tail coverage period) will not exceed 250% of the aggregate premium paid by the Company for the existing directors and officers liability and fiduciary liability insurance program; provided further, that should the cost of D&O Insurance exceed the 250% cap, the Company will instead purchase the best available coverage for 250% of the aggregate premium paid by the Company for the existing directors and officers liability and fiduciary liability insurance program.

(c)           If Parent, the Surviving Corporation or any of its Subsidiaries or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions will be made so that the successors and assigns of the Surviving Corporation will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 5.7.

(d)           The obligations set forth in this Section 5.7 will not be terminated, amended, or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance (and their heirs and representatives).  Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.7, with full rights of enforcement as if a party thereto.  The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance (and their heirs and representatives)) under this Section 5.7 will be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable law (whether at law or in equity).

5.8           Employee Benefit Plans.  For a period of at least one year after the Effective Time, Parent will, or will cause the Company and its Subsidiaries to, maintain compensation arrangements and Employee Plans (other than any equity-based compensation arrangements or benefit plans) that are, in the aggregate, substantially similar in the aggregate to those provided to employees of the Company and its Subsidiaries immediately prior to the Effective Time.  From and after the Effective Time, for purposes of determining entitlement to vacation (or paid time off) and severance benefits, and eligibility to participate and vesting (but not benefit accrual) under any Pension Plan, Welfare Plan, compensation arrangement, or other material employee benefit plan or arrangement (other than any equity-based compensation arrangements or benefit plans) in which employees of the Company or any of its Subsidiaries are or become eligible to participate, service with the Company or any of its Subsidiaries before the Effective Time will be credited on the same basis as service from and after the Effective Time; provided that such recognition does not result in a duplication of benefits.  To the extent that employees of the Company or any of its Subsidiaries become covered under an employee benefit plan of Parent, or a new employee benefit plan established by the Company or any of its Subsidiaries, at or after the Effective Time that provides for any pre-existing condition exclusion or waiting period for coverage, Parent will, or will cause the Company or any of its Subsidiaries to, waive such exclusions and waiting periods to the extent they would not have applied under the analogous plan of the Company or any of its Subsidiaries prior to the Effective Time.  Further, Parent will, or will cause the Company and its Subsidiaries to, provide such employees and their eligible dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such plans under an analogous plan of the Company or any of its Subsidiaries (to the same extent that such credit was given under such plan) in satisfying any applicable deductible or annual maximum out-of-pocket requirements under such plans.  Nothing in this Section 5.8 will create any third-party beneficiary right for the benefit of any Person other than the parties to this Agreement, or any right to employment or continued employment or to a particular term or condition of employment with Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates.  Nothing in this Section 5.8 or any other provision of this Agreement (i) will be construed to establish, amend, or modify any benefit or compensation plan, program, agreement or arrangement, or (ii) will limit the ability of Parent or any of its Affiliates (including, following the Closing, the Surviving Corporation or any of its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

5.9           Publicity.  Neither the Company, Parent, Acquisition Subsidiary nor any of their respective affiliates may issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger, or the other transactions contemplated by this Agreement without the prior consultation of the other parties hereto, except to the extent required by applicable law or the rules of the Nasdaq Stock Market (provided that the disclosing party has used its commercially reasonable efforts to consult with the other party and to obtain such party�s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made).

5.10           Ownership or Control of Shares.  From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, Parent will not, and will cause its Subsidiaries not to, acquire, directly or indirectly, any beneficial interest in shares of Company Common Stock except as contemplated by this Agreement.

5.11           Litigation.  Each of Parent, the Acquisition Subsidiary and the Company will use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated hereby, including seeking to have any judgment or order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement entered by any court or other Governmental Entity promptly vacated or reversed.

5.12           Financing.

(a)           Parent will use its reasonable best efforts to (i) negotiate definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Financing Commitments or, to the extent the Debt Financing contemplated by the Financing Commitments is not available to Parent, on other terms not materially less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) and (ii) satisfy on a timely basis all conditions set forth in such Debt Financing Commitments applicable to Parent and the Acquisition Subsidiary that are within their control.  If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent will use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms not materially less favorable, in the aggregate, to Parent (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event; provided that, for the avoidance of doubt, consummating the Debt Financing is not a condition to closing and Parent will drawdown on the Equity Financing Commitments in full and without condition to close the transactions contemplated hereby if the Debt Financing is not available.  Parent will give the Company prompt notice of any material breach by any party to the Financing Commitments, of which Parent becomes aware, or any termination of the Debt Financing Commitment.  The Company will use reasonable best efforts to cooperate, and to cause its Subsidiaries and Representatives to cooperate, with Parent and Representatives of Parent in connection with the Financing, including executing and delivering at Closing any pledge and security documents, other definitive financing documents, or other certificates or documents, as well as using reasonable best efforts to obtain any intellectual property assignment agreements relating to the Company IP, including the Company Software Products, currently used by or currently being sold or otherwise offered by the Company or its Subsidiaries, and to make any necessary filings with governmental registration agencies to update ownership title in and effectuate the release of any security interests granted in the Registered IP, in each of the foregoing cases, as may be requested by the Parent in connection with the Financing.

(b)           Parent and Merger Sub will take (or cause to be taken) all actions, and do (or cause to be done) all things necessary or advisable to obtain the Equity Financing contemplated by the Equity Financing Commitments and to fully enforce each Equity Financing Commitment, including (i) maintaining in effect the Equity Financing

Commitments without any amendment, alteration, or waiver; (ii) satisfying on a timely basis all conditions applicable to Parent and Merger Sub set forth in the Equity Financing Commitments; and (iii) consummating the Equity Financing contemplated by the Equity Financing Commitments at or prior to the Closing.

ARTICLE 6
CONDITIONS

6.1           Conditions to Each Party�s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a)           All applicable waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act must have expired or been terminated.

(b)           No statute, rule, order, decree, or regulation must have been enacted or promulgated, and no action must have been taken, by any Governmental Entity of competent jurisdiction that temporarily, preliminarily or permanently restrains, precludes, enjoins, or otherwise prohibits the consummation of the Merger or makes the Merger illegal.

(c)           This Agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the �Required Vote�).

(d)           Other than filing the Certificate of Merger in accordance with Delaware Law, all authorizations, consents and approvals of all Governmental Entities required to be obtained prior to consummation of the Merger must have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained, individually or in the aggregate, would not constitute a Material Adverse Effect on any party to this Agreement.

6.2           Conditions to the Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)           The representations and warranties of Parent and Acquisition Subsidiary in Article 4 of this Agreement will be true and correct in all respects as of the date of this Agreement and immediately before the Effective Time (except representations or warranties that by their terms speak only as of an earlier date, which will be true and correct as of such earlier date), except to the extent any inaccuracy in any such representation or warranty, individually or in the aggregate, does not constitute a Material Adverse Effect on Parent and Acquisition Subsidiary (provided, that solely for purposes of this Section 6.2(a), any representation or warranty in Article 4 that is qualified by materiality or Material Adverse Effect language is read as if such language were not present); and the Company will have received a certificate signed on behalf of each of

Parent and Acquisition Subsidiary by the chief executive officer or the chief financial officer of each such Person to that effect.

(b)           Each of Parent and Acquisition Subsidiary will have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time, and the Company will have received a certificate signed on behalf of each of Parent and Acquisition Subsidiary by the chief executive officer or the chief financial officer of each of Parent and Acquisition Subsidiary to that effect.

6.3           Conditions to Obligations of Parent and Acquisition Subsidiary to Effect the Merger.  The obligations of Parent and Acquisition Subsidiary to effect the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)           The representations and warranties of the Company in Article 3 of this Agreement (other than the representations and warranties set forth in Sections 3.1, 3.2 and 3.3) will be true and correct in all respects as of the date of this Agreement and immediately before the Effective Time (except representations or warranties that by their terms speak only as of an earlier date, which will be true and correct as of such earlier date), except to the extent any inaccuracy in any such representation or warranty, individually or in the aggregate, does not constitute a Material Adverse Effect on the Company (provided, that solely for purposes of this Section 6.3(a), any representation or warranty in Article 3 that is qualified by materiality or Material Adverse Effect language is read as if such language were not present); provided that (i) the representations and warranties of the Company set forth in Sections 3.1, 3.2(b) and 3.3 will be true and correct in all material respects as of the date of this Agreement and immediately before the Effective Time (except representations and warranties that by their terms speak only as of earlier date, which will be true and correct as of such earlier date) (provided, that solely for purposes of this Section 6.3(a), any representation or warranty in Sections 3.1, 3.2(b) and 3.3 that is qualified by materiality language is read as if such language were not present) and (ii) the representations and warranties of the Company set forth in Section 3.2(a) will be true and correct except to a de minimis extent as of the date of this Agreement and immediately before the Effective Time (except representations and warranties that by their terms speak only as of earlier date, which will be true and correct as of such earlier date) and Parent and Acquisition Subsidiary will have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to that effect.

(b)           The Company will have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time, and Parent and Acquisition Subsidiary will have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to that effect.

(c)           There will have been no condition, circumstance, event, change, occurrence, state of facts, or effect that constitutes a Material Adverse Effect on the Company.

(d)           The Company will have delivered to Parent an affidavit stating that the Company is not and has not been a United States real property holding corporation, dated the Closing Date and in form and substance meeting the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c).

(e)           The Company will have filed all Company SEC Documents required to be filed with the SEC prior to the Effective Time.

ARTICLE 7
TERMINATION

7.1           Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, whether before or after stockholder adoption of this Agreement:

(a)           by the mutual consent of Parent and Company in a written instrument (approved by their respective boards of directors);

(b)           by either the Company or Parent by giving written notice to the other party, if:

(i)           the Merger has not consummated on or before the earlier to occur of (A) that date which is (1) ninety (90) days following the date of this Agreement if the SEC declines to review the Proxy Statement or (2) one hundred fifty (150) days following the date of this Agreement if the SEC delivers any written comments to the Company on the Proxy Statement, and (B) that date that is ten days after the date upon which the Stockholders� Meeting is originally scheduled to be held pursuant to Section 5.6(c) (such earlier date, the �Outside Termination Date�); provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) is not available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before the Outside Termination Date;

(ii)           any Governmental Entity has issued a statute, rule, order, decree, or regulation or taken any other action (which statute, rule, order, decree, regulation, or other action the parties hereto have used their commercially reasonable efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting consummation of the Merger or making the Merger illegal and such statute, rule, order, decree, regulation, or other action has become final and non-appealable; provided, that the terminating party is not then in breach of Section 5.5; or

(iii)           the stockholders of the Company fail to adopt this Agreement by the Required Vote at the Stockholders� Meeting (including any postponement or adjournment thereof); provided, that the Company is not entitled to terminate this

Agreement pursuant to this Section 7.1(b)(iii) if it has breached in any material respect any of its obligations under Sections 5.2, 5.5, or 5.6;

(c)           by Parent, if any of the conditions set forth in Section 6.1 or 6.3 becomes impossible to fulfill, and such condition has not been waived pursuant to Article 8; provided, that such failure is not due to the failure of Parent or Acquisition Subsidiary to comply in all material respects with its obligations under this Agreement or other reasons within the control of Parent or Acquisition Subsidiary;

(d)           by the Company, if any of the conditions set forth in Section 6.1 or 6.2 becomes impossible to fulfill, and such condition has not been waived by the Company pursuant to Article 8; provided, that such failure is not due to the failure of the Company to comply in all material respects with its obligations under this Agreement or other reasons within the control of the Company;

(e)           by the Company in order to enter into an Acquisition Agreement for a Superior Proposal; provided, however, that this Agreement may not be so terminated unless (i) the Special Committee and the Board will have complied in all material respects with the procedures set forth in Sections 5.2 and 5.6 and (ii) contemporaneously the payment required by Section 8.1(b) has been made in full to Parent; or

(f)           by Parent if (i) there will have been a Company Adverse Recommendation Change, provided, however, that Parent�s right to terminate this Agreement pursuant to this Section 7.1(f) in respect of a Company Adverse Recommendation Change will expire ten Business Days after the last date upon which the Company makes such Company Adverse Recommendation Change, (ii) the Company will have breached in any material respects any of its obligations under Sections 5.2 and 5.6 or (iii) any member of the Board will have publicly stated that such member opposes the Merger, or any member of the Board will have required the inclusion in the Proxy Statement or any other filing made by the Company with the SEC a statement to the effect that such director opposes the Merger.

7.2           Effect of Termination.  If this Agreement is terminated in accordance with Section 7.1, this Agreement will be null and void and neither Parent, Acquisition Subsidiary, the Company, nor any of their respective affiliates, directors, officers, employees, partners, managers, members, or stockholders will have any further obligation or liability under this Agreement or otherwise related to the transactions contemplated hereby, except (i) as set forth in Section 8.1; (ii) with respect to the requirement to comply with the Confidentiality Agreement; and (iii) for a party�s willful and material breach of this Agreement prior to its termination.  The provisions of this Section 7.2 and Sections 8.1, 8.9, and 8.10 survive any termination of this Agreement.

                                           ARTICLE 8
MISCELLANEOUS

8.1           Fees and Expenses.

(a)           Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby must be paid by the party incurring such costs or expenses, except as provided in Section 8.1(b).

(b)           If (i) this Agreement is terminated by Parent pursuant to Section 7.1(f)(i) or (ii) (other than a termination based on a breach of the specific time periods set forth in Section 5.6(a) or (c)) or the Company pursuant to Section 7.1(e); or (ii) (x) a Third Party Acquisition Proposal (provided that for purposes of this Section 8.1(b), the number �51� will be substituted for �10� in the definition of Third Party Acquisition Proposal) is made to the Company after the date of this Agreement and prior to the Stockholders� Meeting, (y) this Agreement is terminated pursuant to Sections 7.1(b)(i), 7.1(b)(iii), 7.1(c), or 7.1(f)(iii) and (z) within one year after termination the Company has consummated any Third Party Transaction or entered into an agreement with respect to any Third Party Transaction that is subsequently consummated, then the Company will pay to Parent in immediately available funds a termination fee in an amount equal to $5.8 million (less the amount of any Parent Expenses previously paid to Parent pursuant to Section 8.1(d)) (the �Termination Fee�).  Payments required to be made under Section 8.1(b)(i) must be made within five days following termination of this Agreement and under Section 8.1(b)(ii) must be made within five days following consummation of any Third Party Transaction.

(c)           No more than one Termination Fee may be payable under this Section 8.1.  Parent (for itself and its affiliates) hereby agrees that, upon any termination of this Agreement under circumstances in which Parent is entitled to the Termination Fee under Section 8.1(b), Parent and its affiliates are precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor any of its affiliates may seek (and Parent will cause its affiliates not to seek) to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, or stockholders in connection with this Agreement or the transactions contemplated hereby.

(d)           In the event this Agreement is terminated (i)  by either the Company or Parent pursuant to Section 7.1(b)(i) or 7.1(b)(iii), or (ii) by Parent pursuant to Section 7.1(f)(iii), in each case under circumstances in which the Termination Fee is not then payable pursuant to Section 8.1(b), then the Company will, following receipt of an invoice therefor, promptly (in any event within two Business Days) pay all of Parent�s reasonable documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) in an amount not to exceed $1.5 million (the �Parent Expenses�), by wire transfer of same day funds to one or more accounts designated by

Parent; provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 8.1(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 8.1(d); provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 8.1(b) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.1(b) except to the extent indicated in Section 8.1(b).

8.2           Amendment; Waiver.

(a)           This Agreement may be amended by the parties hereto at any time before or after approval by the stockholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment may be made without the approval of the stockholders of the Company if such amendment would alter or change the Merger Consideration or otherwise adversely affect the Company�s stockholders.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b)           At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate, or writing delivered pursuant hereto by the other parties; or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein.  Any agreement on the part of any party to any such extension or waiver is valid only if set forth in an instrument in writing signed on behalf of the party granting the waiver or extension.  Any such waiver constitutes a waiver only with respect to the specific matter described in such writing and in no way impairs the rights of the party granting such waiver in any other respect or at any other time.  Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, may be construed as a waiver of any other breach or default, or as a waiver of any future breaches of, defaults under or rights to exercise such provisions, rights or privileges hereunder.  Except as provided in Sections 7.2 and 8.1(c), the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

8.3           Termination of Representations and Warranties.  The representations and warranties of the Company, Parent and Acquisition Subsidiary set forth in this Agreement (including those set forth in the Disclosure Letters) or in any certificate furnished under this Agreement will not survive the Effective Time.

8.4           Notices.  All notices and other communications hereunder must be in writing and are deemed given upon (a) transmitter�s confirmation of a receipt of a facsimile transmission; (b) confirmed delivery by a standard overnight carrier or when delivered by hand; (c) the passage of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid; or (d) delivery in person, addressed at the following addresses (or at such other address for a party as may be specified by like notice):

if to the Company, to:

Plato Learning, Inc.
10801 Nesbitt Ave. S.
Bloomington, MN  55437
Telephone:  (952) 832-1505
Facsimile:   (952) 832-1210
Attention:  Robert J. Rueckl

with copies to:

Plato Learning, Inc.
10801 Nesbitt Ave. S.
Bloomington, MN  55437
Telephone:  (952) 832-1562
Facsimile:  (952) 832-1210
Attention:  Ian Kees

and

Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-3901
Telephone:  612-766-7136
Facsimile:   612-766-1600
Attention:  W. Morgan Burns

if to Parent or Acquisition Subsidiary, to:

c/o Thoma Bravo, LLC
600 Montgomery Street, 32nd Floor
San Francisco, CA 94111
Telephone:  (415) 263-3660
Facsimile:  (415) 392-6480
Attention:  Scott Crabill
                  Holden Spaht

with a copy to:

Kirkland & Ellis LLP
300 N. LaSalle Street
Chicago, Illinois 60654
Telephone:  (312) 862-2000

Facsimile:   (312) 862-2200
Attention: Gerald T. Nowak, P.C.
   Jared G. Jensen

8.5           Interpretation; Definitions.  When a reference is made in this Agreement to Sections, such reference is to a Section of this Agreement unless otherwise indicated. Whenever the words �include,� �includes� or �including� are used in this Agreement, they are deemed to be followed by the words �without limitation.�  Unless the context otherwise requires, the word �or� when used in this Agreement is deemed to have the inclusive meaning represented by the phrase �and/or� and terms used in the plural include the singular, and vice versa, unless the context otherwise requires.  The word �affiliates� when used in this Agreement has the respective meaning ascribed to it in Rule 12b-2 under the Exchange Act.  The phrase �beneficial ownership� and words of similar import when used in this Agreement have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.  The phrase �made available� when used in this Agreement means provided or made available to Parent at the Uniform Resource Locator (URL) set forth in Section 8.5 of the Disclosure Letter at least two days prior to the date of this Agreement, or were available within or as exhibits to any of the Recent SEC Reports.  When calculating a period of time, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day.

The following terms have the following definitions:

�Acceptable Confidentiality Agreement� has the meaning set forth in Section 5.2(b).

�Acquisition Agreement� has the meaning set forth in Section 5.2(a)(iv).

�Acquisition Subsidiary� has the meaning set forth in the Preamble.

�Acquisition Subsidiary Common Stock� has the meaning set forth in Section 2.1.

�Agreement� has the meaning set forth in the Preamble.

�Alternative Financing Commitments� has the meaning set forth in Section 4.6(b).

�Assets� has the meaning set forth in Section 3.15(a).

�Balance Sheet� has the meaning set forth in Section 3.6.

�Board� means the Board of Directors of the Company.

�Book-Entry Shares� has the meaning set forth in Section 2.1(b).

�Business Day� means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of Minnesota.

�Certificate of Incorporation� has the meaning set forth in Section 1.4.

�Certificate of Merger� has the meaning set forth in Section 1.1.

�Certificates� has the meaning set forth in Section 2.1(b).

�Change of Control Obligation� means any change of control payment, special bonus, stay bonus, retention bonus, severance payment, or similar compensation that the Company or any of its Subsidiaries has agreed to pay and that becomes due and payable as a result of the consummation of the Merger or the other transactions contemplated hereby, whether due and payable prior to, at or after the Closing (including obligations that are contingent upon both the consummation of the Merger and the occurrence of another event or the passage of time).

�Closing� has the meaning set forth in Section 1.3.

�Closing Date� has the meaning set forth in Section 1.3.

�Code� means the Internal Revenue Code of 1986, as amended.

�Company� has the meaning set forth in the Preamble.

�Company Adverse Recommendation Change� has the meaning set forth in Section 5.2(g)(i).

�Company Common Stock� has the meaning set forth in Section 2.1.

�Company IP� means all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

�Company Recommendation� has the meaning set forth in Section 5.6(a).

�Company SEC Documents� has the meaning set forth in Section 3.5(a).

�Company Software Products� means (i) all Software products sold or licensed or offered for sale or license by the Company or any of its Subsidiaries and (ii) all other Software products, including all delivery systems platforms and software offered as a service, proprietary to the Company or any of its Subsidiaries that are used in the conduct of their respective businesses.  Notwithstanding the foregoing, Company Software Products does not mean any third party software sold by the Company on a stand-alone basis.

�Company�s Bankers� has the meaning set forth in Section 3.21.

�Confidentiality Agreement� means the agreement dated January 6, 2010 between the Company and Thoma Bravo, LLC.

�Constituent Corporations� has the meaning set forth in Section 1.1.

�Debt Financing� has the meaning set forth in Section 4.6(a).

�Debt Financing Commitment� has the meaning set forth in Section 4.6(a).

�Delaware Law� has the meaning set forth in Section 1.1.

�Disclosure Letter� has the meaning set forth in the lead-in to Article 3.

�Disclosure Letters� collectively mean the Disclosure Letter and the Parent Disclosure Letter.

�Dissenting Shares� has the meaning set forth in Section 2.3.

�D&O Insurance� has the meaning set forth in Section 5.7(b).

�Effective Time� has the meaning set forth in Section 1.1.

�Employee Plans� has the meaning set forth in Section 3.7(a).

�Employment and Withholding Taxes� means any federal, state, local, foreign or other employment, unemployment, insurance, social security, disability, workers� compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment or deficiencies thereof and all taxes required to be withheld by or on behalf of each of the Company or any of its Subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor, or other party, in each case, on or in respect of the business or assets thereof (including all interest and penalties thereon and additions thereto, whether disputed or not).

�Environmental Laws� means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. � 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. � 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. � 1321 et seq., the Clean Air Act, 42 U.S.C. � 7401 et seq., and any other federal, state, local, foreign, or other governmental statute, regulations, law, or ordinance relating to the protection of human health, natural resources, or the environment.

�Equity Financing� has the meaning set forth in Section 4.6(a).

�Equity Financing Commitments� has the meaning set forth in the Recitals.

�ERISA� has the meaning set forth in Section 3.7(a).

�ERISA Affiliate� has the meaning set forth in Section 3.7(g).

�ESPP� has the meaning set forth in Section 2.2(d).

�Exchange Act� has the meaning set forth in Section 3.5(a).

�FCPA� has the meaning set forth in Section 3.10(b).

�Financing� has the meaning set forth in Section 4.6(a).

�Foreign Scheme� has the meaning set forth in Section 3.7(a).

�GAAP� has the meaning set forth in Section 3.5(b).

�Governmental Entity� means federal, state, local, or foreign court, arbitral, legislative, executive, or regulatory authority or agency but will not include any university, college, community college, school district, or other governmental authority or agency in its capacity as a customer of the Company.

�Guarantees� has the meaning set forth in the Recitals.

�Hazardous Substance� means any pollutant, contaminant, hazardous substance or waste, solid waste, petroleum or any fraction thereof, or any other chemical, substance, or material listed or identified in or regulated by any Environmental Law.

�HSR Act� has the meaning set forth in Section 3.4(b)(i).

�Indebtedness� means, with respect to any Person, (a) any liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (i) for borrowed money; (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities; (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP; (v) arising from cash/book overdrafts; (vi) under conditional sale or other title retention agreements; or (vii) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (b) any guarantee by that Person of any indebtedness of others described in the preceding clause (a); (c) the maximum liabilities of such Person under any �Off Balance Sheet Arrangement� (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act); and (d) all liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers� acceptance.

�Indemnified Persons� has the meaning set forth in Section 5.7(a).

�Intellectual Property Rights� means all worldwide (i) inventions, whether or not patentable; (ii) patents and patent applications; (iii) trademarks, service marks, trademark and service mark registrations and applications, trade dress, logos, slogans and trade names, whether or not registered, and all goodwill associated therewith; (iv) rights of publicity and other rights to use the names and likeness of individuals; (v) copyrights, copyrightable works, copyright registrations and applications, rights in databases and related rights, whether or not registered; (vi) mask works; (vii) Software; (viii) Internet domain names and Internet websites and the content thereof, (ix) trade secrets, confidential, technical and business information, and know-how; (x) all rights to any of the foregoing provided by bilateral or international treaties or conventions; (xi) all other intellectual property or proprietary rights; and (xii) all rights to sue or recover and retain damages and costs and attorneys� fees for past, present and future infringement or misappropriation of any of the foregoing.

�IT Assets� means all computers, computer systems, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication equipment and lines, co-location facilities, telecommunication equipment and lines, and all other information technology equipment, including any outsourced systems and processes (e.g., hosting locations), and all associated documentation owned by the Company or any of its Subsidiaries or licensed or leased by the Company or any of its Subsidiaries pursuant to written agreement (excluding any public networks).

�Knowledge of the Company� or words of similar import means the actual knowledge of one or more of the executive officers of the Company.

�Knowledge of Parent or Acquisition Subsidiary� or words of similar import means the actual knowledge of one or more of the executive officers of Parent or Acquisition Subsidiary.

�Leased Real Property� means all interests in real property pursuant to the Leases.

�Leases� means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sub lessee, licensee, user, operator, or occupant of real property, or interests therein.

�Liens� means any mortgage, restrictions, claim, charge, security interest, pledge, encumbrance, or other impairment to title of any kind.

�Material Adverse Effect� means (a) with respect to the Company, any condition, circumstance, event, change, occurrence, state of facts, or effect that (x) is materially adverse to the business, financial condition, or results of operations of the Company and its Subsidiaries, individually or taken as a whole, or (y) materially impairs the ability of the Company and its Subsidiaries to consummate the transactions contemplated hereby, or (b) with respect to Parent or Acquisition Subsidiary, any condition, circumstance, event, change, occurrence, state of facts, or effect that materially impairs the ability of Parent or Acquisition Subsidiary to consummate the transactions contemplated hereby; provided, however, that none of the following will be deemed to constitute, and none of the following may be taken into account in determining whether there has been or if there is reasonably likely to be, a Material Adverse Effect on the Company, Acquisition Subsidiary, or Parent, as the case may be: (i) any condition, circumstance, event, change, occurrence, state of facts, or effect generally affecting any of the industries in which the Company or Parent, as the case may be, and their respective Subsidiaries operate, the U.S. economy as a whole or any foreign economy in any location where, or with respect to which the Company or Parent, as the case may be, and their respective Subsidiaries have material operations; (ii) any material disruption of a major financial, banking, or securities market (including any decline in the trading volume or price of any security or any market index) in the U.S. or any other country or region in the world; (iii) the suspension of trading in securities generally on the New York Stock Exchange or the Nasdaq Stock Market; (iv) any national or international political or social event or condition, including the engagement by the United States in hostilities or the expansion of hostilities ongoing on the date of this Agreement, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States; (v) any change or effect resulting from any change in any applicable law, rule or regulation, or GAAP or official interpretation thereof or other accounting requirement or principle after the date hereof; (vi) compliance with any term of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement; (vii) any actions taken, or failure to take action, which Parent has requested or approved; (viii) changes in the Company�s stock price or the trading volume of the Company�s stock, in and of themselves (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a �Material Adverse Effect� may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company); (ix) any failure by the Company to meet any public estimates or expectations of the Company�s revenue, earnings, or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans, or forecasts of its revenues, earnings, or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a �Material Adverse Effect� may be deemed to constitute, or be taken into account in determining whether there has been, is, or would be a Material Adverse Effect on the Company); (x) any adverse event or condition regarding the business of the Company or any of its Subsidiaries that is cured before the earlier of (x) the Closing Date and (y) the date on which this Agreement is terminated pursuant to Article 7; (xi) the availability or cost of financing to Parent or Acquisition Subsidiary; or (xii) the announcement of this Agreement or the pendency of the transactions contemplated hereby, except, with respect to items (i) and (iv), that if any such events have a materially disproportionate effect on the Company or Parent relative to other participants in the industry in which the Company and Parent operate, such events will be taken into account in determining whether there has been or if there is reasonably likely to be, a Material Adverse Effect on the Company, Acquisition Subsidiary, or Parent, as the case may be.

�Material Contracts� has the meaning set forth in Section 3.12(b).

�Merger� has the meaning set forth in the Recitals.

�Merger Consideration� has the meaning set forth in Section 2.1(a).

�Notice Period� has the meaning set forth in Section 5.2(h)(iv).

�Open Source Software� shall mean any Software that is subject to the GNU General Public License (GPL), the Lesser GNU Public License (LGPL), any "copyleft" license or any other license that requires as a condition of use, modification or distribution of such Software that such Software or other Software combined or distributed with it be:  (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) redistributable at no charge; or (iv) licensed subject to a patent non-assert or royalty-free patent license.

�Option/SAR Consideration� has the meaning set forth in Section 2.2(a).

�Option/SAR Spread� has the meaning set forth in Section 2.2(a).

�Parent� has the meaning set forth in the Preamble.

�Parent Disclosure Letter� has the meaning set forth in the lead-in to Article 4.

�Paying Agent� has the meaning set forth in Section 2.4(a).

�Pension Plan� has the meaning set forth in Section 3.7(a).

�Permitted Investments� has the meaning set forth in Section 2.4(a).

�Permitted Liens� means (i) Liens specifically identified in the Balance Sheet or in the notes thereto; (ii) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are reflected on the Balance Sheet in accordance with GAAP; (iii) immaterial Liens that, individually or in the aggregate with all other Permitted Liens, do not and will not materially interfere with the use or value of the properties or assets of the Company and its Subsidiaries taken as a whole as currently used; (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, and other similar Liens imposed by applicable law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith; (v) Liens relating to deposits made in the ordinary course of business in connection with workers� compensation, unemployment insurance, and other types of social security; and (vi) Liens described in the Disclosure Letter.

�Person� means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity, or Governmental Entity.

�Proxy Statement� has the meaning set forth in Section 5.6(a).

�Recent SEC Reports� has the meaning set forth in the introduction to Article 3.

�Registered IP� means all U.S., international and foreign (i) patents and patent applications (including provisional applications and design patents and applications) and all reexaminations, reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) other Intellectual Property Rights that are the subject of an application, certificate, filing, registration, or other document issued, filed with, or recorded by any Governmental Entity, in the case of each of clauses (i)-(v) above, owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.  Notwithstanding the foregoing, Registered IP does not mean any patent, patent application, trademark, or trademark application that was intentionally abandoned by the Company or any of its Subsidiaries in the reasonable business judgment of the Company or such Subsidiary.

�Related Party� and �Related Parties� has the meaning set forth in Section 3.18.

�Required Vote� has the meaning set forth in Section 6.1(c).

�Restricted Shares� has the meaning set forth in Section 2.2(b).

�Return� means any return, report, declaration, form, claim for refund, or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, that relates to the business or assets of the Company and any of its Subsidiaries.

�Sarbanes-Oxley Act� has the meaning set forth in Section 3.5(d).

�SEC� means the Securities and Exchange Commission or any successor Governmental Entity.

�Securities Act� has the meaning set forth in Section 3.5(a).

�Software� shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all documentation, including user documentation, user manuals, specifications and training materials, relating to any of the foregoing.

�Special Committee� has the meaning set forth in the Recitals.

�Sponsors� means Thoma Bravo Fund IX, L.P., HarbourVest 2007 Direct Associates L.P., a Delaware limited partnership and HarbourVest Partners VIII-Buyout Fund L.P., a Delaware limited partnership.

�Stock Appreciation Rights� means all stock appreciation rights relating to Company Common Stock under the Company�s Stock Plans or otherwise.

�Stock Options� mean all options to purchase shares of Company Common Stock under the Company�s Stock Plans or otherwise.

�Stock Plans� means, collectively, the Company�s 1997 Stock Incentive Plan, 1997 Non-Employee Directors Stock Option Plan, 2000 Stock Incentive Plan, 2000 Non-Employee Directors Stock Option Plan, 2002 Stock Plan, 2006 Stock Incentive Plan, as amended, and any other compensation plan allowing participants to acquire an equity interest in the Company.

�Stockholders� Meeting� has the meaning set forth in Section 5.6(c).

�Subsidiary� means, with respect to any Person, any other Person of which 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions are directly or indirectly owned by such Person.

�Superior Proposal� has the meaning set forth in Section 5.2(b).

�Surviving Corporation� has the meaning set forth in Section 1.2(a).

�Takeover Laws� has the meaning set forth in Section 3.22.

�Tax� means any federal, state, local, foreign, or other income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers� compensation, payroll, health care, withholding, estimated, or other similar tax, duty, or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto) and any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

�Termination Fee� has the meaning set forth in Section 8.1(b).

�Third Party� has the meaning set forth in Section 5.2(a)(ii).

�Third Party Acquisition Proposal� has the meaning set forth in Section 5.2(a)(i).

�Third Party Transaction� means an acquisition subsequent to the date of this Agreement pursuant to a Third Party Acquisition Proposal other than (i) an acquisition of equity securities of the Company that, when aggregated with all other equity securities of the Company beneficially owned (as defined in Rule 13d-3 promulgated under the Exchange Act) immediately after consummation of the Third Party Transaction by the Third Party making such Third Party Acquisition Proposal or any of its affiliates, constitutes less than 50% of both the total voting power and number of the then outstanding shares of common stock of the Company, or (ii) an acquisition of assets of the Company or any of its Subsidiaries constituting less than 50%, on a fair market value basis, of the total assets of the Company and its Subsidiaries on a consolidated basis.

�Voting Agreements� has the meaning set forth in the Recitals.

�Welfare Plan� has the meaning set forth in Section 3.7(a).

8.6           Headings; Schedules.  The headings in this Agreement are for reference purposes only and are not intended to affect in any way the meaning or interpretation of this Agreement.

8.7           Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or .pdf transmission), each of which will be deemed an original, but all of which together will constitute one and the same agreement.

8.8           Entire Agreement.  This Agreement, including each of the Disclosure Letters and the exhibits attached hereto, constitute the entire agreement, and supersede all prior agreements and understandings (written and oral), among the parties with respect to the subject matter hereof and thereof.

8.9           Severability.  If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired, or invalidated.

8.10           Governing Law; Venue.  This Agreement will be governed, construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.  Each party to this Agreement, by its execution hereof, hereby (i) irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, based upon or in connection with this Agreement or the subject matter hereof and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that any such action brought in the above-named court should be dismissed on grounds of forum non conveniens, should be transferred to any court other than the above-named court, or should be stayed by reason of the pendency of some other proceeding in any court other than the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by such court.

8.11           Assignment.  This Agreement and all of the provisions hereof will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any purported assignment by one party hereto without the prior written consent of the other parties will be null and void; provided, however, that prior to the Closing, Parent and

Acquisition Subsidiary may assign this Agreement (in whole but not in part) to Parent or any of its Affiliates and/or to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing).  No assignment by any party will relieve such party of any of its obligations hereunder.

8.12           Third Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees.  This Agreement is not intended to, and will not, confer upon any Person other than the parties hereto any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 5.7; (b) prior to the Effective Time, for the right of holders of shares of the Company Common Stock to pursue claims for damages and other relief, including equitable relief, for any breach of this Agreement by Parent or Acquisition Subsidiary; and (c) from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the merger consideration set forth in Article 2; provided, however, that the rights granted pursuant to clause (b) of this Section 8.12 will only be enforceable on behalf of holders of Company Common Stock by the Company in its sole and absolute discretion, it being understood and agreed that any and all interests in such claims will attach to such shares of the Company Common Stock and subsequently transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company�s sole and absolute discretion, be (A) distributed, in whole or in part, by the Company to the holders of shares of Company Common Stock of record as of any date determined by the Company or (B) retained by the Company for the use and benefit of the Company on behalf of its stockholders in any manner the Company deems fit.

8.13           Specific Performance.

(a)           Subject to Section 8.1(c), the parties to this Agreement agree that irreparable damage would occur if any provision of this Agreement is not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at law or equity.    Notwithstanding the foregoing, the Company hereby agrees that specific performance shall be its (and any third party beneficiary�s) primary remedy with respect to breaches by Parent, Acquisition Subsidiary or any other Person or otherwise in connection with this Agreement or the transactions contemplated hereby, except as provided in Section 8.13(b) below, and subject to Section 8.13(b) below, that none of the Company nor any holder of Company Common Stock may accept any other form of relief that may be available for breach under this Agreement, any commitment letter (or similar document) or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages).

(b)           Only if a court of competent jurisdiction has declined to specifically enforce the obligations of Parent or Acquisition Subsidiary to consummate the Merger pursuant to a claim for specific performance brought against Parent, Acquisition Subsidiary or any other Person in connection with this Agreement, the Company may enforce any award of damages granted by such court for such alleged breach against

Parent, Acquisition Subsidiary or such other Person and accept damages for such alleged breach only if, within ten (10) Business Days following such court�s determination, Parent and Acquisition Subsidiary do not consummate the Merger in accordance with this Agreement.  For the avoidance of doubt, the Company and any third party beneficiary may contemporaneously seek both specific performance and any other form of alternative relief that may be available for breach under this Agreement or otherwise in connection with this Agreement or the transactions contemplated hereby (including monetary damages), but no such alternative relief may be accepted unless and until the court has declined to award specific performance.  The Company agrees to cause any pending proceeding seeking any such other relief to be dismissed with prejudice at such time as Parent and Acquisition Subsidiary consummate the Merger in accordance with this Agreement.

(c)           From and after the Effective Time, nothing in this Section 8.13 will limit the rights or remedies of any Indemnified Person under Section 5.7.

8.14           Disclosure Letters.  Matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Letters.  Such additional matters may be set forth for informational purposes, do not necessarily include other matters of a similar nature that are not required to be reflected in such Disclosure Letters, and do not establish any standard or definition of materiality.  The Disclosure Letters have been arranged in a manner that corresponds to the Sections of this Agreement; provided, that a disclosure made in any section of the Disclosure Letter or Parent Disclosure Letter that is sufficient to reasonably inform the recipient of information required to be disclosed in another section of the Disclosure Letter or Parent Disclosure Letter to avoid a misrepresentation under a Section of this Agreement is deemed, for all purposes of this Agreement, to have been made under the other section of the Disclosure Letter or Parent Disclosure Letter.

8.15           Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, Parent, Acquisition Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

PLATO LEARNING, INC. By: /s/ Vincent P. Riera Name: Vincent P. Riera Title: President and Chief Executive Officer
PROJECT PORSCHE HOLDINGS CORPORATION By: /s/ Scott Crabill Name: Scott Crabill Title: President
PROJECT PORSCHE MERGER CORP. By: /s/ Scott Crabill Name: Scott Crabill Title: President

ANNEX B

March 25, 2010

Personal and Confidential

Special Committee of the Board of Directors
Plato Learning, Inc.
10801 Nesbitt Avenue South
Bloomington, MN 55437

Members of the Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Plato Learning, Inc. (the �Company�) of the Merger Consideration (as defined below) to be exchanged pursuant to the Agreement and Plan of Merger (the �Agreement�), to be entered into among the Company, Thoma Bravo (�Acquiror�), and Acquisition Subsidiary (�Merger Sub�), a wholly owned subsidiary of Acquiror.  The Agreement provides for the merger (the �Merger�) of the Merger Sub with and into the Company pursuant to which, among other things, each share of common stock of the Company will be converted into the right to receive $5.60 in cash (the �Merger Consideration�).  The terms and conditions of the Merger are more fully set forth in the Agreement.  Capitalized terms not otherwise defined will have the same meaning as in the Agreement.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes.  We will receive a fee from the Company for providing this opinion, which is not contingent upon consummation of the Merger.  The Company has also agreed to indemnify us against certain liabilities in connection with our services.  We were not retained to act as a financial advisor to any party in the transaction.  In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities.  We also make a market in Company common stock and provide research coverage on Company common stock.  In 2007 we were engaged to assist the Company with respect to certain strategic matters and were reimbursed certain expenses in connection with that engagement.  In 2008 and 2009 we provided certain valuation services to the Company, for which we were paid a customary fee.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed the financial terms of the draft of the Agreement dated March 25, 2010; (ii) reviewed certain business, financial and other information and data with respect to the Company publicly available or made available to us from internal records of the Company; (iii) reviewed certain internal financial projections for the Company on a stand-alone basis prepared for financial planning purposes and furnished to us by the management of the Company; (v) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company; (vi) reviewed the reported prices and trading activity of Company common stock and similar information for certain other companies deemed by us to be comparable to the Company; (vii) compared the financial performance of the Company with that of certain other publicly traded companies deemed by us to be comparable to the Company; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; (ix) performed a discounted cash flows analysis for the Company on a stand-alone basis; and (x) reviewed the premiums paid, to the extent publicly available, of selected merger transactions.  In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary and appropriate in arriving at our opinion.

In conducting our review and in rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of the financial, accounting and other information discussed with us, reviewed by us, provided to us or otherwise made available to us, and have not attempted to independently verify, and have not assumed responsibility for the independent verification, of such information.  We have further relied upon the assurances of the Company�s management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.  We have assumed that there have been no material changes in the Company�s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us.  Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company is not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger.  With respect to financial forecasts, estimates of net operating loss tax benefits and other estimates and forward-looking information relating to the Company and the Merger reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of the Company�s management.  We express no opinion as to any financial forecasts, net operating loss or other estimates or forward-looking information of the Company or the assumptions on which they were based.

We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us, without modification of material terms or conditions.  We have assumed that the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder.  In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or alter the terms of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished with any such appraisals or valuations, and we have made no physical inspection of the property or assets of the Company.  We express no opinion regarding the liquidation value of any entity.  The analyses we performed in connection with this opinion were going concern analyses of an entity.  We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses.

We have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which either the Company or its affiliates is a party or may be subject and at the Company�s direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters.  No company or transaction used in any analysis for purposes of comparison is identical to the Company or the Merger.  Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is necessarily based upon the information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion.  We are not expressing any opinion herein as to the price at which shares of common stock of the Company have traded or such stock may trade following announcement of the Merger or at any future time.  We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is furnished pursuant to our engagement letter dated February 4, 2010.  This opinion is directed to the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger.  This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.  Notwithstanding the foregoing, the Board of Directors of the Company is authorized to rely upon this opinion.  Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.  This opinion has been approved by the Craig-Hallum fairness opinion committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of common stock of the Company of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger.  We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, Acquiror�s ability to fund the Merger Consideration or any solvency or fraudulent conveyance consideration relating to the Merger.  We express no opinion as to whether any alternative transaction might produce consideration for the Company�s shareholders in excess of the amount contemplated in the Merger.  We were not retained to, and we did not, provide advice in connection with the negotiation of the Merger or the Agreement or with respect to alternatives available to the Merger.  We express no opinion as to the relative merits of the Merger as compared to any alternative business strategies or transactions that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage.  We express no opinion about the amount or nature of the compensation from the transaction to the Company�s officers, directors or employees, or class of such persons, relative to the consideration to the holders of common stock of the Company.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of common stock of the Company.

Sincerely,
 /s/Craig Hallum Capital Group LLC

ANNEX C
Dissenters� Rights of Appraisal � Section 262 of the Delaware General Corporation Law

� 262. Appraisal rights

   (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to � 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section.  As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to � 251 (other than a merger effected pursuant to � 251(g) of this title), � 252, � 254, � 257, � 258, � 263 or � 264 of this title:

   (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in � 251(f) of this title.

   (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to �� 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

   (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under � 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

   (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

   (2) If the merger or consolidation was approved pursuant to � 228 or � 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PLATO LEARNING, INC.
SPECIAL MEETING OF STOCKHOLDERS

                ,                   , 2010
                            , Central Time

PLATO Learning, Inc.
ATTN: Investor Relations 10801 Nesbitt Avenue South
Bloomington, MN 55437

This proxy is solicited by the Special Committee and the Board of Directors for use at the Special Meeting on            , 2010.

The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted �FOR� Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint [______________] and [_____________], and each of them individually, with full power of substitution, to vote your shares on the matters shown on the reverse side at the Special Meeting, and at all postponements and adjournments of such meeting.

See reverse for voting instructions.

XXXXXXXX

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

INTERNET � www.___________.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on [___________].  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instructions form.

PHONE � 1-800-___-____
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. on [______________].  Have your proxy card in hand when you call and then follow the instructions.

MAIL � Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [__________________________].
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

The Special Committee and the Board of Directors Recommend a Vote FOR Items 1 and 2.

1. Approval and Adoption of the Agreement and Plan of Merger, dated as of March 25, 2010, among PLATO Learning, Inc., Project Porsche Holdings Corporation and Project Porsche Merger Corp. and the merger contemplated thereby, as it may be amended from time to time.
	☐	For	☐	Against	☐	Abstain

2. Approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes properly cast at the time of the meeting to approve and adopt the Agreement and Plan of Merger.
	☐	For	☐	Against	☐	Abstain
3. Such other business as may properly come before the special meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐	Indicate changes below:	Date

                                         Signature(s) in box

Please sign exactly as your name(s) appears on Proxy. If
held in joint tenancy, all persons should sign. Trustees,
administrators, etc., should include title and authority.
Corporations should provide full name of corporation and
title of authorized officer signing the Proxy.